Exhibit 1.1

GLOBAL EXPERIENCE
GLOBAL OPPORTUNITY

Annual Information Form 2012

January 25, 2013
Ottawa, Canada

nordion
SCIENCE ADVANCING HEALTH

TABLE OF CONTENTS

1.		PRELIMINARY NOTES	5

	1.1.	Interpretation	5

	1.2.	Items Affecting the Comparability of Financial Information of Prior Years	5

	1.3.	Caution Regarding Forward-looking Statements	6

2.		CORPORATE STRUCTURE	7

	2.1.	Jurisdiction of Incorporation7	7

	2.2.	Current Organization	7

	2.3.	Discontinued Operations	7

3.		GENERAL DEVELOPMENT OF THE BUSINESSES	8

	3.1.	Three-year History and Significant Acquisitions and Divestitures	8

	3.2.	Business Focus	10

4.		DESCRIPTION OF THE BUSINESS	11

	4.1.	Overview	11

	4.2.	Reportable Operating Segments	11

	4.3.	Targeted Therapies	11

	4.4.	Specialty Isotopes – Sterilization Technologies	14

	4.5.	Specialty Isotopes – Medical Isotopes	17

	4.6.	Corporate and Other	25

	4.7.	Divested Businesses	25

	4.8.	Customers	26

	4.9.	Employees	27

	4.10.	Principal Facilities	27

	4.11.	Research and Development	28

	4.12.	Regulatory Compliance	28

	4.13.	Environment, Health, Safety and Governance	30

5.		RISK FACTORS	31

6.		SELECTED CONSOLIDATED FINANCIAL INFORMATION	45

	6.1.	Summary Annual Information	45

	6.2.	Capital Structure	45

	6.3.	Shareholders Rights Plan	46

	6.4.	Dividend and Share Buy Backs	46

	6.5.	Ownership and Other Restrictions	47

7.		MANAGEMENT’S DISCUSSION AND ANALYSIS	47

8.		MARKET FOR SECURITIES	48

	8.1.	Trading Price and Volume	48

9.		LEGAL PROCEEDINGS	49

	9.1.	AECL Arbitration	49

	9.2.	Bioequivalence Studies	49

	9.3.	Arbitration with Life Technologies Corporations	49

	9.4.	Radiation Overexposure Claim	50

	9.5.	Factory Mutual Global	50

	9.6.	BioAxone BioSciences	50

10.		DIRECTORS AND OFFICERS	50

	10.1.	Directors	50

	10.2.	Executive Officers	57

	10.3.	Cease Trade Orders, Bankruptcies, Penalties or Sanctions	58

	10.4.	Conflicts of Interest	58

11.		FINANCE & AUDIT COMMITTEE	58

	11.1.	Composition of Finance & Audit Committee	58

	11.2.	Auditor Fees	59

	11.3.	Pre-approval Policy for External Auditor Services	60

12.		INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	60

13.		TRANSFER AGENT AND REGISTRAR	60

14.		MATERIAL CONTRACTS	60

15.		EXPERTS	60

16.		ADDITIONAL INFORMATION	60

SCHEDULE A – NORDION INC. FINANCE AND AUDIT COMMITTEE CHARTER			62

Appendix A – Position Description of Chair of the Finance & Audit Committee			71

SCHEDULE B – GLOSSARY			72

Nordion®, Science Advancing Health®, and GammaFIT™ are trademarks or registered trademarks of Nordion Inc. or its subsidiaries.

TheraSphere® is a registered trademark of Theragenics Corporation used under license by Nordion (Canada) Inc.

The following are trademarks or registered trademarks belonging to the companies indicated:

Bexxar®	GlaxoSmithKline
CardioGen-82®	Bracco Diagnostics Inc.
Nexavar®	Bayer AG
SIR-Spheres®	Sirtex SIR-Spheres Pty Ltd
Glucotrace®	Best Medical Belgium Inc.
Agiris™	Best Medical Belgium Inc.

NORDION INC.
ANNUAL INFORMATION FORM

1.     PRELIMINARY NOTES

1.1.     Interpretation

In this Annual Information Form (AIF), “we”, “us”, “our”, “Nordion”, and “the Company” refer collectively to Nordion Inc., its subsidiaries and joint ventures. On November 1, 2010, the Company changed its name from MDS Inc. to Nordion Inc. In this AIF, all references to specific years are references to the fiscal years of Nordion ended October 31. All references to “$” or “dollars” are references to U.S. dollars and all references to C$ are to Canadian dollars, unless otherwise specified. This AIF should be read in conjunction with Nordion’s 2012 Annual Report, which includes the Company’s 2012 audited consolidated financial statements and notes (2012 Financial Statements) and the 2012 Management’s Discussion and Analysis (2012 MD&A), but which, for greater certainty, are not incorporated by reference herein.

Certain terms and abbreviations used in this AIF are defined in Schedule B – Glossary.

1.2.     Items Affecting the Comparability of Financial Information of Prior Years

All financial references in this document, unless otherwise indicated, are based on continuing operations.

In September 2012, Nordion announced a strategic realignment of its business designed to focus on improving the execution of Nordion’s business strategy. Nordion transitioned to a Business Unit model with two distinct business units: Targeted Therapies and Specialty Isotopes, each of which is supported by centralized shared corporate functions. The Specialty Isotopes business includes two segments: Sterilization Technologies and Medical Isotopes. Nordion reports financial results by three business segments: Targeted Therapies, Sterilization Technologies, and Medical Isotopes, as well as certain corporate functions and activities reported as Corporate and Other.

The results reported in Nordion’s fiscal 2012 financial statements and MD&A reflect the new Business Unit model structure. The primary change to the Company’s reporting is that Contract Manufacturing is now reported in Medical Isotopes (previously reported in Targeted Therapies). Prior years have been restated to reflect this change.

During fiscal 2011, the Company sold MDS Nordion S.A. During fiscal 2010, the Company sold its Pharma Services Early Stage and Analytical Technologies operations. Prior to their sale, Phase II-IV, Central Labs and Early Stage operations were operated as a single business unit, Pharma Services. During fiscal 2009, the Company sold its Pharma Services Phase II-IV and Central Labs operations. All these operations are reported as discontinued operations. All financial references for the prior years have been restated to reflect this treatment.

1.3.    Caution Regarding Forward-looking Statements

From time to time, we make written or oral forward-looking statements within the meaning of certain securities laws, including under applicable Canadian securities laws and the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995. This document and the documents incorporated by reference herein, contains forward-looking statements, including but not limited to, statements relating to our expectations with respect to: our business strategy and the competitive landscape; factors influencing our commercial success; the demand for and supply of our products and competing products; the supply of the inputs for our products; potential outcomes of current legal proceedings and our internal investigation; the potential for additional legal and regulatory proceedings; the regulatory status of our products, reimbursement approvals and the costs and results of clinical trials; our research and development initiatives; our estimates of future site remediation costs; our intentions with respect to our liquidity levels and access to capital; and more generally statements with respect to our beliefs, plans, objectives, expectations, anticipations, estimates and intentions. The words “may”, “will”, “could”, “should”, “would”, “outlook”, “believe”, “plan”, “anticipate”, “estimate”, “project”, “expect”, “intend”, “indicate”, “forecast”, “objective”, “optimistic”, and similar words and expressions are intended to identify forward-looking statements.

Forward-looking statements are necessarily based on estimates and assumptions made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate in the circumstances, but which are inherently subject to significant business, political, economic and competitive uncertainties and contingencies. Known and unknown factors could cause actual results to differ materially from those projected in the forward-looking statements. Factors that could cause actual results or events to differ materially from current expectations include, but are not limited to, the following factors, which are discussed in greater detail in the “Risk Factors” described in section 5 of this AIF; and our success in anticipating and managing these risks:  availability of supply of reactor-based isotopes; business interruptions; the Company’s primary Targeted Therapies product, TheraSphere, is sold under a Humanitarian Device Exemption in the U.S.; anti-corruption and fraud and abuse risk; effectiveness of internal controls; risks arising from doing business in various countries around the world; dependence on one customer for the majority of the Medical Isotopes segment revenue and earnings; risks related to the Company’s credit facility agreement; shareholder activism; sources of supply; reimbursement risk; an unfavourable outcome of one of the Company’s clinical trials for TheraSphere®; external forces may result in significant declines in pricing and/or sales volumes; the Company’s primary operating locations handle and store hazardous and radioactive materials; the Company faces significant competition and may not be able to compete effectively; long-term supply commitments of Co-60; risks related to insurance coverage; the Company’s business, financial condition, and results of operations are subject to significant fluctuation; current and future litigation and regulatory proceedings; risks relating to the Company’s defined benefit pension plans; the Company is subject to complex and costly regulation; Restrictions on foreign ownership; outcome of the Company’s arbitration with AECL and its lawsuit against AECL; Risks related to any strategic transaction; compliance with laws and regulations affecting public companies; the Company may be unable to effectively introduce and market new products and services, or may fail to keep pace with advances in technology; foreign currency exchange rates may adversely affect results; changes in trends in the pharmaceutical and biotechnology industries; regulations may reduce demand for the Company’s products and services, and increase expenses; current economic instability; volatility of share price and dividend policy; dependence on information technology (IT) systems and communication systems; uncertain disposal and decommissioning costs; access to cash for ongoing operations or for strategic transactions; intellectual property protection; tax reassessment risk; dependence upon the services of key personnel; labour relations.

The foregoing list of factors that may affect future results is not exhaustive. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, which give rise to the possibility that predictions, forecasts, projections and other forward-looking statements will not be achieved. When relying on our forward-looking statements to make decisions with respect to the Company, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. We caution readers not to place undue reliance on the Company’s forward-looking statements, as a number of factors, including but not limited to the risk factors listed above and further described in section 5 of our AIF, could cause our actual results, performance or achievements to differ materially from the beliefs, plans, objectives, expectations, anticipations, estimates and intentions expressed in such forward-looking statements.

The Company does not assume any obligation to update or revise any forward-looking statements, whether written or oral, that may be made from time to time by us or on our behalf, except as required by applicable law.

2.     CORPORATE STRUCTURE

2.1.     Jurisdiction of Incorporation

Nordion Inc. (formerly MDS Inc.) was incorporated on April 17, 1969 under the laws of the Province of Ontario under the name Medical Data Sciences Limited. The Company changed its name to MDS Health Group Limited in April 1973 and to MDS Inc. in November 1996. On November 1, 2010, the Company changed its name to Nordion Inc. The Company was continued under the Canada Business Corporations Act (CBCA) on October 10, 1978 and is governed by that Act.

The head office of Nordion, and its principal place of business, is located at 447 March Road, Ottawa, Ontario,
K2K 1X8.

On March 7, 2012 at the Company’s Annual and Special Meeting of Shareholders the Company’s shareholders voted to approve two amendments to the Company’s By-laws. The first amendment removed the ability of the Chairman of a Board of Directors meeting to cast an addition or “casting” vote. The second amendment simplified the provision governing the persons authorized to execute documents on behalf of the Company to allow any officer or employee acting within the scope of his or her authority to execute documents in the usual and ordinary course of the Company’s business, and by allowing any director, officer or individual appointed by Board of Directors resolution to execute documents on behalf of the Company that are outside of the usual and ordinary course of the Company’s business.

2.2.    Current Organization

Material operating subsidiaries are defined as those companies that contribute 10% or more of the consolidated sales and operating revenues of Nordion, or account for 10% or more of the consolidated assets of the Company, or those subsidiaries that, in the aggregate contribute 20% or more of the consolidated sales and operating revenues of Nordion, or account for 20% or more of the consolidated assets of the Company.

As at October 31, 2012, Nordion’s sole material operating subsidiary was Nordion (Canada) Inc., a corporation incorporated under the CBCA. Nordion Inc. beneficially owns through a wholly-owned subsidiary of Nordion Inc. all of Nordion (Canada) Inc.’s issued and outstanding shares.

2.3.    Discontinued Operations

During fiscal 2011, Nordion completed the sale of MDS Nordion S.A., its wholly-owned Belgian subsidiary. This subsidiary included products across Nordion’s three operating business segments: Targeted Therapies, Sterilization Technologies, and Medical Isotopes.

During fiscal 2010, Nordion completed the sales of its MDS Analytical Technologies operations and the Early Stage portion of MDS Pharma Services. The Phase I-IV and Central Lab portions of the MDS Pharma Services business were sold in fiscal 2009.

3.      GENERAL DEVELOPMENT OF THE BUSINESSES

3.1.    Three-year History and Significant Acquisitions and Divestitures

Nordion is a global health science company that provides market-leading products and services for the prevention, diagnosis and treatment of disease. The Company operates in three business segments: Targeted Therapies, Sterilization Technologies, and Medical Isotopes.

Fiscal 2012 Highlights

October 29, 2012
Nordion announced it had been granted permission to enter into molybdenum-99 (Mo-99) supply negotiations with the Research Institute of Atomic Reactors (RIAR) and terminated its Mo-99 supply agreement with Open Joint Stock Company “Isotope” (JSC Isotope) effective, October 26, 2012

October 22, 2012	Nordion announced an extension of its contract until the end of 2015 with its largest customer, Lantheus Medical Imaging, Inc. (Lantheus) to supply Mo-99.

September 18, 2012
Nordion announced the cancellation of its 2012 Normal Course Issuer Bid (NCIB). Nordion had purchased and cancelled 71,120 common shares under this NCIB, representing approximately 0.1% of the 62,118,021 common shares outstanding as of January 24, 2012. During fiscal 2012, the Company also repurchased 398,500 common shares under its 2011 NCIB.

September 12, 2012
Nordion announced a strategic realignment of its business by transitioning Nordion to a Business Unit model with two distinct Business Units (Targeted Therapies and Specialty Isotopes) and the appointment of Jeff Brown to its Board of Directors.

September 10, 2012	Nordion announced the suspension of its quarterly dividend and its intention to cease repurchasing shares under its NCIB.

September 10, 2012	Nordion announced it was unsuccessful in its claim for specific performance or monetary damages relating to Atomic Energy of Canada Limited’s (AECL) cancelled construction of the MAPLE facilities.

August 8, 2012
Nordion voluntarily disclosed it was conducting an internal inquiry and investigating a foreign supplier and related parties related to compliance with the Canadian Corruption of Foreign Public Officials Act and the U.S. Foreign Corrupt Practices Act.

June 5, 2012	Nordion announced it had extended its Co-60 contract with Zhongjin Irradiation Co. Ltd. until 2014 and that it had signed a multi-year agreement with Japan Radioisotope Association.

May 9, 2012	Nordion launched the Gamma Centre of Excellence.

April 24, 2012	Nordion announced YES-P Europe-focused Phase III clinical trial for TheraSphere® liver cancer treatment.

March 25, 2012	Nordion launched custom doses for TheraSphere® in Europe and Canada.

January 31, 2012	Nordion announced the renewal of its NCIB.

January 19, 2012	Nordion announced it entered into a six-year cobalt-60 (Co-60) supply agreement with Synergy Health.

Fiscal 2011 Highlights

October 31, 2011	As at October 31, 2011 the Company had repurchased and cancelled 4,860,132 million Common shares for $52.4 million pursuant to its 2011 NCIB.

October 27, 2011	The Canadian Nuclear Safety Commission (CNSC) announced the renewal of the National Research Universal (NRU) reactor licence until 2016.

June 16, 2011	Nordion awarded the contract for the STOP-HCC and EPOCH TheraSphere® Phase III clinical trials to Theorem Clinical Research.

June 3, 2011	Nordion secured a new three-year $75 million revolving credit facility.

March 31, 2011	Nordion completed the divestiture of MDS (Nordion) S.A. Belgium.

March 23, 2011	Nordion announced the STOP-HCC and EPOCH Phase III clinical trials for TheraSphere.

March 10, 2011	Nordion appointed Janet Woodruff and Sean Murphy to its Board of Directors.

January 25, 2011	Nordion entered a five-year Co-60 supply contract with Sterigenics International.

January 20, 2011	Nordion approved the introduction of a quarterly cash dividend policy and an initial quarterly dividend of $0.10 per share was paid on April 1, 2011.

Nordion announced the reinstatement of a NCIB authorizing it to purchase for cancellation up to 5,677,108 of its Common shares.

January 5, 2011	Nordion announced it had extended its Mo-99 supply contract with Lantheus to 2013.

Fiscal 2010 Highlights

September 23, 2010
The Company entered into a framework agreement with Isotope, the authorized subsidiary of RosAtom State Corporation. Under the framework agreement, the Company signed a 10-year agreement for the supply of Mo-99.

August 17, 2010	The NRU reactor returned to operation and the Company resumed its role in the medical isotope supply chain.

August 13, 2010	The Company announced the extension of its existing Co-60 supply agreement with Ontario Power Generation until 2020.

July 8, 2010	The Company completed the move of its headquarters from Toronto, Canada to Ottawa, Canada.

The Company announced the signing of a new contract with customer Lantheus to purchase Mo-99.

March 29, 2010
The Company repurchased and cancelled 52,941,176, or 44%, of the issued and outstanding Common shares, at a purchase price of $8.50 per Common share for a total cost of
$450 million under a substantial issuer bid.

March 11, 2010	The shareholders of the Company approved a special resolution authorizing the change of the Company’s name to Nordion Inc. at the Company’s 2010 Annual and Special Meeting of Shareholders.

March 8, 2010	The Company completed the divesture of MDS Pharma Services Early Stage.

February 3, 2010	The Company repaid in full its remaining outstanding senior unsecured notes for $223 million.

February 1, 2010	William D. Anderson became Chairman of the Company’s Board of Directors.

Peter Dans became Chief Financial Officer of the Company.

January 29, 2010	The Company completed the divestiture of MDS Analytical Technologies for a purchase price of $623 million in cash.

January 8, 2010	Steven West was appointed as Chief Executive Officer of the Company.

November 2, 2009	The Company completed the divestiture of MDS Pharma Services Central Labs.

3.2.     Business Focus

Nordion is a global health science company that provides market-leading products and services for the prevention, diagnosis and treatment of disease. The Company is organized into two business units: Targeted Therapies and Specialty Isotopes, which operates two business segments: Sterilization Technologies and Medical Isotopes.

Nordion’s business strategy is focused on three strategic initiatives: to build an Interventional Oncology (IO) business within the Targeted Therapies unit with an initial focus on TheraSphere®, to maintain cash generation and selectively invest in growth opportunities in the Sterilization Technologies business, and to optimize the Medical Isotopes business. The Company’s business strategy builds upon its core competencies in manufacturing, logistics, and regulatory capabilities and leverages its investments in human capital and an extensive distribution infrastructure. Nordion continues to focus on maintaining its leadership positions and investing in products that are characterized by high margins and strong cash flows, and management, from time-to-time, considers other various strategic alternatives, including but not limited to corporate reorganization and acquisition or divestiture of certain assets or businesses.

In the first quarter of 2013, with a view to enhancing shareholder value and creating new opportunities, the Company has initiated a review of strategic alternatives. Jefferies & Company has been engaged to advise and assist in this review. No decision has been made to enter into any specific strategic transaction or any other strategic alternative at this time, and there can be no assurance that Nordion will enter into a transaction in the future. The Company does not plan to disclose or comment on developments regarding the strategic review process until further disclosure is deemed appropriate. Nordion intends to continue with planned business activities throughout the strategic alternatives review process.

4.     DESCRIPTION OF THE BUSINESS

4.1.    Overview

Nordion’s two business units, Targeted Therapies and Specialty Isotopes, revolve around the development, processing and timely shipment of radioactive isotopes to provide products for the prevention, diagnosis and treatment of disease.

Entry into the Targeted Therapies and Specialty Isotopes markets requires significant capital investment, extensive process development and access to limited supplies of raw materials. The processing of raw isotopes is dependent upon the availability of capacity in acceptable types of nuclear reactors and cyclotrons. Processing facilities such as those operated by Nordion are centralized, capital intensive, and expensive to operate. In addition, due to the nature of the materials handled by the facilities, government and environmental regulation are significant factors in the business.

For the year ended October 31, 2012, Nordion’s consolidated revenues were $244.8 million compared with $274.0 million for the year ended October 31, 2011.

As of October 31, 2012, Nordion distributed its products in more than 60 countries.

4.2.    Reportable Operating Segments

In September 2012, Nordion announced a strategic realignment of its business designed to focus on improving the execution of Nordion’s business strategy. Nordion transitioned to a Business Unit model with two distinct business units: Targeted Therapies and Specialty Isotopes, each of which is supported by centralized shared corporate functions. The Specialty Isotopes business includes two segments: Sterilization Technologies and Medical Isotopes. Nordion reports financial results by three business segments: Targeted Therapies, Sterilization Technologies, and Medical Isotopes, as well as certain corporate functions and activities reported as Corporate and Other.

The results reported in Nordion’s fiscal 2012 financial statements and MD&A reflect the new Business Unit structure. The primary change to the Company’s reporting is that Contract Manufacturing is now reported in Medical Isotopes (previously reported in Targeted Therapies). Prior years have been restated to reflect this change.

As a result of a strategic repositioning that took place over fiscal 2009 through fiscal 2011, the Company reports MDS Pharma Services, MDS Analytical Technologies, and MDS Nordion S.A. as discontinued operations in the Consolidated Statements of Operations for all relevant periods presented therein.

4.3.    Targeted Therapies

Nordion’s Targeted Therapies unit’s sole product is TheraSphere®, a therapeutic medical device that is used in the treatment of inoperable liver cancer.

TheraSphere® can experience variation in demand due to routine oncology care, contributing to fluctuations between quarters. Demand has generally been growing over the long-term.

For the year ended October 31, 2012, Targeted Therapies revenue was $48.5 million compared with $42.6 million for the year ended October 31, 2011.

Product Overview and Industry Dynamics

The primary use of TheraSphere® is the treatment of liver cancer by delivering radiation therapy to the tumor using a glass microsphere impregnated with the isotope, Yttrium-90 (Y-90). The microspheres are delivered via a catheter (tube) into the blood vessels of the liver where they get lodged and emit radiation. The technical term for the process is radioembolization. The glass microspheres used in TheraSphere® are smaller than the diameter of human hair and allow for a higher concentration of radiation treatment directed to the tumor and limits both damage to surrounding healthy tissue and side effects for the patient that often result from other forms of cancer treatment, such as external radiation or drug therapy. TheraSphere® also may allow patients to receive future treatment options as they progress through various stages of their disease. Alternative treatment options may include repeat TheraSphere® treatment, surgery, transplantation or other therapy.

According to the International Agency on Research in Cancer (IARC), liver cancer remains the fifth most common form of cancer worldwide. According to Globocan 2008, over 700,000 people globally will be diagnosed with primary liver cancer annually. The mortality rate is slightly less than 700,000 annually.

There are two general classifications of liver cancer, both of which can be treated using TheraSphere®. The first classification is primary liver cancer, in which the cancer begins in the liver itself and is predominantly hepatocellular carcinoma, or HCC, but also includes cholangiocarcinoma. The second classification is metastatic liver cancer or secondary liver cancer, in which the cancer migrates to the liver from another organ. The predominant form of metastatic liver cancer is from colorectal cancer. Colorectal cancer is estimated to result in liver cancer at a rate of 60% (Reference: Sasson AR, Sigurdson ER. Surgical treatment of liver metastases. Semin Oncolo. 2002; 29:107-118). Based on colorectal cancer figures from Globocan 2008, the annual incidence of metastatic liver cancer from colorectal cancer is greater than 600,000 people globally.

As of October 31, 2012, TheraSphere® was sold in 14 countries around the world.

Products/Services

TheraSphere®

TheraSphere® was licensed from Theragenics Corporation in 1995 and developed as a medical device for the targeted treatment of liver cancer. TheraSphere® treatment involves injecting tiny radioactive glass beads through a catheter such that they will lodge in cancerous tumors in the liver. The radioisotope used in this treatment is Y-90.

Nordion purchases glass beads that contain a target material, which is converted into Y-90 when the beads are irradiated (placed in a source of radiation) in a research reactor. Nordion has arrangements with two reactors (the Missouri University Research Reactor and NTP Radioisotopes (Pty) Ltd. (NTP), a wholly owned subsidiary of the South African Nuclear Energy Corporation (NECSA)) for irradiation. The NRU reactor is not used in the production of TheraSphere®. The glass beads are processed and dispensed into unit doses at Nordion facilities and shipped directly to hospitals and clinics globally, for treatment of patients.

Nordion has also developed the apparatus that is used to inject the TheraSphere® dose into the patient’s liver, which is referred to as the administration system. Each dose is injected using a sterile, single use administration set attached to a catheter inserted in the hepatic artery (the main artery in the liver) to deliver TheraSphere® directly to the liver tumor area. The injection of TheraSphere® infusion is a minimally invasive, non-surgical procedure performed by an interventional radiologist.

TheraSphere® accounted for 100% of Targeted Therapies revenue in fiscal 2012.

TheraSphere® Regulatory Status

TheraSphere® is currently authorized by the U.S. Food and Drug Administration (FDA) as a Humanitarian Use Device for use under a Humanitarian Device Exemption (HDE) as a radiation treatment for unresectable (cannot be removed by surgery) HCC. Unless or until Pre-market Approval for TheraSphere® is received from the FDA, regulations applicable to the HDE for TheraSphere® include limitations on profits from sales and operations in the U.S. related to the product, such as demonstrating that the amount charged in the U.S. for TheraSphere® does not exceed TheraSphere®’s research, development, fabrication and distribution costs, that U.S. incidence of the disease indication remain below a prescribed level (4,000 cases per year) and that there is not a similar FDA approved product for the indication available in the U.S. In addition, each customer must apply for approval from their hospital’s Institutional Review Board before administering the treatment.

TheraSphere® is reimbursed in the U.S. under the HDE by Centers for Medicare and Medicaid Services (CMS) and by many commercial payors.

TheraSphere® is fully approved under a medical device CE mark for sale in Europe. TheraSphere® received a medical device CE mark in 2005 and is indicated for use in the treatment of liver neoplasia, which includes both HCC and metastatic liver cancer. TheraSphere® also has approval for liver neoplasia in other jurisdictions, including Canada.

TheraSphere® is considered eligible for reimbursement in certain European countries, including Belgium, Germany and parts of Italy.

The Company has launched Phase III clinical trials for TheraSphere® to provide the data required to assess safety and efficacy that would be used to support an application to obtain U.S. Pre-Market Approval (PMA), and to establish clinical utility and support the approval and amount of reimbursement of TheraSphere® in certain global markets. The Phase III trials are described in the section on Strategic Achievements (below). If a PMA is achieved related to the indication that TheraSphere® is currently approved for under its HDE, the limitation and restrictions associated with the HDE would be eliminated.

Competition

For inoperable liver cancer, and in particular, unresectable HCC, therapies that may be used instead of TheraSphere® to treat liver cancer include transarterial chemo-embolization (TACE), kinase inhibitors, drug-eluting beads, radiofrequency ablation, and Y-90 resin microspheres. TACE uses a non-standardized mixture of agents that is defined and formulated locally at the hospital or clinic. Drug-eluting beads are referred to as the next generation TACE in which the drug is loaded into a porous bead and elutes over time after infusion into the liver. Kinase inhibitors are also a common form of treatment and are growing in use. As of October 31, 2012, the sole kinase inhibitor product in this area is Nexavar® (Sorafenib), which is made by Bayer AG.

For secondary liver cancers, TheraSphere® may be considered as a treatment option following standard drug or chemotherapy treatments. This may occur in a third line (after failure of first and second line treatment options) or subsequent settings. Nordion has initiated a clinical trial (see Strategic Achievements section below), that involves TheraSphere® combined with standard chemotherapy treatment in a second line application after the patient has failed first line chemotherapy alone. A resin Y-90 microsphere product, called Sir-Spheres®, made by Sirtex Medical Limited, is used in both HCC and secondary liver cancers in its approved markets.

Strategic Achievements

During fiscal 2012, Nordion continued to focus on the growth of TheraSphere®. TheraSphere® continued to gain market acceptance as the knowledge and application of radioembolization became more widely used and accepted for the treatment of liver cancer.

The Company is investing in TheraSphere® growth by conducting Phase III clinical trials, which are intended to i) expand approved indications in the U.S., ii) demonstrate improved effectiveness over certain existing treatment options, which is expected to support adoption growth in Europe and Asia, and iii) expand European reimbursement.

Nordion is currently involved in three Phase III clinical trials: STOP-HCC, EPOCH and YES-P. Nordion has engaged Theorem Clinical Research (Theorem), a full service clinical research organization (CRO) to conduct these trials. Theorem is providing clinical trial implementation services which include clinical data management, statistical analysis, monitoring, and administrative expertise to support the conduct of the trials. These trials are expected to be significantly larger than any of the clinical trial activities that Nordion has completed to date, and are expected to result in a significant increase in the Company’s level of research and development (R&D) investment.

In the second quarter of fiscal 2011, the FDA approved Nordion’s Phase III clinical trial applications for both primary liver cancer (STOP-HCC) (approximately 400 patients at up to 40 sites around the world) and metastatic liver cancer (EPOCH) (approximately 360 patients at up to 30 sites around the world). The Company has designed these trials to provide the data to support a submission to the FDA to obtain PMAs for the product in the U.S.

The STOP-HCC and EPOCH trials are also expected to support reimbursement both within and outside the U.S. TheraSphere® is currently authorized by the U.S. FDA under an HDE, and reimbursed in the U.S. as a radiation treatment for primary liver cancer or HCC.

Nordion has made progress in the STOP-HCC and EPOCH clinical trials, including the initiation of multiple clinical sites that are available for patient enrollment. The Company anticipates the level of activity associated with these trials to increase during fiscal 2013 as a greater number of clinical sites are initiated and more patients are screened for eligibility and enrolled in the trials.

During the second quarter of fiscal 2012, Nordion announced more information regarding its commitment to a European-focused randomized trial (YES-P) in the subset of primary liver cancer patients with portal vein thrombosis (PVT). PVT is a complication in which a clot or tumor forms in or against one of the major blood vessels supplying the liver, and occurs in approximately 30 to 40% of HCC cases. The presence of PVT is a contraindication for most embolic therapies, but as TheraSphere® is microembolic, it represents an available alternative treatment even for such patients. The trial has been planned to evaluate and compare the safety and efficacy of TheraSphere® versus sorafenib in HCC patients with PVT. The trial is targeting enrolment of about 350 patients at approximately 24 sites.

The overall cost of the three Phase III clinical trials is currently expected to be approximately $15 million to $20 million each over approximately six years.

In addition to the Phase III clinical trials, Nordion has completed a Phase II open label study, which is focused on demonstrating safety in liver metastases. A manuscript is under development and expected to be published in early 2013. Nordion also supports medical or scientific research by supporting Investigator Initiated Studies (IIS). In 2012 Nordion supported 15 studies that explore specific areas of interest intriguing to both investigators and Nordion alike to advance the clinical utility of TheraSphere. Currently, there are several studies underway globally in various settings and investigating the use of TheraSphere® in a number of liver cancer indications.

Throughout fiscal 2012 Nordion announced a number of key TheraSphere® achievements including launching the following:
•
Innovative iPad App designed to provide physicians with a comprehensive educational tool to enable finding product information easier and enable physicians to share information with their referral networks;

•	New preceptor program designed to connect physicians with experienced interventional radiologists that provide medical and technical advice to treatment users; and,
•
New custom dosing option to provide physicians with a total of 35 standardized, reproducible, ready-to-infuse unit dose vial configurations providing a more personalized treatment option to meet patient-specific needs and assist doctors with more options for “hard-to-treat” patients.

4.4.     Specialty Isotopes – Sterilization Technologies

The Sterilization Technologies segment focuses on the prevention of disease through the terminal (in final packaging) sterilization of medical products and devices, as well as microbial reduction in food and consumer products.

Nordion is a leading supplier of gamma sterilization consumables and equipment: Co-60 and production irradiators Gamma sterilization is primarily used for sterilization of single-use medical devices and various other applications including food irradiation. The global market for Co-60 is driven primarily by the growth in volume of single-use medical devices needed to satisfy market requirements, and by any changes in sterilization modality share of these products. An estimated 40% of the world’s single use medical supplies, such as bandages, catheters and syringes, are sterilized with gamma irradiation. A number of consumer products, including contact-lens solutions, cosmetics, and certain foods, are also irradiated with this technology. Management expects that the number of products that need to be safely and effectively sterilized will continue to grow.

For the year ended October 31, 2012, Sterilization Technologies revenue was $95.4 million compared with $108.7 million for the year ended October 31, 2011.

Product Overview and Industry Background

Gamma sterilization requires both consumables and equipment: Co-60 and production irradiators, respectively. A production irradiator is the infrastructure that makes up a part of a sterilization and warehousing operation. The production irradiator houses Co-60, a radioactive metal. The products to be sterilized are moved from the exterior to the interior chamber of the production irradiator where they are safely exposed to the radiation from Co-60. The radiation passes through the products and destroys any contaminating micro-organisms, leaving the products untouched in their original packaging. Nordion's customers include contract sterilizers who sterilize products on behalf of manufacturers, medical product manufacturers, food exporters or processors, and consumer goods manufacturers. Nordion estimates that approximately 80% of the installed Co-60 in the world is used for the sterilization of single-use medical devices.

While there has been a general trend towards outsourcing sterilization to contract service providers, some medical device manufacturers continue to invest in the sterilization facilities for their own use. The primary drivers for building their own facilities are a desire to reduce the cost of inventory, improve turnaround time, and have control of the product and sterilization process at all times. Contract sterilizers provide sterilization services to medical device manufacturers who either do not have sufficient volumes to warrant the investment in their own sterilization facility or who have chosen not to for strategic reasons.

The medical device and sterilization markets in the U.S., Europe and Japan are the largest in proportion to the rest of the world and are considered to be mature. The regulatory environment is well defined for construction and operation of facilities, and for transportation of Co-60. The sterilization modality share is also relatively stable in these markets.

Drivers for growth in developing markets, such as in Central and South America and Asia-Pacific, are typically large populations with potential for increased consumer spending, and the availability of inexpensive skilled and unskilled labour to attract manufacturing and other business from more developed countries. The regulatory requirements for the environment impact the use of sterilization modalities competitive to Co-60 in these regions, and this presents potential upside opportunity for Co-60 in the medium to longer term. Another characteristic of developing markets is that there tends to be a higher proportion of non-medical products processed using Co-60, such as food, consumer products, etc. The majority of new production irradiators currently being built are in the developing markets.

The food irradiation market segment is characterized by higher growth, although it accounts for a small proportion of the installed irradiation capacity. Today, food irradiation is utilized in the U.S. and Europe mostly for reducing or eliminating harmful microorganisms in spices, which have been irradiated in the U.S. for over a decade, and in the developing economies for phytosanitary purposes (elimination of pests in fresh produce), shelf life extension and microbial reduction purposes. The technology is endorsed by the World Health Organization, United Nations Food and Agriculture Organization, the FDA, and the National Aeronautics and Space Administration and the American Medical Association. Globally, food irradiation is increasingly being adopted by countries in regions that are focused on both safety of their food supply and export (e.g. Asia-Pacific and Central and South America).

Products/Services

The primary product Nordion sells in its Sterilization Technologies segment is Co-60. Co-60 is a radioactive metal that emits the radiation that sterilizes items by destroying any contaminating micro-organisms. Co-60 has a half-life of just over five years; therefore processing and shipping efficiency are less time-sensitive for this isotope than for isotopes used in medical imaging and radiopharmaceuticals. Co-60 is produced by placing Cobalt-59 (Co-59), the most common form of Cobalt, into a nuclear power reactor to be irradiated. The radiation in the nuclear reactor converts the Co-59 to Co-60. Co-60 is produced in some types of nuclear reactors that are used to generate electricity. The technology to modify these reactors such that they can be used to produce Co-60 was originally developed by engineers at AECL. Depending on the type of reactor and the location of the Co-59 in the reactor, it takes between 18 months and five years (typically 18 to 30 months in Canada and approximately five years in Russia) to convert sufficient Co-59 into Co-60. Therefore, forecasting supply and working closely with suppliers to manage the amount and timing of shipments is important in this part of the business. The Co-60 is then shipped to Nordion’s Ottawa facilities where it is processed and doubly encapsulated to form “pencils” with specific levels of radioactivity. Co-60 is sold by the level of radioactivity as measured in curies.

Nordion also sells production irradiator facilities, which are loaded with Co-60. Production irradiators, the infrastructure that makes up a part of a sterilization operation, include the shield, a series of conveyors, and control systems, and are designed to expose target products to the correct dosage of gamma radiation in a safe and efficient manner. While Nordion designs and project manages the construction and installation of production irradiators, the Company outsources the majority of their construction.

Delivery of a production irradiator is usually accompanied by an initial shipment or “loading” of Co-60. Resupply or replenishment of Co-60 is required from time-to-time, as the activity level of Co-60 declines at a rate of approximately 12% per year. Co-60 is delivered to customers using Nordion-designed and internationally approved fleet of transport containers and procedures.

As of October 31, 2012, Nordion had designed and built more than 120 of the estimated 180 large scale production irradiators operating globally. The Company considers its share of the installed base and the longevity of customer relationships to be a competitive advantage.

In May 2012, Nordion launched the Gamma Centre of Excellence (GCE) in support of its mandate to foster the growth of the gamma irradiation market through new applications. The GCE focuses on applied research and development, training and specialty gamma processing for industrial and academic customers from across Canada and around the world. The GCE offers world-class R&D, and specialty contract irradiation services and training to Nordion's customers and partners, and develops gamma irradiation processes for new or challenging products and materials. These activities help position Nordion as a partner of choice for gamma processing, application development and training.

Nordion also sells small quantities of Co-60 that are used in medical equipment as radiation sources for cancer treatments.

Co-60 Supply

The amount of Co-60 supply is currently limited by the number of power reactors that are available to produce it. Receipt of isotopes used for sterilization tends to vary on a quarterly basis, due primarily to the length of time required to convert Co-59 into Co-60, the limited number of facilities in which this can be done economically, and the timing of the removal of Co-60 from the reactor. The Canadian reactors that supply Co-60 have to be shut down for routine maintenance during defined times of the year; Co-60 is removed during these scheduled maintenance periods. As the reactors’ primary purpose is to generate electricity, they tend to shut down in the spring and fall. The Company expects current inventory and expected supply to meet demand over the next several years.

The majority of raw Co-60 material is produced under long-term supply contracts with nuclear power suppliers including Bruce Power L.P. (Bruce Power), Ontario Power Generation (OPG), and The Open Joint Stock Company “Isotope” (JSC Isotope), which receives the Co-60 from Russia’s State Atomic Energy Corporation “Rosatom” (RosAtom), the operator of Russia’s nuclear power plants. Bruce Power supplies the largest share of Nordion’s Co-60 from four reactors under an exclusive contract with Nordion that extends to 2018. OPG’s exclusive Co-60 contract with Nordion extends to 2020. The contract with JSC Isotope, the subsidiary of Rosatom, for the supply of Co-60 to Nordion extends to 2024.

The variability of Co-60 supply from nuclear reactors may impact revenue based on the timing of the discharge. In addition, revenue is impacted by the Company’s customers’ abilities to receive supply from Nordion, as customers must shut down their production irradiators in order to install the Co-60. Customers generally schedule installation of new Co-60 supply into their production irradiators when their irradiation demands are lower.

Competition

Competition in the sterilization technologies market is affected by the ability of suppliers to source Co-60, manage their inventory of Co-60, and transport their Co-60 around the world. While sourcing, delivery and logistics are advantages for Nordion in North America, the most significant competition in the supply of Co-60 comes from REVISS Services (U.K.) Ltd. based in England. REVISS acquires Co-60 from Russian and Argentine sources and over the past 25 years has supplied customers in many countries. In June 2010, the first quantities of Co-60 produced by China Isotope Corporation (CIC) were removed from the Third Qinshan Nuclear Power Company Ltd (TQNPC) reactors, creating a third, but regional, competitor for the supply of Co-60. The CIC has not publicly stated its intent to export Co-60 outside of China. The Company’s primary competitors in the construction of production irradiators are contract sterilizers who build their own production irradiators, including Sterigenics and Synergy Health, and companies that are currently building a number of new production irradiators in Asia.

Competition also comes from alternative sterilization technologies, the most significant of which are Ethylene Oxide (EtO) and electron-beam technologies. Balchem Corporation is the only EtO supplier in the U.S., with many smaller players serving other markets. Ion Beam Applications, S.A. is one of the major manufacturers of electron-beam sterilization technologies. Management believes that Co-60 based sterilization technologies continue to have certain advantages over these alternative technologies for a number of applications. Major advantages that gamma sterilization has over EtO include allowing for the immediate release of the product without wait times and not resulting in toxic residues that could remain on products after sterilization with EtO. Major advantages that gamma sterilization has over electron-beam include gamma being able to sterilize all densities of product, while electron-beam is only applicable to low density. In addition, penetration of gamma is significantly higher, so it can be used to sterilize large volumes of product without breaking down the product packages. Also, there are a significant number of industrial sites that exclusively use Co-60. The sterilization modality share remains fairly stable in the developed economies but may be subject to a shift in favour of gamma in the emerging economies, such as China if tougher environmental regulations emerge for the use of EtO. These regulations may not come into effect for a number of years, but if implemented, they could have a similar impact as they had in North America, making gamma use more cost competitive.

Co-60 source production requires large capital expenditures to build hot cell facilities, container licensing, transportation route development, and long-term Co-60 supply agreements with reactor owners. Nordion has a license to the production technology to allow CANDU reactors to be modified to allow for Co-60 irradiation. The CANDU reactors are manufactured by SNC Lavalin. SNC Lavalin acquired the CANDU division from AECL in 2011.

Strategic Achievements

During fiscal 2012, Nordion announced it had entered into a six-year contract with Synergy Health to 2017, formalized an agreement with Zhongjin Irradiation Co. Ltd to 2014, and signed a multi-year agreement with Japan Radioisotope Association for the sale of Co-60.

In May 2012, Nordion launched the Gamma Centre of Excellence (GCE) in support of its mandate to foster the growth of the gamma irradiation market through new applications. The GCE focuses on applied research and development, training and specialty gamma processing for industrial and academic customers from across Canada and around the world. The GCE offers world-class R&D and specialty contract irradiation services and training to Nordion's customers and partners, and develops gamma irradiation processes for new or difficult to sterilize products and materials. These activities help position Nordion as a partner of choice for gamma processing, application development and training.

In December 2011, the GammaFIT, a new Flexible Irradiation Technology modular irradiator, became commercially available. The GammaFIT is a market-entry irradiator offering lower capital investment and is designed for optimum processing and flexibility to support future growth. The GammaFIT enables customers to start off with a lower cost configuration, and has the flexibility to be scaled up and increase throughput as processing volume and needs grow. Because many smaller companies are discouraged from entering the sterilization business due to the large initial capital investment in equipment, Management believes that the GammaFIT may provide a more affordable product that could be used in  new Co-60 markets for Nordion, particularly Latin-America and Asia.

4.5.    Specialty Isotopes – Medical Isotopes

Nordion is a global supplier of medical isotopes and is viewed as a leader in this market segment of the nuclear medicine industry. The most common uses of medical isotopes are for the diagnosis and risk stratification of patients at risk for coronary artery disease, and in oncology to detect, stage, and treat cancer. The most common medical isotope in use today in nuclear medicine is Technetium-99m (Tc-99m), which is derived from Mo-99, one of Nordion’s most commonly purchased products. According to the World Nuclear Association, approximately 30 million procedures using Tc-99m are performed each year, accounting for 80% of all nuclear medicine procedures worldwide.

The overall increase in healthcare spending and population growth, both have an impact on the growth in the utilization of diagnostic tests. Sales of medical isotopes do not follow any notable seasonal patterns or other cycles, and demand is relatively constant. The short half-life of the isotopes used for medical purposes, typically measured in hours, limits the ability of any market participant to build significant inventories.

Nordion is also a contract manufacturer for two commercially available radiopharmaceuticals: Bexxar®, a GlaxoSmithKline, Inc. (GSK) product for the treatment of non-Hodgkin’s lymphoma and CardioGen-82®, a Bracco Diagnostics Inc. (Bracco) product for cardiovascular PET imaging.

For the year ended October 31, 2012, Medical Isotopes revenue was $101.0 million compared with $122.8 million for the year ended October 31, 2011.

Product Overview and Industry Background

A radioactive isotope, or radioisotope, is a form of a chemical element that emits energy in the form of radiation during its decay to a stable form. Radioisotopes have important uses in medical diagnosis, treatment, and research, and are referred to as medical isotopes. Medical isotopes are used in many hospitals or imaging centers around the world for medical imaging and targeted therapies and have been used for more than 30 years.

Isotopes are used for medical imaging diagnostic procedures because of their ability to emit radiation. Isotopes used in medical imaging decay relatively rapidly and emit high energy photons that can be detected by Single Photon Emission Computed Tomography (SPECT) or Positron Emission Tomography (PET) cameras. When formulated in combination with chemical compounds that are attracted to, or accumulate in, particular cells, these isotopes can aid physicians to create images of the functioning tissues and organs of the body. These images can then be used in the identification, monitoring and treatment of disease. Certain types of radiation can be used alone to deliver radiation therapy directly to cancerous cells.

Processing raw radiochemicals into medical isotopes that are in a form suitable for the intended medical use is highly specialized. Many medical isotopes have a half-life, or the time it takes for the level of radiation from material to reduce (or decay) to half its initial level, of several hours to several days. While this is an important medical characteristic, it imposes constraints on the manufacturing process and the logistics procedures needed to deliver refined product to Nordion’s customers, radiopharmaceutical manufacturers. Security of logistics is a key customer concern due to the short lifespan of the products; hence, efficient and safe transportation systems are vital components of the business. Management believes that the Company’s strength in manufacturing and logistics creates a competitive advantage.

Nordion also manufactures radiopharmaceuticals at its facilities on behalf of customers who own such products and are responsible for marketing, selling and developing them. Nordion manufactures the radiopharmaceutical product, which includes a medical isotope, and delivers it directly to radiopharmacies, hospitals or clinics. Each of the radiopharmaceutical products manufactured by Nordion has its own customized facilities that are designed to meet pharmaceutical regulatory manufacturing requirements.

Products/Services

Reactor and Cyclotron Isotopes

Nordion’s Reactor and Cyclotron isotopes are sourced from nuclear reactors and cyclotrons, respectively. Nuclear reactors are commonly used to generate electricity; however, the nuclear reactors that produce medical isotopes are typically smaller reactors that are used for multiple purposes, including research and radioisotope production. These research reactors are generally owned by government entities in the countries in which they operate. Nuclear reactors produce energy and radiation used to produce radioisotopes through the fission of reactor fuel, which typically contains Uranium-235 (U-235).

Cyclotrons are machines that use electricity to accelerate subatomic particles in a circular path to increase the particles’ energy. Cyclotrons come in various sizes and are generally owned by the medical isotope producer. Academic or government-owned cyclotrons that are used for research may also be used in medical isotope production. Medical isotopes are produced by placing material, commonly referred to as a target, in a reactor or cyclotron. When the target is irradiated (bombarded by particles from a reactor or cyclotron), a physical reaction occurs that changes a portion of the target material into a radioisotope.

Nordion’s primary product is Mo-99, which is produced in a nuclear research reactor. Nordion purchases reactor isotopes in an unfinished, non-purified form, and transports them to its facilities in Ottawa, Canada, for further processing. Currently, Nordion’s principal source of such isotopes is the NRU reactor, which is operated by AECL. After Nordion processes the Mo-99, it is sold to the Company’s customers, radiopharmaceutical manufacturers, as a medical isotope. Mo-99 naturally decays into Tc-99m, the isotope that is combined with chemical compounds to form radiopharmaceuticals that are used in imaging procedures to diagnose heart disease and certain forms of cancer.

The targets used to produce Mo-99 are made from U-235, which produces Mo-99 as one of its isotopes when it goes through radioactive decay. Uranium targets used in isotope production are classified as highly enriched uranium (HEU) or low-enriched uranium (LEU), which differ in the concentration of U-235 contained in the material. Material with a content of U-235 below 20 percent is considered to be LEU. Mo-99 can also be generated from LEU targets, by irradiating other material in a nuclear reactor or by irradiating material using cyclotrons or other accelerators. Up to 2010, all major producers of Mo-99 used reactors with targets made from HEU (see Section 4.5 Specialty Isotopes – Medical Isotopes – Recent Industry Trends).

In 2010, South Africa’s NTP and the Australian Nuclear Science and Technology Organization (ANSTO), both began the production of Mo-99 using both LEU fuel and targets. The NRU reactor uses LEU fuel but HEU targets. The NRU reactor is not retrofitted to irradiate LEU targets.

Other key reactor isotopes include Xenon-133 (Xe-133) (used in lung scans), I-131 (used to treat hyperthyroidism, thyroid cancer and non-Hodgkin’s lymphoma), Iodine-125 (I-125) and Y-90 (used to treat liver cancer and non-Hodgkin’s lymphoma).

Nordion also manufactures and processes cyclotron isotopes including Iodine-123 (I-123) (used to diagnose thyroid disease), Thallium-201 (Tl-201) (used to diagnose and assess risk of coronary artery heart disease), Palladium-103 (Pd-103) (used to treat prostate cancer), Sr-82 (used in CardioGen-82® manufacturing), and Indium-111 (In-111) and Gallium-67 (Ga-67) (In-111 and Ga-67 are used to diagnose cancer) at its facilities in Vancouver, Canada.

Medical isotopes are typically sold in curies, a measure of the amount of radioactivity of an isotope, or fractions of curies, which are typically processed into small liquid quantities and packaged into shielding to protect personnel shipping and receiving the material.

Nordion purifies medical isotopes using its proprietary manufacturing processes to meet regulatory requirements for incorporating active pharmaceutical ingredients into radiopharmaceuticals. The medical isotopes are shipped in highly specialized proprietary containers to customers around the world primarily using air transportation.

Contract Manufacturing

Nordion is a contract manufacturer for two commercially available radiopharmaceuticals: CardioGen-82® (Rubidium Rb-82 Generator) and Bexxar® (Tositumomab and Iodine I-131 Tositumomab).

CardioGen-82®, a cardiovascular PET imaging agent, is manufactured for Bracco, and is referred to as a generator. The medical isotope Strontium-82 (Sr-82) is put into the generator as a chemical solution. Sr-82 naturally decays into Rubidium-82 (Rb-82), which is the medical isotope that is injected into the patient. The generator is designed such that when the product is dispensed for patient use, only Rb-82 is dispensed. There are limited quantities of Sr-82 available globally. Nordion processes a portion of the Sr-82 required to manufacture CardioGen-82® in a cyclotron at its Vancouver facilities, and purchases a portion of the requirements from other suppliers. Nordion began manufacturing CardioGen-82® in September 2009.

Nordion halted manufacturing of CardioGen-82® in its second quarter of fiscal 2011 due to a manufacturing process change relating to component modifications with a third party supplier. While Nordion expected to restart manufacturing of CardioGen-82® in its fourth quarter of fiscal 2011, in July 2011, Bracco announced it was voluntarily discontinuing the sale of its product and recalling the units in the market due to two patients having received a higher radiation dose than expected. The reason for the recall by Bracco was a different issue from the one that interrupted Nordion’s manufacturing of CardioGen-82® in its second quarter of fiscal 2011. As a result, Nordion has not manufactured CardioGen-82® generators since its fiscal second quarter of fiscal 2011.

Bracco began the reintroduction of CardioGen-82® during Nordion’s second quarter of fiscal 2012; however Nordion’s role has not yet been defined. While Nordion had been supplying Sr-82 to another CardioGen-82® manufacturer to support the reintroduction of CardioGen-82®, the Company stopped shipments in its third fiscal quarter of 2012 as Bracco was investigating a variation of measurements in the field with respect to Sr-82 that Nordion had supplied. Accordingly, Nordion did not ship Sr-82 during its fourth quarter of fiscal 2012.

Nordion also manufactures Bexxar for GSK. Nordion signed a two-year extension through 2014 of its agreement with GSK relating to the supply and manufacture of Bexxar. Nordion has been contracting with GSK for the last nine years.

Recent Industry Trends

Nordion’s Medical Isotopes segment is impacted by both the global demand for radiopharmaceuticals used for the diagnosis and treatment of disease, as well as events within the medical isotopes industry.

Some of the key drivers that are increasing the global demand for radiopharmaceuticals include: the improvement of healthcare systems and standards in developing countries, including increased access and reimbursement for medical procedures and treatments in these countries; the aging of the population, particularly in many of the developed countries; and increased incidence of chronic disease and disease related to obesity and other factors.

There are also a number of factors that are reducing global demand for radiopharmaceuticals. There has been an increased focus in the medical community on reducing the amount of exposure to radiation, which may reduce the number of scans that are performed. There is also an increasing focus on the criteria used by physicians in referring patients for scans, with an emphasis on ensuring that only those patients who truly need a scan receive one.

Governments in the U.S., Canada, Europe and elsewhere in the world have recognized the benefits of medical procedures that help provide for early diagnosis of disease and generally support reimbursement of these procedures, which in turn encourages use by physicians and patients. In 2012, the medical isotopes industry continued to adjust to a market environment that was impacted by a global medical isotopes shortage in 2010. Significant events and trends are described below.

Medical Isotopes Supply and Demand

In 2012, the medical isotopes industry continued to adjust to a changing supply and demand market environment.

The majority of the global commercial supply of medical isotopes has historically been produced by five nuclear multi-purpose research reactors, all of which are more than 40 years old. These five reactors are the AECL’s NRU reactor in Chalk River, Canada; the European Commission’s High Flux Reactor (HFR) in Petten, Netherlands; the Centre d’Etude de l’Energie Nucléaire’s Belgian Nuclear Radiopharmacy Centre (BR2) in Mol, Belgium; the Commissariat a l’Energie Atomique’s Osiris reactor in Saclay, France; and the Nuclear Energy Corporation of South Africa’s (NECSA), SAFARI-1 reactor in Pelindaba, South Africa, operated by NTP. The key isotope produced by these reactors is Mo-99.

Over the past several years, two of these reactors – the NRU reactor in Canada and the HFR in the Netherlands – have each been shut down for extended periods of time. The most recent unplanned extended shutdown of the NRU reactor occurred from May 2009 until August 2010. The HFR was out of service from February 2010 to September 2010. Annual one-month planned shutdowns are a common practice among the large nuclear reactors to conduct inspections, maintenance and repairs. Historically, the NRU reactor and HFR have supplied the majority of medical isotopes globally. As a result of these shutdowns, there have been several periods during which there has been a global shortage in the supply of medical isotopes, and in particular, of Mo-99.

During the 15-month extended NRU outage in 2009 and 2010, a number of changes took place in the medical isotope market impacting global demand for Mo-99, which continued into fiscal 2011 and started to stabilize in fiscal 2012, including:

•	Optimized utilization of Mo-99 through matching the scheduling of patients with receipt of product;

•	Efficiencies gained in the manufacture, distribution and dispensing of the product; and,

•	Increased pricing of Mo-99 compared with historical levels.

In addition to the Mo-99 market being negatively impacted by lower overall demand, the following items have negatively impacted demand for Nordion’s products:

•
Mandates by Nordion’s customers to diversify their supply. Historically, customers purchased all or a large majority of their Mo-99 requirements from Nordion; now, however, they purchase only a portion of their requirements from the Company;

•
The Canadian Nuclear Safety Commission (CNSC) mandated an annual one-month planned shut-down of the NRU reactor, during which time Nordion’s customers need to obtain alternate supply. This recurring period during which Nordion cannot supply Mo-99 makes the extensions of existing contracts at the same volumes and securing of new contracts with new customers difficult;

•	Multi-year commitments of Nordion’s customers were required to secure purchases of Mo-99 from the Company’s competitors while the NRU reactor was shut down;

•	Changes in Nordion’s customers’ market share as a result of short supply of Mo-99 during the NRU outage;

•
Increased capacity of global Mo-99 supply in the market, including from the Australian Nuclear Science and Technology Organization (ANSTO), which announced expansion plans of its Mo-99 production facility scheduled to be completed by 2016; and,

•	Commitment from European nations (France, Belgium, and the Netherlands) toward converting medical isotope production to the use of LEU from HEU by 2015.

While the NRU reactor was shut down for the 15-month period, certain other producers that historically were part of the global supply of medical isotopes increased their production levels. In addition, to help mitigate some of the shortage of Mo-99, reactors in Poland and the Czech Republic began to contribute supply as did a reactor in Australia, although at relatively small volumes. Existing producers flexed their capacity to increase supply as well.

Since the NRU reactor and HFR restarted production, there has been sufficient supply to meet demand. In the cases where other products and methods were being used, their use has largely reverted to Mo-99-based products. Nordion believes, however, that many of the changes negatively impacting global demand, as described above, have continued, resulting in a reduction in the global demand for Mo-99, compared with demand prior to the shutdown of the NRU reactor in May 2009.

Irradiating HEU targets is currently the most prevalent way to produce Mo-99. Many countries, led by the U.S., are working to eliminate the export and use of HEU and convert to LEU due to concerns over the proliferation of nuclear weapons and safety.

In this regard, in November 2009, Bill H.R. 3276, also known as, the American Medical Isotopes Production Act, was passed by the U.S. House of Representatives. The Bill called for the appropriation of $163 million over the next four years to support provisions related to phasing out the export of all HEU for use in making medical isotopes within a decade. In addition, the U.S. government targeted to have at least 50% of U.S. domestic supply of Mo-99 from suppliers that do not use HEU in their processes. Bill H.R. 3276 never became law; however, the American Medical Isotopes Production Act of 2011, Bill S.99, with similar objectives was introduced in January 2011 and was passed by the U.S. Senate on November 17, 2011. Bill S.99 intends to develop a reliable domestic U.S. supply of Mo-99 for medical isotopes production, and proposes a 14-year phase-out from the use of HEU for medical isotopes production. The Act authorizes the U.S. Department of Energy to work with U.S. companies to develop this domestic supply. The legislation proposes no further exports of HEU from the U.S. within seven years but allows for a six-year extension under certain conditions, including insufficient supply of non-HEU-based isotopes. This Act was referred to the House subcommittee on Energy and Environment on December 2, 2011. On November 29, 2012 Bill S.99 was proposed and since then agreed to in Senate by voice vote as an amendment (S.3208) to the National Defense Authorization Act (NDAA) for fiscal year 2013. Bill S.99 was passed by U.S. Congress on December 21, 2012.

The Organisation for Economic Co-operation and Development (OECD) predicts that due to the expected exit of major reactors from the supply chain in 2016 and 2018, combined with the expected conversion to LEU targets in 2015 by many of the existing reactors, the supply of bulk Mo-99 from current processors might be insufficient from as early as 2016 or by 2019.

Governments of several countries have been increasing the funding of domestic and foreign projects both to support reliable isotope supply and the conversion to non-HEU-based supply of Mo-99. Projects to provide new supply, which currently are at various stages from assessment to implementation, include converting existing reactors to produce Mo-99, converting reactors from the use of HEU to LEU, developing new reactors or other technologies, and building new processing facilities.

In 2010, South Africa’s NTP and ANSTO, both began the production of Mo-99 using both LEU fuel and targets. The NRU reactor uses LEU fuel but HEU targets. The NRU reactor is not retrofitted to irradiate LEU targets.

As a result of the disruptions of medical isotopes supply and the potential impact of the focus on conversion to non-HEU-based medical isotopes, the medical isotopes industry is working toward developing new technologies for viable long-term supply alternatives to produce medical isotopes, alongside the use of additional medical isotopes produced by methods other than nuclear reactors, including cyclotrons.

Nordion’s Supply of Medical Isotopes

NRU Reactor

Nordion’s principal source of Mo-99 is the existing NRU reactor located in Chalk River, Canada, which is owned and operated by AECL. In October 2011, the CNSC renewed the AECL Chalk River Laboratories Operating Licence until 2016. The licence covers a broad range of nuclear activities and facilities, including the operation of the NRU reactor.

In 2012, the NRU underwent a planned maintenance shutdown for 31 days during April and May, during which for majority of the time, Nordion did not receive supply of reactor isotopes. This shutdown went as scheduled and Nordion resumed supplying its customers as planned. The Company expects the NRU reactor to undergo a shutdown in or around April 2013 for annual planned maintenance activities. Other than the planned maintenance shutdown described above, Nordion experienced two unplanned interruptions in supply from the NRU reactor in February and March 2012, which were primarily related to NRU reactor repair activities. These shutdowns negatively impacted the Company’s revenue by approximately $2 million in Q2 2012. In Q3 2012, there was also one unplanned supply interruption from the NRU reactor, which impacted two days of shipments.

As previously noted, the NRU reactor restarted the production of medical isotopes in August 2010, following a 15-month shutdown for the repair of the reactor vessel. While AECL was granted a licence extension to 2016 and could potentially be granted a new licence in 2016 to continue operation beyond that time, members of the Government of Canada, including the Prime Minister have stated that it will stop isotope production in 2016.

MAPLE Facilities and Arbitration with AECL

In 1991, Nordion acquired the Medical Isotopes business from the Government of Canada. At that time, Nordion assumed an existing 1988 isotope supply agreement (the 1988 Agreement) with AECL, a Canadian Crown corporation. The 1988 Agreement provided for the supply of isotopes from AECL to Nordion for a maximum of 23 years. The isotopes were being produced at the AECL’s NRU reactor, and were eventually to be produced from a new AECL-owned reactor called MAPLE X, which was to be constructed and operated within this period to provide Nordion with the assurance of a long-term supply of isotopes. The obligation to build MAPLE X became the subject matter of a dispute between Nordion, AECL and the Government of Canada in 1993 to 1994, which resulted in Nordion entering a new agreement with AECL in 1996 (the 1996 Agreement).

The 1996 Agreement, which replaced the 1988 Agreement, provided for ongoing interim supply from the NRU reactor, and provided for AECL to design, develop, construct and operate two nuclear reactors and a processing centre (the MAPLE Facilities), which were to be owned by Nordion. The MAPLE project was intended to replace the majority of the isotopes currently produced in AECL’s NRU reactor, in particular Mo-99, I-131, I-125 and Xe-133, and also to provide a redundant source of supply with the two MAPLE reactors. AECL agreed to provide interim supply of medical isotopes from the NRU reactor until the MAPLE Facilities were operational. The MAPLE Facilities were required to achieve certain operational criteria by the year 2000 at a planned cost to Nordion of C$145 million.

By 2005, the project had not yet been completed and the costs had more than doubled, with Nordion’s investment exceeding C$350 million. To address those issues, in March 2005, the Company entered into mediation with AECL related to disputes arising from the 1996 Agreement. In February 2006, both parties agreed to a new agreement (the 2006 Agreement) under which Nordion exchanged all of its ownership rights and obligations in the MAPLE Facilities for a new 40-year long-term supply of isotopes to be produced in the now AECL-owned MAPLE Facilities. AECL also acquired $46 million of raw material inventory (Mo-99 targets) from Nordion, which are used to produce medical isotopes. In return, Nordion received a cash payment of $22 million and a non-interest bearing note receivable for $46 million. In addition, the interim supply agreement in the 1996 Agreement was exchanged for essentially the same interim supply agreement in the 2006 Agreement. Under the 2006 Agreement, AECL assumed complete ownership of the MAPLE Facilities and took responsibility for all costs associated with completing the facilities and all associated ownership responsibilities including maintenance, repair, production of isotopes, and decommissioning of the MAPLE Facilities. The MAPLE Facilities were required to meet certain operational criteria by October 31, 2008, as specified in the 2006 Agreement. The parties retained certain rights related to existing claims. The terms of this agreement are the subject of the Company’s current dispute with AECL and the Government of Canada as discussed below.

On May 16, 2008, AECL and the Government of Canada announced their intention to discontinue AECL’s work on the MAPLE Facilities located at its Chalk River, Canada laboratories, effective immediately. Nordion was neither consulted nor informed in advance by AECL or the Government of Canada about their decision. Prior to its May 16, 2008 announcement, AECL had consistently maintained in regular project review meetings with the Company that it would complete the MAPLE Facilities. AECL’s announcement and position represents a different perspective on AECL’s obligations than that held by Nordion.

On July 8, 2008, Nordion served AECL with Notice of Arbitration proceedings seeking an order to compel AECL to fulfill its contractual obligations under the 2006 Agreement to complete the MAPLE Facilities, and, in the alternative and in addition to such order, seeking significant monetary damages.

On September 10, 2012, Nordion announced it had received the decision in its confidential arbitration with AECL. The Company announced that it was unsuccessful it its claim for specific performance or monetary damages relating to AECL’s cancelled construction of the MAPLE facilities. The majority of the tribunal ruled 2:1 that Nordion’s claim against AECL in the arbitration was precluded under the terms of the 2006 Agreement between Nordion and AECL. Thus, Nordion was not entitled to a remedy under the 2006 Agreement for the unilateral termination by AECL of the construction of the MAPLE facilities.

AECL had served certain counterclaims claiming damages for breach of contract in the amount of C$250 million and other relief in response to Nordion’s arbitration claim. The arbitrators dismissed AECL’s counterclaim against Nordion.

The appeal period in the arbitration matter expired in December 2012, and neither Nordion nor AECL filed an appeal in relation to the ruling.

As the decision of the arbitration favoured AECL, Nordion may be responsible for a portion of AECL’s arbitration costs, which could be material. Nordion has received and is currently assessing the legal merits and financial implications of AECL’s cost submission. AECL submitted total arbitration-related costs of $46 million. Nordion and AECL have agreed upon a schedule with the tribunal to determine the allocation of arbitration-related costs. The parties are expected to make written submissions with regard to costs, following which the tribunal is expected to schedule proceedings to hear both parties’ arguments during the Company’s second fiscal quarter of 2013. Nordion expects a decision to be rendered thereafter.

In 2008, Nordion filed a court claim against AECL and the Government of Canada. Nordion was seeking against AECL (i) damages in the amount of C$1.6 billion for negligence and breach of contract relating to the 1996 Agreement; and (ii) interim, interlocutory and final orders directing AECL to continue to supply radioisotopes under a certain agreement, i.e., the 2006 Agreement, pending any final judgment and completion of the MAPLE Facilities; and, against the Government of Canada, Nordion was seeking (i) damages in the amount of C$1.6 billion for inducing breach of contract and interference with economic relations in respect to the 2006 Agreement; (ii) an order that Nordion may set off the damages owing to it by the Government of Canada as a result of the Government’s conduct set out herein against any amounts owing by Nordion to the Government of Canada under the Facilities Development and Construction Funding Agreement (FDCFA), a  loan agreement between the Government of Canada and Nordion for C$100 million; and (iii) an interim and interlocutory order suspending any payments that may be owing to the Government of Canada under the FDCFA pending the determination of the issues in this litigation and an interim or interlocutory order requiring the return of all security instruments delivered in connection with the FDCFA. The arbitration decision leaves Nordion open to pursue its ongoing lawsuit against AECL in the Ontario courts in relation to the 1996 Isotope Production Facilities Agreement (IPFA). In the analysis of the decision, although the arbitrators did not rule on the issue, the view of the majority was that a breach of contract by AECL did not occur under the 2006 Agreement. Nordion is pursuing its rights under the IPFA.

The parties have agreed on a preliminary schedule for proceeding in the IPFA claim and Nordion filed an amended statement of claim on January 18, 2013. Having regard to the majority opinion in the arbitration, the amended statement of claim under the IPFA no longer includes the Government of Canada and the damages claimed are substantially lower.  Nordion and the Government of Canada have agreed to the discontinuance of the action against the Government of Canada without costs.  The schedule provides for AECL to file motions if it sees fit and to file a defence. Documentary productions and discoveries are currently anticipated to begin during 2013. Based on the current schedule, the matter would not be expected to be set down for trial before mid-2014. The claim requests damages in the amount of $243.5 million for negligence and breach of the IPFA, as well as pre- and post-judgment interest and costs. The damages claimed are for the recovery of Nordion’s costs up to the end of the IPFA, net of certain amounts settled between Nordion and AECL at the time of entering into the Interim and Long-Term Supply Agreement (ILTSA).

Under the 2006 Agreement, commercially reasonable efforts are required to maintain isotope production from the NRU reactor until such time as Nordion has established a satisfactory, long-term alternative supply. Nordion continues to explore supply alternatives to mitigate the lack of supply from AECL, for both back-up and the long-term supply of reactor-based medical isotopes.

Permission to Enter Direct Negotiations with Research Institute of Atomic Reactors

In September 2010, the Company signed a framework agreement with JSC Isotope. The framework agreement allows Nordion and JSC Isotope to explore and define areas of collaboration in the field of supply, marketing and sales of isotopes, including medical isotopes produced in Russia.

The framework agreement is intended to facilitate the collaboration and build the business relationship between Nordion and JSC Isotope. The collaboration may result in the creation of joint ventures, supply agreements or other mutually beneficial supply arrangements, in order to efficiently sell isotopes outside of Russia.

Under the terms of a supply agreement that was entered into at the same time as the framework agreement, JSC Isotope committed to supply Mo-99 to Nordion on an exclusive basis for processing, distribution and sales outside of the Russian Federation.

In October 2012, Nordion and JSC Isotope jointly agreed that their Mo-99 supply agreement structure was no longer appropriate and terminated the Russian Mo-99 supply agreement they had entered into in September 2010. The 2010 framework agreement remains in effect. In addition, Nordion had been granted special permission by JSC Isotope to enter into a negotiation directly with the Research Institute of Atomic Reactors (RIAR) for the supply of Mo-99 from RIAR’s reactors in Dimtrovgrad, Russia, to potentially reach an agreement that better fits the current production capabilities and market dynamics. If an agreement is reached with RIAR, Nordion expects that such an agreement could establish, following required regulatory approvals, a supplemental supply of Mo-99 that could potentially meet a portion of Nordion’s long-term supply requirements. Any Mo-99 volume associated with supply from RIAR would be anticipated to be significantly lower compared with the original agreement that Nordion had with Isotope. The negotiations with RIAR had not begun as of the date of this AIF, and it is uncertain as to whether an agreement will be reached that provides Nordion with sufficient quantities and economic returns to make a potential source of long-term supply viable.

As of the date of this AIF, the Company had only received test samples from JSC Isotope.

Demand for Nordion’s Medical Isotopes

As of the date of this AIF, Nordion estimates its current share of the global Mo-99 market share to be in the low 20% range in terms of revenues and weekly Mo-99 volumes.

Lantheus is Nordion’s largest customer, purchasing the majority of the Mo-99 that the Company sells. Lantheus accounted for 21%, 22%, and 9% of the Company’s total revenue in fiscal 2012, 2011, and 2010, respectively. The percentages were lower in fiscal 2010 due to the shutdown of the NRU reactor for 15 months.

Lantheus stated that it has proactively implemented a diversification strategy for the supply of Mo-99. During the shutdown of the NRU reactor, Nordion maintained business relationships with its customers and, in January 2011, the Company announced it had extended its contract with Lantheus until December 2013 for the supply of Mo-99. On October 22, 2012, Nordion announced it had extended its contract with Lantheus for the supply of Mo-99 for an additional two years until the end of 2015.

Competition

Significant capital and logistics investments are required to successfully compete in the medical isotopes market, and the Company’s view is that its established position is a competitive advantage. Since Mo-99 is the most significant medical isotope globally, the majority of competition faced by the Company is in this product. Major Mo-99 competitors include: Covidien plc, based in Ireland; Institute National des Radioéléments (IRE) of Belgium; and NTP of South Africa. Covidien uses the majority of the Mo-99 it processes to generate Tc-99m, and therefore also competes with Nordion’s customers. Due to past instability in isotope supply, it is possible that new entrants could decide to enter the market and identify alternative modalities for testing, or develop alternative reactor sources of supply to current reactors, including funding initiatives for reactor capacity in the U.S. New entrants likely would require a minimum of three years to build any such facility. As discussed above in Description of the Business – Medical Isotopes – Recent Industry Trends – Medical Isotopes Supply and Demand governments of several countries have been increasing the funding of domestic and foreign projects to support reliable isotope supply and the conversion to non-HEU-based supply of Mo-99. If all of such projects were completed, which Nordion estimates would take from three to ten years, Nordion expects that the result would be a surplus of supply relative to demand.

On a selective basis, Nordion is involved in the development, production and sale of radiopharmaceutical products under contracts with third parties. Companies with products that compete with Nordion’s other contract manufacturing products include General Electric and Eckert & Ziegler.

The Company is dependent on its customers’ ability to successfully compete in their markets.

Strategic Achievements

On October 22, 2012, Nordion extended its contract with its primary Medical Isotopes customer, Lantheus. Under the terms of the amended agreement with Lantheus, the contract has been extended for an additional two years through 2015. Nordion expects to supply Mo-99 on a weekly basis to Lantheus. The multi-year contract reflects specific pricing for each year of the contract.

On October 29, 2012, Nordion announced that it had been granted special permission by JSC Isotope to enter into a negotiation directly with RIAR for supply of Mo-99. Nordion and JSC Isotope terminated their Mo-99 supply agreement effective October 26, 2012. The 2010 framework agreement with JSC Isotope, to explore and define areas of collaboration for the supply, marketing and sale of isotopes produced in Russia remains in effect.

4.6.    Corporate and Other

Certain of Nordion’s shared corporate functions and activities are reported as Corporate and Other.

During fiscal 2010, Nordion relocated its corporate headquarters to Ottawa, Canada from Toronto, Canada. The Toronto offices were closed in July 2010, and a large majority of the corporate staff left the Company. The Company implemented a transition plan and reduced the size of the corporate headquarters to reflect the reduced size of the overall business (See Section 4.9 – Employees).

4.7.    Divested Businesses

MDS Nordion S.A.

On March 31, 2011, Nordion completed the sale of MDS Nordion S.A. its Belgian subsidiary to Best Medical Belgium Inc. (Best Medical) for nominal proceeds. Pursuant to the share purchase agreement signed in February 2011, the Company left cash of $18.5 million (€13 million) as capital in the business. Best Medical acquired all of Nordion’s Belgian operations and the employees in Belgium, including related benefit and pension plans, with the exception of the TheraSphere® business. Best Medical also acquired the Belgian facilities, including current and future decommissioning and waste disposal requirements.

Nordion recorded a total loss of $15.7 million on the sale of MDS Nordion S.A. in Q2 2011 including net working capital and inventory adjustments of $2.8 million and recognition of a non-cash unrealized foreign currency translation gain of $4.6 million as the sale represented a substantial liquidation of our Belgian operations. The financial results of the divested operations have been classified as “discontinued” in current and comparative financial statements.

Products included in the sale included Glucotrace™, a radiopharmaceutical used in PET imaging previously reported in the Targeted Therapies segment, and Agiris™, which included cameras used primarily in the non-destructive testing of welds, and for pipeline construction in the oil and gas industry, previously reported in the Sterilization Technologies segment.

MDS Pharma Services Early Stage and MDS Analytical Technologies

The divestitures of the MDS Pharma Services Early Stage and MDS Analytical Technologies businesses were completed in fiscal 2010.

MDS Pharma Services Early Stage offered global pharmaceutical research services and operated both early and late stage pharmaceutical research facilities.

The sale of the MDS Pharma Services Early Stage business occurred during fiscal 2009 and fiscal 2010 and was completed through four separate sale transactions, which resulted in Nordion retaining certain employees and facilities, including the Montreal, Canada MDS Pharma Services Early Stage operations.

In March 2010, the Company completed the sale of MDS Pharma Services Early Stage to Ricerca Biosciences, LLC and Celerion, Inc. for total consideration of $45.0 million including $12.9 million in cash after a $7.1 million reduction for preliminary net working capital adjustments, a $25.0 million note receivable from Celerion, and 15% minority interest in Celerion. The sale was structured as a stock and asset purchase transaction. Total net assets disposed of were $120.2 million (for more information, refer to the Management’s Discussion and Analysis (MD&A) of financial condition and results of operation of Nordion for the fiscal year ended October 31, 2010).

Nordion retained certain liabilities related to the Montreal operations, including two legal claims which have been filed against the Company (for more information, refer to Section 9 – Legal Proceedings and Regulatory Actions).

In July 2009, Nordion completed the sale of its MDS Pharma Services Phase II-IV operations to INC Research, Inc. for $50.0 million. This included $10.0 million in restricted cash, of which $5.0 million was released in fiscal 2010 and the remaining $5.0 million was released in fiscal 2011.

MDS Analytical Technologies offered life sciences instruments and products to pharmaceutical, biotechnology and academic customers. This business unit was involved in research and engineering, and had expertise in molecular and cell biology, and chemistry to develop mass spectrometers and bioanalytical measurement instruments.

On January 29, 2010, the Company completed the sale of the MDS Analytical Technologies business to Danaher Corporation, which included the Company’s 50% interest in two joint ventures, Applied Biosystems MDS Analytical Technologies Instruments (AB/MDS) and PerkinElmer Sciex Instruments (PKI/Sciex), for an initial purchase price of $641.3 million received in cash. The sale was structured as a stock and asset purchase transaction. Total net assets disposed of were $597.6 million. Final net working capital and other closing adjustments resulted in net cash proceeds of $623.5 million. The Company recorded an after-tax gain on the sale of MDS Analytical Technologies of $3.5 million in fiscal 2010.

4.8.     Customers

Customers of Nordion include a broad range of manufacturers of medical products including radiopharmaceutical and pharmaceutical manufacturers, biotechnology companies, manufacturers of medical supplies and devices, contract sterilizers, hospitals, and academic and government institutions. Certain of Nordion’s targeted therapy products are sold directly to healthcare providers including hospitals, government institutions, and clinics. Nordion also provides products and services related to Sterilization Technologies to customers in the food and consumer goods industries; however, the majority of its customers are medical product manufacturers and contract sterilization providers. Nordion’s customers are located in most major international markets, including the U.S., China and Japan.

For the year ended October 31, 2012, one major customer, Lantheus, accounted for $51.8 million or 21% (fiscal 2011 - $60.8 million or 22%; fiscal 2010 – $20.6 million or 9%) of the Company’s product revenues.

The Company’s business and customer base are global. Nordion’s total revenues, as invoiced to customers in fiscal 2012, were approximately 68% U.S., 10% Europe, 18% Asia and rest of world, and 4% Canada.

4.9.     Employees

As at October 31, 2012, Nordion had 516 employees located in North America, Europe and Asia.

Some technical and production employees of Nordion belong to the Public Service Alliance of Canada, a collective-bargaining agent representing, among others, certain employees of the Government of Canada. Labour relations are judged to be healthy with the unions. Approximately 44% percent of Nordion employees operations were unionized as at October 31, 2012.

Nordion is dependent on staff with specialized skills and knowledge necessary to operate a highly regulated processing facility for radioactive materials. These areas of expertise include, but are not limited to:

•	Science: Biology, chemistry (inorganic, polymer, medicinal/organic chemistry), microbiology, medical science and clinical research knowledge
•	Radiochemistry & Radiopharmaceuticals
•	Process Management: Good Manufacturing Practice (GMP), Current GMP (cGMP), Good Clinical Practice (GCP), project management, Lean-Sigma
•	Nuclear Technology: Cyclotron, nuclear safety, radiation safety, developing gamma irradiators
•	Logistics: Packaging and global distribution of radioactive materials

4.10.   Principal Facilities

The following were the principal operating facilities of the Company as at October 31, 2012:

Location of Facility	Type of Facility	Owned/ Leased	Business Unit	Approximate Square Footage

Continuing Operations
Ottawa, Canada	Corporate Office and Manufacturing Plant	Owned	Nordion	376,000
Vancouver, Canada	Manufacturing Plant	Leased	Nordion	55,000
Laval, Canada	Manufacturing Plant	Leased	Nordion	14,000
Ottawa, Canada	Research Laboratory	Leased	Nordion	1,700

Discontinued Operations
Toronto, Canada	Corporate Offices	Leased	Nordion	16,283
Bothell, U.S.	Research Laboratory	Leased	MDS Pharma Services	58,000

4.11.   Research and Development

Nordion conducts R&D in its own laboratories and through collaborations with academic, government, and industry partners. The company supports R&D programs in each of the technology areas that underlie its businesses. In its Targeted Therapies segment, Nordion is expanding the clinical research program for TheraSphere. In the nuclear medicine field Nordion participates in the development of agents that are focused on new types of diagnostic imaging.

In fiscal 2011, Nordion announced two Phase III clinical trials for TheraSphere. One trial is for primary liver cancer (STOP-HCC) and the other is for metastatic liver cancer (EPOCH). These trials are expected to support global adoption and long-term growth of TheraSphere, as well as reimbursement both within and outside the U.S. TheraSphere® is currently authorized by the U.S. FDA under an HDE as a radioembolization treatment for primary liver cancer or hepatocellular carcinoma. The Company has designed these trials to provide the data to support a submission to the FDA to obtain pre-market approval of the product in the U.S. In addition, data collected from these trials may demonstrate with statistical significance that TheraSphere® is an effective treatment for primary and metastatic liver cancer.

The overall cost of these trials is currently expected to be approximately $15 million to $20 million each over approximately six years.

Nordion also announced a randomized trial in the subset of primary liver cancer patients with portal vein thrombosis (PVT). This trial would provide randomized comparative data to demonstrate TheraSphere’s competitive advantage in the treatment of liver cancer patients with PVT. Nordion expects this data would enable it to build on the strong growth and adoption in the European market, to provide strong scientifically-supported comparative data to other liver cancer therapies, and to provide a base for expansion into Asia. The trial is also expected to support the Company’s pursuit of the expansion of the reimbursement of that treatment in Europe. Nordion expects the overall cost and timelines of this trial in a similar range as those of our STOP-HCC and EPOCH trials.

In its Sterilization Technologies segment, Nordion has re-initiated a R&D program at the Gamma Centre of Excellence in Laval, a fully operational sterilization facility that is used to assess parameters and conditions for sterilization of a wide variety of materials and products.

R&D expenditure in fiscal 2012 was $6.6 million (2011 – $5.6 million; 2010 – $4.5 million). Accounting for R&D is described in Note 2 in the Company’s 2012 Financial Statements.

4.12.   Regulatory Compliance

The nature of Nordion’s products, and the highly regulated environment in which the Company operates, require compliance with a multitude of regulations as well as legislation governing possession, operation, use and transportation of radioactive materials. Nordion‘s policy is to comply with all applicable regulations around the world. Nordion uses these regulations as a minimum standard and applies its own controls and procedures, which are, in some cases, more stringent than the required protocols. Nordion’s Ottawa facility is licensed as a Class 1B nuclear facility, regulated by the CNSC, and is audited across various dimensions of this licence on an annual basis.

In addition to the nuclear aspect of its products, many of the products processed or manufactured by Nordion are either pharmaceuticals or medical devices directed for human use, or products used in the manufacture of pharmaceuticals or medical devices that are directed for human use. Nordion is ISO 9001 registered and has drug and device facility and specific product registrations with North American (Health Canada and the FDA) and European Drug and Device health regulators. These regulators exert oversight through requirements for product registration and direct audit of the Nordion operations.

Nordion processes isotopes, delivers them to manufacturers, hospitals or treatment centres within a few hours or days. Regulatory standards applicable to Nordion include, but are not limited to:

•	Transport Canada regulations for the Transportation of Dangerous Goods.
•	CNSC regulations for General Nuclear Safety and Controls, Class I Facilities, Packaging and Transport of Nuclear Substances, Import/Export controls and source tracking requirements.

•	International Atomic Energy Agency’s (IAEA) Code of Conduct on the Safety and Security of Radioactive Sources.
•	International Transport Regulations for Radioactive Materials (Safety Series and Safety Standards for transportation of radioactive materials).
•	International Civil Aviation Organization (ICAO) and International Maritime Organization (IMO) requirements for safe transport by air and sea, respectively.
•	U.S. Department of Transportation requirements.
•	U.S. Nuclear Regulatory Commission requirements.
•	International Atomic Energy Agency (IAEA) Member State requirements for the transportation of radioactive materials.
•	U.S. FDA requirements for drugs and devices.
•	Health Canada requirements for drugs and devices.
•	EU requirements for drugs and devices.
•	U.S. Physician Payment Sunshine Act.

Nordion believes it is compliant, in all material respects, with all applicable regulations.

Internal Investigation

In August 2012, Nordion disclosed that it was conducting an internal inquiry and investigation of a foreign supplier and related parties focusing on compliance with the Canadian Corruption of Foreign Public Officials Act (CFPOA) and the U.S. Foreign Corrupt Practices Act (FCPA) (the “Internal Investigation”).

Through the Company's own internal review as part of its CFPOA compliance program, Nordion discovered potential compliance irregularities. As a result, the Company commenced an internal investigation of the possible compliance issues. These issues related to potential improper payments and other related financial irregularities in connection with the supply of materials and services to the Company. The investigation is being conducted by outside legal counsel and external forensic and accounting firms who are experts in such compliance. These external advisors report regularly to a special Committee of the Board of Directors constituted to deal with this matter.

Nordion voluntarily contacted the regulatory and enforcement authorities, including the Canadian and U.S. Department of Justice, the Royal Canadian Mounted Police, and the U.S. Securities and Exchange Commission, to provide details of the matter and to advise that an internal investigation was underway. The Company's external advisors have met with these authorities and will continue to provide information to them as the investigation progresses. Nordion continues to investigate this matter and cooperate with Canadian and U.S. law enforcement authorities and regulators.

As a result of the investigation to date, Nordion has ceased to make payments to, and has terminated its contractual arrangements with the affected foreign supplier. These actions were reflected in, among other things, a reduction in the notional amount of commitments included in the calculation of the embedded derivative expense in the third quarter of fiscal 2012. Nordion does not expect that the cessation of payments or termination of this relationship will impact its revenue in 2012 or 2013 or otherwise have a material impact on supplies necessary for our current business operations.

Nordion is currently unable to comment as to whether there will be any potential regulatory and/or enforcement action from either Canadian or US. law enforcement authorities or regulators resulting from these matters or, if any such action is taken, whether it will have a material adverse effect on Nordion’s business, financial position, profitability or liquidity. If law or enforcement authorities or regulators determine to take action against the Company, Nordion may be, among other things, subject to fines and/or penalties which may be material.

Nordion is committed to the highest standards of integrity and diligence in its business dealings and to the ethical and legally compliant business conduct of its employees, representatives and suppliers. The Company reviews its compliance programs on a regular basis to assess and align them with emerging trends and business practices. Corrupt or fraudulent business conduct is in direct conflict with the Company's Global Business Practice Standards (GBPS) and corporate policies. The Company continues to investigate this matter and cooperate with regulatory and enforcement authorities.

In parallel with the Internal Investigation, Nordion has developed and implemented a number of new and enhanced policies and procedures related to compliance. This remediation process has included enhancements to Nordion’s GBPS, policies related to anti-corruption, third-party due diligence, travel and expenses, sponsorships, and payment control processes.  Nordion is continuing to develop and strengthen other policies and procedures, as well as monitoring protocols to detect exceptions to these new policies, and is delivering training to employees, high risk third parties and other stakeholders affected by the changes. The intent of these changes is to strengthen Nordion’s overall compliance framework.

4.13.   Environment, Health, Safety and Governance

Nordion is committed to complying with all environmental, health and safety laws and regulations relevant to its operations. The Company’s Ottawa, Canada, facility has received ISO 14001: 2004 (environmental management systems) certification. In addition, Nordion maintains a comprehensive Environment, Health, Safety and Governance (EHS & Governance) program, including training for employees and contractors. Nordion’s policy is to protect the natural environment by using environmentally sound operation practices, including ALARA (as low as reasonably achievable), which is designed to keep radiation doses at a minimum for workers and the public. Nordion maintains insurance coverage for third-party claims relating to bodily injury or property damage.

Nordion has established a series of policies and programs to facilitate compliance with applicable EHS & Governance laws and regulations. The policies require regular environmental assessments of Company activities, establishment of remedial and contingency plans to deal with any incidents, and establishment of processes to report to senior corporate management and to the Board of Directors through the EHS & Governance Committee of the Board of Directors on the environmental status of the Company and its subsidiaries. Nordion uses an independent third party environment, health and safety auditing firm to conduct regular regulatory audits of Nordion operations. Nordion believes its approach to EHS & Governance compliance meets all regulatory requirements. It is not expected that this policy will have a significant impact on capital expenditures, consolidated earnings, or the Company’s competitive position.

Seven years ago, as part of its licensing with the CNSC, Nordion pledged a C$15.4 million letter of credit in support of future site remediation costs at its Ottawa, Canada facility. Remediation costs include the cost to remove radioactive material from the site when the Company exits the site. In fiscal 2010, Nordion re-estimated that future costs have increased by approximately $20 million to $35 million. This bond is under review and the new estimate for future site remediation for the Ottawa facility was submitted to the CNSC in April 2011. The Company is awaiting the outcome of the CNSC’s review of the new estimate.

Nordion has put into place a new public disclosure protocol in compliance with requirements of the CNSC. The new protocol forms part of our existing public information program with respect to the CNSC-licensed activities of Nordion’s Ottawa facilities, to ensure that information related to the health, safety and security of persons and the environment, and other issues associated with the lifecycle of this facility are effectively communicated to the public on an ongoing and timely basis.

5.     RISK FACTORS

The businesses that Nordion operates are subject to a number of risks and uncertainties discussed below and in other documents incorporated herein by reference, many of which are not in the Company’s control. Additional risks and uncertainties not presently known to the Company, or that the Company does not currently anticipate may be material and may impair the Company’s business operations. If any such risks occur, the Company’s business, financial condition and results of operations could be materially adversely affected.

Availability of supply of reactor-based isotopes.

As a result of supply issues mainly arising from the NRU’s extended shutdown in 2009/2010, Nordion’s customers have reduced their purchases from the Company, in part because they are finding alternative sources, and in part because ultimate customer demand for medical isotopes has not, and may never, return to pre-2009 levels, likely due to a combination of factors such as: more efficient use of isotopes; shifts to alternative diagnostic imaging modalities; and growing concerns about patient radiation exposure resulting in lower doses and less product usage.

The Company depends upon the NRU reactor operated by AECL in Chalk River, Ontario, Canada for the supply of the majority of its reactor-based medical isotopes. The Canadian government, which owns AECL, has stated that it intends to stop producing medical isotopes from the NRU reactor by 2016. The NRU reactor is over fifty years old and was out of service due to a heavy water leak in the reactor vessel for 15 months from May 2009 to August 2010, during which period Nordion was unable to obtain supply of substantially all of its reactor-based medical isotopes requirements from AECL. In addition the Company experienced several unplanned supply interruptions from the NRU during fiscal 2012, and expects that such unplanned supply interruptions may continue to occur in the future. During April and May of 2012, the NRU reactor was shut down for 31 days for planned inspections and maintenance. The NRU reactor is expected to shut down for an extended period of approximately one month for planned inspections and maintenance on at least an annual basis. During shut-downs Nordion will not receive medical isotopes from AECL. As Nordion did not have back-up supply for the shut down in 2012 and, as discussed below, does not expect to have significant back-up supply for planned shutdowns for the foreseeable future, the Company’s customers have sought to increase their supply from competitors.

Since the NRU reactor returned to service in August 2010 following its extended shutdown there generally has been more supply available than demand for reactor-based isotopes. As a result there has been increased competition globally, resulting in lower pricing. There can also be no assurances that the NRU reactor will not experience other extended planned or unplanned shutdowns in the future.

Nordion was unsuccessful in its claim for specific performance or monetary damages relating to AECL cancelled construction of the MAPLE facilities. Following the ruling in favour of AECL in the MAPLE arbitration, Nordion made an election to continue receiving supply from AECL under the existing agreement between the parties. If, among other things, the volumes of isotopes Nordion is required to purchase or the price the Company pays AECL through its revenue share arrangement decline, AECL and the Government of Canada may stop isotope production prior to the end of the NRU reactor’s current licence that extends to 2016. AECL may also require Nordion to pay increased or additional costs to maintain continued supply from the NRU reactor. The Canadian government, which owns AECL, has stated that it intends to stop producing medical isotopes from the NRU reactor by 2016.

In September 2010, Nordion entered into an agreement with JSC Isotope, the authorized subsidiary of RosAtom State Corporation for a supplemental supply of Mo-99. In October 2012, the Mo-99 supply agreement was terminated with JSC Isotope, though a framework agreement with JSC Isotope to explore and define areas of collaboration for the supply, marketing and sale of isotopes produced in Russia remains in effect. In October 2012, Nordion entered into negotiations directly with RIAR, which continues to develop its processing capability and capacity of Mo-99 from three reactors in Dmitrovgrad, Russia. As such, there is no certainty that Nordion and RIAR will reach an agreement. If an agreement is reached with RIAR, Nordion expects that such an agreement could establish, following required regulatory approvals, a supplemental supply of Mo-99 which could potentially meet a portion of Nordion’s long-term supply requirements. The Mo-99 volume associated with supply from RIAR would be anticipated to be significantly lower compared with the original agreement that Nordion had with JSC Isotope, and it is unlikely to be sufficient to meet Nordion’s customer demand. In addition, while RIAR may in the future convert to LEU, it currently uses HEU in the production of reactor-based isotopes, which may prevent supply from RIAR from being sold into the U.S. depending upon potential future U.S. regulations.

The Company is working with RIAR to attempt to come to an agreement related for the supply of reactor-based medical isotopes. The Company is also assessing other potential supply options. For a supply option to be viable it must provide reliable supply, sufficient quantities, be economical and available prior to 2016. In addition, as the majority of the Company’s current sales of reactor-based isotopes are to the U.S., the supply may also be required to be from a non-HEU source to meet potential future U.S. regulations.

If Nordion’s customers believe the Company will be unsuccessful in obtaining long term isotope supply, they may further reduce or altogether stop purchasing medical isotopes from Nordion. If the Company is unable to secure a long term supply of medical isotopes it may have to exit the business. Any or all of the foregoing could have a material adverse effect on the business, financial condition and results of operations of the Company.

Business interruptions.

Almost all of the Company’s products are manufactured at single locations, with limited alternate facilities due primarily to the licensing requirements for facilities that handle and store radioactive material and the specialized equipment required to manufacture its products. The vast majority of Nordion’s revenues are generated from products produced at the Company’s Ottawa facility. Any event, including a labour dispute, weather or other acts of nature, pandemics or other public health crises, fire, flood, power outage, threats to physical security, information technology or cyber-attacks or failures, regulatory, health or other issue that results in a prolonged business disruption or shutdown to one or more of the Company’s facilities, could create conditions that prevent the Company from processing, manufacturing, or shipping products at previous levels, or at all. Such events could adversely affect our sales, increase our expenses, create potential liabilities and/or damage our reputation, any of which could have a material adverse effect on our cash flows, competitive position, financial condition or results of operations.

The Company’s primary Targeted Therapies product, TheraSphere®, is sold under a Humanitarian Device Exemption in the U.S.

While the Company has full regulatory approval for the use of TheraSphere® in many countries, including Canada and the European Union, in the U.S., where the majority of the Company’s TheraSphere® revenue is earned, TheraSphere® is sold under a Humanitarian Device Exemption (HDE). Medical devices sold under an HDE are subject to a number of restrictions. More particularly, the Company is required to demonstrate that: (i) the amount charged in the U.S. for TheraSphere® does not exceed TheraSphere’s research, development, fabrication and distribution costs; (ii) the disease TheraSphere® is approved to treat under the HDE occurs in fewer than 4,000 individuals in the U.S. per year, and (ii) there is no  similar FDA-approved product for the same indication available in the U.S. Failure to comply with these restrictions could result in the HDE being revoked. As well, other factors, such as safety issues could also result in the HDE being revoked. Without the HDE, the Company would lose all or a significant portion of its TheraSphere® sales in the U.S., which would likely have a material adverse effect on the business and results of operations. The Company is currently in the process of conducting a STOP-HCC clinical trial to obtain full approval in the U.S. Delays in the completion of the STOP-HCC trial may increase the Company’s risk of becoming noncompliant with the HDE requirements and there is no certainty that full U.S. approval will be obtained.

Anti-corruption and fraud and abuse risk.

Nordion is subject to the Canadian Corruption of Foreign Public Officials Act (CFPOA), and may be subject to other similar anti-corruption and “fraud and abuse” laws in other jurisdictions such as the U.S. Foreign Corrupt Practices Act (FCPA), the UK Bribery Act, the U.S. False Claims Act, the U.S. Anti-Kickback Statute. Such legislation generally prohibit companies and their intermediaries from making improper payments or other things of value, including gifts, travel or entertainment for the purpose of obtaining or retaining business.

In August 2012, Nordion voluntarily disclosed it was conducting an internal investigation of a foreign supplier and other third parties, related to potential improper payments and other related financial irregularities in connection with the supply of materials and services, focusing on compliance with the CFPOA and FCPA. As of the filing of this AIF, it has not yet been determined whether there will be any potential regulatory and/or enforcement action resulting from these matters or, if any such action is taken, whether it will have a material adverse effect on the business or its financial position, profitability or liquidity. It is difficult for Nordion to estimate the time or resources that will be needed for this investigation or its final resolution. In addition, the cost of the investigation, which was $9.8 million in fiscal 2012, and the cost of implementing remediation plans, which has not yet been estimated, may be significant.

Nordion sells and/or procures products in more than 60 countries. In the majority of these countries Nordion does not have employees and relies on third parties or intermediaries to represent the Company. A number of these countries have a high risk of corruption. Based on the nature of the Company’s products involve potential interaction with government, or public, officials.

If Nordion’s employees or agents violate the provisions of anti-corruption laws, the Company may incur fines or penalties, be unable to market our products in certain countries, have to expend significant time and money on investigative and remedial efforts, suffer damage to our reputation, or experience other consequences which could have a material adverse effect on its business, operating results or financial condition.

Risks related to the Company’s credit facility agreement and liquidity.

In January 2013 Nordion entered an $80 million Amended and Restated senior secured credit facility agreement with the Toronto-Dominion Bank (TD) and a select group of other financial institutions. The credit facilities consist of a $20 million revolving credit facility and a separate facility of up to $60 million to be used for the issuance of letters of credit. The latter facility will be fully secured including a specific pledge of cash collateral. Cash pledged against the facility will be reported as restricted cash and will be unavailable for operation. The facilities contain a number of financial and non-financial covenants. The financial covenants related to the $20 million revolving credit facility require the Company to, among other things, maintain a certain level of earnings before interest, tax, depreciation and amortization (EBITDA) and tangible net worth (both measures are defined in the credit facility agreement and include certain adjustments to amounts included in our financial statements). Failure to meet a covenant, or another event of default, could result in the Company being required to repay all amounts drawn on the credit facility. As at October 31, 2012, the Company had $30.6 million of letters of credit, and the amount in letters of credit issued against the credit facility is expected to increase by more than $25 million in fiscal 2013. The use of cash, if available, to repay drawn amounts and/or to collateralize letters of credit issued against the credit facilities, could have a material adverse effect on the Company’s financial position and have a negative effect on the Company’s ability to execute its strategy.

In addition, the Company will or may have to make a number of payments in fiscal 2013 and beyond where the amount and timing may be uncertain. These include, among other things, the payment of a portion of AECL’s arbitration costs, insurance and costs relating to litigation matters, an amount related to the Life arbitration award, and potential fines and/or penalties related to the Internal Investigation. The Company may not have sufficient cash on hand, cash from operations and credit facilities, if available, to fund these payments, which could have a material adverse effect on the Company’s financial position.

Effectiveness of internal controls.

Nordion’s CEO and CFO are required to report on the effectiveness of the Company’s internal control over financial reporting. The results of this review are reported in the Company’s annual report and in its MD&A for the year ended October 31, 2012. Management’s review is designed to provide reasonable assurance, not absolute assurance, that all material weaknesses existing within the Company’s internal controls are identified. Material weaknesses represent a deficiency, or a combination of deficiencies in the Company’s internal controls over financial reporting such that there is a reasonable possibility that a material misstatement of the reporting issuer’s annual financial statements or interim financial report will not be prevented or detected on a timely basis. In addition, management cannot provide assurance that any remedial actions being taken by the Company to address any material weaknesses identified will be successful, nor can management provide assurances that no further material weaknesses will be identified within its internal controls over financial reporting in future years. If the Company fails to maintain effective internal controls over its financial reporting, there is the possibility of errors or omissions occurring, or misrepresentations in the Company’s disclosures, which could have a material adverse effect on the Company’s business, its financial statements, and the value of the Company’s Common shares.

Risks arising from doing business in various countries around the world.

Nordion’s operations are subject to the risks associated with carrying on business in various countries in North and South America, Europe and Asia. Accordingly, future business, financial condition and results of operations of the Company could be materially adversely affected by a variety of factors including, but not limited to:

•	Changes in a jurisdiction’s political or economic conditions, particularly in developing or emerging markets;
•	Compliance with trade protection measures and export and import regulations;
•	Reliance on intermediaries or third parties to represent the Company in various capacities;
•	Compliance with regulations related to corrupt business practices;
•	Exposure to foreign-exchange rate fluctuations between currencies;
•	Tax consequences and/or other potential restrictions on the transfer of funds between subsidiaries;
•	Longer payment cycles of foreign customers and difficulty of collecting receivables in foreign jurisdictions;
•	Potential nationalization of industries, properties or assets that the Company relies on;
•	Differing tax laws and changes in those laws including investment tax credits, or changes in the countries in which Nordion is subject to tax;
•	Differing cultural and business practices associated with foreign operations;
•	Differing labour laws and changes in those laws;
•	Differing protection of intellectual property and changes in that protection; and,
•	Differing regulatory requirements and changes in those requirements.

Dependence on one customer for the majority of the Medical Isotopes segment revenue and earnings.

Lantheus, Nordion’s largest customer, purchases the majority of the Mo-99 the Company sells. Lantheus accounted for 21%, 22%, and 9% of the Company’s total revenue in fiscal 2012, 2011, and 2010, respectively. The percentages were lower in 2010 due to the extended shutdown of the NRU reactor.

Lantheus has stated that it is proactively implementing a diversification strategy for the supply of Mo-99. In October 2012, Nordion extended its contract with Lantheus by two years until the end of 2015. The contract reflects specific pricing and volume commitments for each year of the contract, which can be affected by the demand Lantheus experiences for its product. In particular, if new or increased sources of Mo-99 supply are brought on-line by competitors, the level of demand for the product the Company sells to Lantheus could be reduced. In addition, the Company’s inability to provide back-up supply during the planned NRU shutdown that occurred in 2012 and the Company’s likely future inability to provide back-up supply during future planned and unplanned shutdowns of the NRU reactor is resulting in Lantheus having to increase its purchases from other suppliers.

In addition, during 2011, Lantheus increased its debt level by approximately 60%. In addition to Nordion’s ability to collect accounts receivable owed, if Lantheus were to breach its covenants associated with its debt or was unable to make payments against its debt or was otherwise unable to make payments under the supply agreement with Nordion, its ability to compete in its markets may be reduced and its demand for Mo-99 from Nordion may therefore be significantly reduced.

A decline in sales volumes and/or price of Mo-99 sold to Lantheus could have a material adverse effect on the business, financial condition or results of operations of the Company.

Shareholder activism.

As at October 31, 2012, the Company’s top five shareholders were estimated to holdover 40% of the Company’s Common shares. If a shareholder is dissatisfied with the market value of the Company’s Common shares, the Company’s strategic direction, or their inability to sell due to the trading illiquidity of the Company’s Common shares, that shareholder or a group of these shareholders, may become activist. Certain of our existing shareholders have undertaken activist activities with other companies. Activist shareholders, among other things, may propose changes to the Company’s Board of Directors, recommend that the Company make changes to its strategy including buying back the Company’s stock with cash on hand, issuing debt or divesting certain of the Company’s businesses, or launch a takeover bid. These actions may result in an investment in the Company being less attractive to current and potential shareholders, result in a decline in the Company’s share price, distract management and employees, adversely affect our ability to retain key employees and attract new employees, require the expenditure of significant resources and time, creating uncertainty that may materially adversely affect our business and results of operations.

Sources of supply.

Due to the uniqueness of Nordion’s business, it is common for the Company to purchase certain components and raw materials necessary for its products from sole or limited suppliers, and as a result, it may not be able to establish, whether due to cost, regulatory and other business considerations, in a timely manner or at all, additional or replacement sources for certain components or materials in the event an existing supplier becomes unavailable. Nordion realizes this potential vulnerability and incorporates many additional considerations that mitigate this risk. These would include exclusive, long-term supply arrangements, particularly related to Co-60, multiple inventory lots with extended shelf-life, back-up supply redundancy and many other practices intended to ensure the product can be consistently and reliably delivered.

In the event an existing supplier becomes unavailable, this could result in production delays, increased costs, or an inability to continue to manufacture key products, in particular if Nordion was unable to find a replacement of one of its long-term suppliers of Co-60, all of which could have a material adverse effect on the business, financial condition or results of operations of the Company.

Reimbursement risk.

Sales of TheraSphere® are to some extent dependent upon the levels of reimbursement for the product offered by governmental health administration authorities, private health coverage insurers and other third-party payors. Reimbursement and healthcare payment systems vary significantly by country. There can be no assurance that reimbursement approvals will be received. Nordion currently has two ongoing Phase III clinical trials for TheraSphere, one for primary liver cancer (STOP-HCC) and the other for metastatic liver cancer (EPOCH). A third trial (YES-P) was initiated in 2012. While these trials are expected to support reimbursement of TheraSphere® both within and outside the U.S. if efficacy is demonstrated, there may be some transitional effects on the current qualification for reimbursement of TheraSphere® in some jurisdictions such as the U.S. while the trials are ongoing. The loss of qualification for reimbursement of TheraSphere® or a reduction in the level of reimbursement for any reason could have a significant negative impact on TheraSphere®, which could have a material adverse effect on the business and results of operations.

An unfavourable outcome of one of the Company’s clinical trials for TheraSphere®.

The Company initiated two clinical trials for TheraSphere® in 2011 and a third one in 2012. These trials are larger than any trials the Company has previously completed for TheraSphere® and are intended to provide statistically significant data that would support the safety and efficacy of the product. In the course of, or at the completion of the trials, it may be determined that the product is not safe and/or not effective, or requires significant labeling limitations. An unfavourable outcome for any of the trials may result in a reduction or termination of sales, any of which could have a material adverse effect on the Company’s business, financial condition, and results of operations.

If the clinical trials for TheraSphere® are delayed or terminated, the Company’s prospects for future revenue growth would be adversely affected. Since TheraSphere® is approved in the U.S., Canada, and many other jurisdictions where the clinical trials are being conducted, Nordion faces risks in its ability to enrol sufficient patients in clinical trials in a timely manner, due in part to the availability of TheraSphere® outside of clinical trial participation, to obtain and maintain sufficient clinician support, in its need to modify or delay its clinical trials or to perform additional trials, and in the risk of failing to obtain Health Canada, FDA and other regulatory body approvals. If these trials cannot be completed on a timely basis, or at all, then the Company’s prospects for future growth may be adversely impacted.

In addition, the occurrence of adverse events in the course of the clinical trials could result in claims against the Company which could have a material adverse impact on the business, financial condition, and results of operations of the Company.

Nordion extensively outsources its clinical trial activities and performs only a small portion of the activities in-house. The Company relies on an independent third-party contract research organization (CRO) to perform most of its clinical studies, including document preparation, site identification, screening and preparation, pre-study visits, training, program management and bioanalytical analysis. Most important aspects of the services performed for Nordion by the CRO are out of the Company’s direct control. If there is any dispute or disruption in the Company’s relationship with its CRO, Nordion’s clinical trials may be delayed. Moreover, in Nordion’s regulatory submissions, the Company relies on the quality and validity of the clinical work performed by its third-party CRO. If any of Nordion’s CRO’s processes, methodologies or results were determined to be invalid or inadequate, the Company’s own clinical data and results and related regulatory approvals could be adversely affected.

The clinical trials required for regulatory approval of TheraSphere, as well as clinical trials we are required to conduct after approval, are very expensive and lengthy processes. It is difficult to accurately predict or control the amount or timing of these expenses from quarter to quarter, and Health Canada, the FDA and/or other regulatory agencies may require more clinical testing than we originally anticipated. Uneven and unexpected spending on these programs may cause the Company’s operating results to fluctuate from quarter-to-quarter, and/or could have a material adverse impact on the business, financial condition, and results of operations of the Company.

External forces may result in significant declines in pricing and/or sales volumes.

A number of factors, including but not limited to, increases in supply of competitive product from new sources, new products which overtake Nordion’s products, consolidation within the industry and within our customers’ industries, competitive pricing pressures, lower demand from the Company’s customers and, in particular from its largest customer, (upon whom the Company is dependent for the majority of sales and earnings from Mo-99), and lower demand from our customers’ customers, could result in significant declines of either or both pricing and sales volumes, which may in turn have a material adverse effect on our business, financial condition, and results of operations.

The Company’s primary operating locations handle and store hazardous and radioactive materials.

Nordion is subject to federal, provincial, state, local, and foreign laws, rules, regulations and policies relating to environmental protection, health and safety. These laws, rules, regulations and policies govern the generation, manufacture, storage, handling, transportation, use, discharge and disposal of certain hazardous and potentially hazardous substances used in connection with our operations and products. Nordion’s facilities handle and store radioactive material and, in particular, the Company’s Ottawa site handles and stores large quantities of highly radioactive Co-60. A significant release of radioactivity, which could result from, among other things, a natural disaster, equipment failure, human error, an act of terrorism or a transportation accident, could result in employees and/or the public being exposed to radiation. In addition, failure or damage to Nordion’s shipping containers used to ship material to and from the Company’s site could also result in a release of radioactivity.

Although the Company is focused on complying with these laws and regulations in all material respects, believes it is in compliance with these regulations and has designed its processes and equipment with the intent of avoiding releases of radiation, if we were to fail to comply with present or future regulations and/or a release of radioactivity were to occur, we could be subject to substantial liabilities, litigation, loss of licences to operate and reputational damage. In addition, there can be no assurance that we will not be required to incur significant costs to comply with environmental regulations in the future. Any of the above could have a material adverse effect on the business, financial condition, and results of operations of the Company.

The Company faces significant competition and may not be able to compete effectively.

Nordion competes with many companies ranging from multinationals to start-up. Many of our competitors have substantially greater financial, technical and human resources, and spend substantially more on research and development, sales and marketing activities. Competition can take many forms, including aggressive pricing for competing products or services, development of new, better and/or cheaper products or services, the ability to obtain patent protection or regulatory clearance earlier, or the ability to commercialize new products or technologies rapidly. Failure to compete effectively could cause the Company to lose market share to its competitors and have a material adverse effect on the business, financial condition and results of operations of the Company.

The Company also faces competition for marketing, distribution and collaborative development agreements, for establishing relationships with academic and research institutions, and for licences to intellectual property. In addition, academic institutions, governmental agencies and other public and private research organizations also may conduct research, seek patent protection and establish collaborative arrangements for discovery, research, clinical development and marketing of products or services similar to those offered by Nordion. These companies and institutions compete with Nordion in recruiting and retaining qualified scientific and management personnel, as well as in acquiring necessary product technologies. Globalization of the Company’s industries also affects its competitiveness. As competitors and new entrants establish operations in lower-cost labour markets, pricing in these industries may be reduced resulting in lower revenues and profitability for the Company, which could have a material adverse effect on the business, financial condition and results of operations of the Company.

Long-term supply commitments of Co-60.

As a result of the investment Nordion’s suppliers are required to make and supply product, and the Company’s intent to acquire access to supply over longer periods, Nordion has entered into long-term supply agreements for the supply of Co-60, which include set pricing levels and minimum purchase commitments. These supply agreements extend for 12 years, eight years and six years, respectively, with Nordion’s largest three suppliers of Co-60. While certain of the contracts contain provisions that allow the Company to reduce the quantities purchased and terminate the agreement under certain circumstances, the Company may not be able to rely on or effectively enforce these provisions. In addition, the contractual arrangements Nordion has made with its customers to supply Co-60 to them generally only extend for periods of one to three years. Accordingly, in the future, the Company may not be able to cover its costs of Co-60 purchased under existing supply commitments, which may in turn have a material adverse effect on our business, financial condition, and results of operations.

Risks related to insurance coverage.

Nordion maintains a global insurance program covering all of its operating units. The policies provide coverage for normal operating risks and include annual liability coverage of up to $100 million. The Company also maintains a global policy covering property and business interruption risks with a total insured value of $700 million and directors’ and officers’ insurance having a limit of $80 million. There is no certainty that the amount of coverage is adequate to protect the Company in all circumstances that the Company’s insurance policy will cover a specific claim, or that the Company will be able to acquire such insurance on an ongoing basis at rates acceptable to the Company. In addition, the Company has retained liabilities for businesses which were previously divested, and may not have adequate insurance in place to cover these potential liabilities, thereby self-insuring any future losses that may arise. Furthermore, even where a claim is covered by insurance, Nordion is subject to deductibles which it must cover, and the insurance coverage might be inadequate and Nordion would have to pay the amount of any settlement or judgment that is in excess of the policy limits or that is excluded from policy coverage. Failure to obtain or maintain adequate insurance may have a material adverse effect on the Company’s business and operations.

The Company’s business, financial condition and results of operations are subject to significant fluctuation.

The Company cannot reliably predict future sales, pricing, and profitability. Changes in competitive, market and economic conditions may require the Company to adjust its operations, and it may not be able to make those adjustments or to make them quickly enough to adapt to changing conditions. The Company has a number of long-term supply contracts which include specified purchase commitments. The majority of the Company’s products, excluding product related to Sterilization Technologies, involve radioactive isotopes that decay rapidly and, therefore, cannot be held in inventory. Declines in sales, pricing, profitability and/or supply could disproportionately affect the Company’s business, financial condition, and results of operations in any particular quarter.

Factors that may negatively affect sales and operating results include:
•	Access to supplies of key materials;
•	The timing of supply of Co-60;
•	Inability to secure a carrier to meet the necessary delivery schedules to customers;
•	Global or regional economic downturns;
•	Lack of demand for the Company’s products and services;
•	Voluntary or regulatory recall or stoppage of manufacture of the Company’s, or the Company’s customer’s, products;
•	Adverse changes in industries upon which the Company is dependent, such as the pharmaceutical and biomedical industries;
•	Concentration of customers;
•	Changes in the volume or timing of product or service orders;

•	Inability of the Company’s customers to obtain regulatory approval or funding to continue the development of their products;
•	Changes in the relative amounts of sales represented by various products, services and customers, which have different gross margin levels;
•	Regulatory changes affecting Nordion, its customers, or suppliers;
•	Delays or problems in the introduction of new products or services;
•	Competitors’ introduction of new products, services or technological innovations;
•	Competitive pressures resulting in lower selling prices or other terms;
•	Changes in foreign exchange rates and interest rates;
•	Increased costs of raw materials or supplies;
•	Changes in import licences or duties; or
•	Changes in the financial stability of customers or suppliers, including their ability to obtain financing at a reasonable cost.

Management believes that operating results for any particular quarter are not necessarily a meaningful indication of future results. While fluctuations in the Company’s quarterly operating results could negatively or positively affect the price of the Company’s Common shares, these fluctuations may not be related to the future overall operating performance. Reductions in a particular quarter’s results may not be recovered in future quarters, which could have a material adverse effect on the business, financial condition, and results of operations of the Company.

Current and future litigation and regulatory proceedings.

The Company is currently pursuing and defending various proceedings, and will in all likelihood be subject to additional proceedings in the future, including potential litigation regarding the products and services it provides. Any claim brought against us, regardless of its merits, could be costly to defend and could result in an increase of the Company’s insurance premiums. The outcome of litigation, particularly class action lawsuits, is difficult to assess or quantify. Some claims brought against Nordion might not be covered by the Company’s insurance policies. Nordion has significant self-insured retention amounts, which the Company would have to pay in full before obtaining any insurance proceeds. Furthermore, even where the claim is covered by insurance, the insurance coverage might be inadequate and Nordion would have to pay the amount of any settlement or judgment that is in excess of policy limits. Proceedings that are not covered or not sufficiently covered by insurance policies, or which falls within retained liability under the Company’s policies, could have a material adverse impact on the business, financial condition, or results of operations of the Company.

The Company may become involved in litigation regarding products and services it expects or receives from others and may also be subject to regulatory proceedings. Lack of success in such litigation or regulatory proceedings may expose the Company to the loss of marketing approvals, financial loss or prevent it from enforcing rights that are important to the Company, thereby having an adverse effect on the business or results of operations of the Company.

Manufacturing flaws, component failures, design defects, off-label uses or inadequate disclosure of product-related information could result in unsafe conditions or in injuries or death, which could lead to a recall, or issuance, of a safety alert and/or litigation, which would in each case entail significant costs, negative publicity and a diversion of management’s attention from Nordion’s business.

Risks relating to the Company’s defined benefit pension plans.

The Company operates, and is responsible for, funding a number of defined benefit pension plans for current employees, retirees and employees who transferred to other organizations upon the sale of various businesses. All of these plans are closed to new entrants. The Nordion pension plan in Canada is the largest plan and holds assets in Canadian equities, global equities, Canadian bonds, including real return bonds and cash and money market investments. In addition, the retirement payments are indexed to account for inflation and as a result the expected liability for future retirement payments increases as real interest rates decline. The Nordion pension plan is currently in a deficit position on a solvency basis, which is used for the calculation of regulatory funding in Canada. Among other factors, declines in equity or bond prices and/or declines in real interest rates could result in the Company having to make increased contributions to its pension plans to fund deficits, which could have a material adverse effect on the Company’s financial position and result of operations.

The Company is subject to complex and costly regulation.

The health and life science industries are subject to extensive, complex, and frequently changing regulations. Our research and development, manufacturing, operations, transport, marketing, promotion and pricing practices and the manner in which we or third parties working on our behalf interact with customers, health care professionals and patients, are all subject to extensive regulation.

All of the Company’s facilities that handle or store radioactive material are government regulated and inspected. Operating licences related to radioactive materials could be subject to cancellation under certain circumstances. Failure to obtain or maintain operating licences could have a material adverse effect on the business, financial condition, or results of operations of the Company.

Governmental agencies throughout the world strictly regulate the drug and medical device development process. The Nordion facilities devoted to pharmaceutical development are subject to regular inspection by the FDA, Health Canada, the European Medicines Agency (EMEA) and other regulatory agencies. Customers also are subject to periodic review by drug approval authorities. The Company’s failure, or any of its customers' failures, to pass an inspection conducted by the FDA, Health Canada, the EMEA, or any other regulatory body could result in disciplinary action leading to increased costs, recall or seizure of products, total or partial suspension of production, suspension or withdrawal of regulatory approval, delays in subsequent regulatory approval processes, suspension of ongoing clinical trials, imposition of new manufacturing requirements, closure of facilities, limitations on marketing practices and/or reduced customer demand that could have a material adverse effect on the business, financial condition or results of operations of the Company.

The nature of Nordion’s products, and the highly regulated environment in which Nordion operates, requires compliance with a multitude of regulations governing radioactive material transportation. The receipt, processing, handling, shipping and use of radioisotopes are highly regulated (see Section 4.12 – Regulatory Compliance). There has been an increased focus on the regulation of radioactive material. A change in regulation could increase the Company’s costs, which could have a material adverse effect on the business, financial condition, or results of operations of the Company. The Company is subject to increasingly strict data privacy and security laws in various jurisdictions, the violation of which could result in fines or other sanctions.

The Company is subject to compliance costs, potential litigation, regulatory proceedings and other potentially adverse consequences as a result of scrutiny and regulation by governmental authorities, including the time and effort required by our personnel to maintain compliance. If the Company fails to comply with applicable regulations, it could suffer civil and criminal damages, fines and penalties, loss of various licences, certificates and authorizations necessary to operate its business, as well as incur liabilities from third-party claims, all of which could have a material adverse effect on the business of the Company, financial condition, or results of operations of the Company.

Restrictions on foreign ownership.

The wholly-owned indirect subsidiary of the Company which holds the Nordion assets is subject to the Nordion and Theratronics Divestiture Authorization Act (Canada). This Act effectively imposes restrictions and limitations on the beneficial ownership or control of voting shares of Nordion (Canada) Inc. by “non-residents” of Canada (as such term is defined in the Act). In addition, under the 2006 Interim and Long-Term Supply Agreement between Nordion (Canada) Inc. and AECL, Nordion (Canada) Inc. has granted rights of first offer and first refusal in favour of AECL in the event that Nordion (Canada) Inc. proposes to transfer all or a substantial portion of its isotopes business to certain designated third parties. These restrictions can significantly reduce the ability of the Company to consider certain strategic transactions which could be beneficial to the Company.

Outcome of the Company’s arbitration with AECL and its lawsuit against AECL.

In September 2012 the Company announced that it had received the decision in the confidential arbitration with AECL and was unsuccessful in its claim for specific performance or monetary damages relating to AECL’s cancelled construction of the MAPLE facilities, and therefore was not entitled to a remedy under the 2006 Agreement for the unilateral termination by AECL of the construction of the MAPLE facilities. The arbitrators have not yet decided on the issue of costs and requested that Nordion and AECL make submissions. As the decision of the tribunal favoured AECL, Nordion may be responsible for a portion of AECL’s costs, which could be material.

The arbitration decision leaves Nordion open to pursue its ongoing lawsuit against AECL in the Ontario courts in relation to the 1996 Isotope Production Facilities Agreement (IPFA).  The claim requests damages in the amount of $243.5 million for negligence and breach of the IPFA, as well as pre- and post-judgment interest and costs.

An order for Nordion to pay all or a portion of AECL’s costs of the arbitration and/or pursuing a claim against the AECL that is ultimately unsuccessful could have a material adverse effect on the Company’s financial condition.

Risks related to any strategic transaction.

Any acquisition that Nordion undertakes would be accompanied by the risks commonly encountered in acquisitions, including the potential disruption of our business while we evaluate opportunities and attempt to complete acquisitions.

Any business Nordion may seek to acquire or technology it may seek to license may fall short of expectations or may prove to be unprofitable. Accordingly, the earnings or losses from any such acquired business or licensed technology may dilute earnings. In addition, any failure to complete an acquisition, divestiture or licensing may result in adverse market reaction.

Nordion may be unable to integrate acquired businesses or licensed technologies into its existing business, or make the acquired businesses or licensed technologies profitable for various reasons including but not limited to: its ability to retain key employees and/or customers; its ability to integrate operations, personnel, business information systems and processes; its ability to complete the development of products; difficulty with sales; difficulty in maintaining uniform standards, controls, procedures and policies; and incompatible management or other cultural differences. Any of the foregoing could have a material adverse effect on the Company’s financial position and results of operations.

Any divestitures may result in significant write-offs, including those related to property plant and equipment and other assets, and could involve risks relating to difficulties in the separation of operations, services, products and personnel, diversion of management’s attention, disruption to remaining businesses and the potential loss of key employees, all of which could have a material adverse effect on our financial position and results of operations.

Compliance with laws and regulations affecting public companies.

As Nordion is traded on both the Toronto Stock Exchange (TSX) and the New York Stock Exchange (NYSE), it is subject to complex regulations for which compliance is expensive and time consuming. Any future changes to the laws and regulations affecting Canadian public companies and U.S. foreign private issuers, and/or a determination that Nordion no longer qualifies as a foreign private issuer, may cause the Company to incur increased costs and efforts as it evaluates the implications of the new rules and responds to new requirements. Delays or a failure to comply could result in enforcement actions, the assessment of penalties and/or civil suits.

The Company may be required to hire additional personnel and utilize additional outside legal, accounting and advisory services, all of which could cause general and administrative costs to increase beyond what the Company currently has budgeted. The Company is continually evaluating and monitoring developments with respect to these laws, rules and regulations, and it cannot predict or estimate the amount of the additional costs it may incur or the timing of such costs.

New laws and regulations may make it more expensive for the Company to provide indemnities to its officers and directors and may make it more difficult to obtain certain types of insurance, including liability insurance for directors and officers. The Corporation may, therefore, be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these changes could also make it more difficult for the Company to attract and retain qualified persons to serve on its Board of Directors, or as executive officers.

The Company may be unable to effectively introduce and market new products and services, or may fail to keep pace with advances in technology.

Without the timely introduction of new products and enhancements, the Company’s current products could become technologically obsolete, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

Our products are often complex and, therefore, often require significant research, planning, design, development and testing before they may be marketed. New product offerings will not succeed if the Company is unable to: accurately anticipate customer needs; accurately anticipate evolving government and regulatory policies; innovate and develop new products and services; successfully commercialize new technologies in a timely manner; price products competitively; source, manufacture and deliver high-quality products in sufficient volumes and on time; or differentiate product offerings from its competitors’ product offerings.

Developing new products may require significant investments before the Company, or its customers, can determine the commercial viability of the new product. Investments may be made in R&D of products that do not become commercially viable. Nordion may experience design, manufacturing, marketing or other difficulties that could delay or prevent our development, introduction or marketing of new or improved products; which delays would increase development expenses, which could affect the Company’s results of operations negatively.

In addition, the timely introduction of new products or enhancements may be adversely affected if reimbursement of such products by governmental health administration authorities, private health coverage insurers and other third-party payors is not available. Reimbursement and healthcare payment systems vary significantly by country. There can be no assurance that reimbursement approvals will be received, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

Foreign currency exchange rates may adversely affect results.

The Company derives a large portion of its revenues from international sales. For the year ended October 31, 2012, the Company derived approximately 96% and 32% of total revenues from continuing operations, from outside Canada and the U.S., respectively. In addition, the Company purchases product from outside of Canada and has commitments to purchase products over a number of years in U.S. dollars. The Company’s financial statements are denominated in U.S. dollars. However, the Company’s primary operating locations are in Canada, and the Company incurs operating expenses in Canadian dollars. As a result, factors associated with international operations, including changes in foreign currency exchange rates, could significantly affect the business, financial condition and results of operations of the Company.

As a global company, the Company’s exposure to foreign-exchange rate changes includes, but is not limited to, the following:

•	Costs and revenues denominated in Canadian dollars, when translated into U.S. dollars for financial reporting purposes, can fluctuate due to exchange rate movements;
•
Embedded derivatives based on the currency of certain contracts the Company enters into with customers and suppliers, in particular the Company’s Russian supply agreements, are valued at market rates, and the Company may report significant gains or losses based on changes in current and expected future, or commonly referred to as forward, exchange rates;

•	The Company may hold a portion of its cash in Canadian dollars which may result in a reduction cash reported in U.S. dollars if the U.S. dollar strengthens relative to the Canadian dollar;
•
Certain long-term contracts with suppliers or customers may experience significant fluctuations in foreign exchange rates over several years thereby impacting cash flows and results of operations of the Company; and

•	Certain contracts may involve foreign exchange risk when costs are incurred in a different currency than revenue.

Changes in trends in the pharmaceutical and biotechnology industries.

Industry trends and economic and political factors that affect pharmaceutical and biotechnology companies also affect the Company’s business. The Company provides services to pharmaceutical and biotechnology companies, including Contract Manufacturing and product development support. The Company’s business could be adversely affected by any significant decrease in life science research and development expenditures by pharmaceutical and biotechnology companies, as well as changes in the acceptance and use of radiopharmaceutical products.

Regulations may reduce demand for the Company’s products and services, and increase expenses.

Nordion competes in markets in which it, and its customers, must comply with federal, state, local, and foreign regulations, such as environmental, nuclear, health and safety, food and drug, and medical device regulations. These regulations may create or affect market demand for products and services. Because of the high cost to develop, configure, and market products and services to meet customer needs and regulatory requirements, any significant change in applicable regulations could reduce demand for the Company’s products or services or increase the costs associated with manufacturing, distributing and selling  these products and services. Sales of Nordion’s products depend, in part, upon the extent to which the costs of its products are reimbursed by governmental health administration authorities, private health coverage insurers and other third-party payors. Reimbursement criteria for approval vary by country, and are becoming increasingly stringent. Moreover, reimbursement requires management expertise and significant attention to obtain and maintain. The Company’s customers’ ability to obtain appropriate reimbursement affects both the quantity and price of the products they purchase and the prices they are willing to pay. In addition, demand for new products may be limited unless Nordion obtains reimbursement approval from governmental and private third-party payors prior to introduction.

In addition, changes to government healthcare reimbursement policies could have a significant impact on our customers’ spending decisions. In recent years, the U.S. Congress and U.S. state legislatures have considered various types of healthcare reform in order to control growing healthcare costs. Similar reform movements have occurred in Europe and Asia. Implementation of healthcare reform legislation to reduce costs could limit the profits that can be made from existing products and the development of new improved products. This could adversely affect R&D expenditures by pharmaceutical and biotechnology companies which could in turn decrease the business opportunities available to the Company.

We are subject to various laws related to prohibiting payments intended to induce physicians or others either to refer patients or to acquire or arrange for or recommend the acquisition of healthcare products or services, prohibiting false claims, and protecting patient confidentiality. These laws constrain our sales, marketing and other promotional activities by limiting the kinds of arrangements we may enter into with hospitals, physicians or other potential purchasers of medical devices. These laws prescribe civil and criminal penalties for noncompliance, which can be substantial.

The U.S. Patient Protection and Affordable Care Act (PPACA) and the Health Care and Education Reconciliation Act of 2010 (Reconciliation Act), among other things, impose a 2.3% excise tax on the sale of certain medical devices that will take effect in 2013. A section of the PPACA known as the “Sunshine Act” requires applicable manufacturers of drugs and devices to report annually for publication certain payments and other transfers of value to health care professionals and teaching hospitals, as well as certain ownership interests held by physicians. It is anticipated that Nordion will be required to track these payments and other transfers of value beginning in 2013, with the first annual report to be submitted in 2014.

Current economic instability.

International financial markets and economies have been experiencing a period of upheaval characterized by significant debt levels, bankruptcy, failure, collapse or sale of various financial institutions, diminished liquidity and credit availability, declines in consumer confidence and economic growth, increases in unemployment rates and uncertainty about economic stability. Nordion’s customers may experience financial difficulties or be unable to borrow money to fund their operations, which may adversely affect their ability or decision to purchase our products, or pay for our products once purchased. The economic downturn may also, among other things, create downward pressure on the demand for and pricing of our products which could have an adverse effect on our business, financial position and results of operations.

Volatility of share price and dividend policy

The market price of Nordion’s shares is subject to volatility. Deviations in actual financial results as compared to the expectations of securities analysts who follow the Company can have a significant effect on the trading of Nordion’s Common shares. In addition, Nordion’s revenues and profitability growth may vary from one quarter to another due to, among other things, the events discussed in these risk factors, quarter-to-quarter variances in our financial results, the nature of our business, or a decline or rise of stock prices in the capital markets generally.

Nordion suspended its quarterly dividend in the fourth quarter of fiscal 2012, and currently does not anticipate paying dividends in the foreseeable future. Any future decisions to pay dividends will be made at the discretion of the Board of Directors and will depend on, among other things, our cash flows, results of operations and financial condition.

Dependence on information technology (IT) systems and communication systems.

The Company’s business depends, in part, on the continued and uninterrupted performance of its IT systems. Sustained system failures or interruptions could disrupt the Company’s ability to perform many of the functions that are critical to the Company’s business, including processing customer orders, transportation of raw materials and finished products, manufacturing of products, and timely invoicing and collections. The Company’s business, financial condition and results of operations could have a material adverse effect from a prolonged system failure.

The Company’s computer systems are vulnerable to damage and interruption from a variety of sources, including telecommunications failures, malicious human acts, and natural disasters, and there is always a risk of unanticipated problems. There is additional risk if critical systems are not kept up to date and maintained under full manufacturer’s support. The Company’s insurance policies may not cover or adequately compensate the Company for any losses that may occur due to any failures in its IT systems.

Uncertain disposal and decommissioning costs.

Nordion currently disposes of cobalt sources returned from customers in the normal course of business, and expects this practice to continue. The future disposal path, and Nordion’s actual disposal costs, are subject to change at the discretion of the disposal site and are subject to availability. If disposal facilities are not readily available to Nordion, the Company may store quantities of spent Co-60 at its facility until alternate disposal becomes available.

As a result of processing radioactive material, the buildings and equipment at the Company’s facilities may become contaminated with radioactive material. When a site is exited, the Company is required by law to dismantle and dispose of all contaminated buildings and equipment, which may include radioactive materials stored on site as inventory for sale and radioactive materials returned from customers for eventual disposal by the Company. The costs of dismantling and, in particular, disposing of radioactive material, could be significant and may have a material adverse effect on the Company’s financial position.

Access to cash for ongoing operations or for strategic transactions.

While Nordion intends to finance ongoing operations, capital expenditures and restructuring costs from existing cash, and cash flow from operations, cash financing may prove costly, and difficult or impossible to obtain. The Company’s issued letters of credit, future pension funding obligations, uncertainty related to the costs and potential penalties associated with the internal investigation, the payment of AECL’s legal cost related to the MAPLE arbitration and other litigation, among other things may limit Nordion’s borrowing capacity. Banks and other lenders may not be willing to provide financing to the Company, or financing on acceptable terms. Global market conditions and lack of credit availability will also affect our ability to obtain financing on acceptable terms.

Intellectual property protection.

Nordion’s success depends in part on obtaining, maintaining and enforcing our patents, trademarks, and other proprietary rights, and our ability to avoid infringing the proprietary rights of others. The Company possesses an array of copyrights, trademarks, patents, unpatented proprietary technologies, trade secrets and know-how.

Nordion has applied, or intends to apply, for additional patents to cover its newest products. The Company may not obtain issued patents from any pending or future patent applications owned by or licenced to us. Of the U.S. and foreign patents Nordion currently holds, the claims allowed may not be sufficient to protect the full scope of its technology. In addition, competitors may design around Nordion’s technology or develop competing technologies.

We may not be able to effectively protect our rights in unpatented technology, trade secrets and confidential information. Although we require our new employees, consultants and others with whom we do business to execute confidentiality agreements, these agreements may not provide effective protection of our information or, in the event of unauthorized use or disclosure, may not provide adequate remedies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for some of the Company’s competitors to capture increased market position.

Nordion may incur significant expense in any legal proceedings to protect the Company’s proprietary rights or to defend infringement claims by third parties. If Nordion is unable to adequately protect its intellectual property, the Company’s market share, financial condition and results of operations may be adversely affected.

Third parties may claim that our products infringe their intellectual property rights. Claims of third parties against the Company of infringements would divert management’s time and effort and could result in decreased sales; substantial litigation costs; awards of substantial damages; court orders that could force us to make changes to our products, pay royalties or other fees to licence rights in order to continue manufacturing and selling our products, or effectively prevent the Company from manufacturing, using, importing or selling its products in certain countries; all of which could have a material adverse effect on the Company’s financial results.

Nordion licences intellectual property rights to and from third parties. The measures that the Company employs to protect these technologies and these rights may not be adequate. Moreover, in some cases, the licensor can terminate a licence or convert it to a non-exclusive arrangement if Nordion fails to meet specified performance targets.

Substantially all of the Company’s revenue is derived from products, including TheraSphere, that are not protected by patents. While the Company have among other things, trade secrets, know-how, regulatory approvals and licenses, most of Nordion’s products or similar variations could be produced by other companies that may choose to compete with Nordion, which could result in a loss of market share or reduction in price.

Tax reassessment risk.

Nordion tax filings are subject to audit and review by government tax authorities who may disallow certain deductions or disagree with the Company’s interpretation or application of tax laws, which may result in its having to pay additional taxes and incur additional tax expense, including interest charges and potential penalties. This obligation extends to Nordion filings prior to the sale of those subsidiaries sold by the Company.

Dependence upon the services of key personnel.

The Company’s success depends, to a significant extent, upon the Company’s ability to continue to attract, retain, develop and motivate qualified personnel, in particular its executive officers and key management, scientific, technical and sales personnel. The loss of the services of the Company’s key personnel could have a material adverse effect on the business and results of operations of the Company. The Company does not maintain key person life insurance policies on any of its officers or employees. The competition for qualified employees is intense. The investment required to attract and retain key personnel, including the provision of compensation packages that are competitive, could have an impact on the profitability of the business of the Company. Compensation and benefit packages provided by the Company may not be viewed as competitive and the Company may have to increase salaries and benefits in an effort to retain key employees and the failure to do so could adversely affect the Company’s ability to attract or retain key employees.

Labour relations.

Approximately 44% of our employees, mainly technical and production employees, are currently unionized. Our current collective agreement with our Kanata employees expires in 2014 and our current collective agreement with our Vancouver employees expires in 2013. Management believes that the Company’s current labour relations with unionized employees are healthy, however its failure to renew these agreements on reasonable terms could result in labour disruptions and increased labour costs, which could have a material adverse effect on the business, financial conditions and results of operations.

6.     SELECTED CONSOLIDATED FINANCIAL INFORMATION

6.1.    Summary Annual Information

Years ended October 31 (thousands of U.S. dollars)	2012	2011	2010

Revenues	$244,840	$274,027	$221,968
Costs and expenses
Direct cost of revenues	110,992	126,076	104,677
Selling, general and administration	69,831	65,107	100,286
Depreciation and amortization	17,080	22,375	28,514
Restructuring charges, net	1,781	1,592	62,531
Change in fair value of embedded derivatives	12,020	(2,649)	(13,050)
Other expenses, net	32,041	8,549	25,057
Operating income from continuing operations	$1,095	$52,977	$(86,047)

Interest expense	(4,406)	(2,499)	(5,522)
Interest income	6,835	10,274	8,590
Equity loss	-	(128)	(650)
Income tax expense	(32,393)	(17,122)	(187)
Loss from discontinued operations, net of income taxes	-	(26,655)	(148,194)
Net (loss) income	$(28,869)	$16,847	$(232,010)

Gross margin	55%	54%	53%
Capital expenditures from continuing operations	$7,384	$6,732	$7,251
Total assets	$428,581	$458,663	$564,021
Long term financial obligations	$43,331	$44,330	$44,150

6.2.    Capital Structure

When looking at the Company’s capital structure, Nordion considers, among other things, requirements for operations, including working capital fluctuations, the Company’s ability to access capital, the Company’s risk profile, and the flexibility provided by cash and liquidity sources. In addition, with the uncertainty in the Medical Isotopes business, in particular Nordion’s current reliance on the NRU reactor, the Company intends to maintain a certain level of liquidity and access to capital.

Nordion uses a combination of equity and long-term debt to finance its business. The Company has one class of shares authorized and outstanding, being Common shares. As at October 31, 2012, there were 61,909,101 Common shares issued and outstanding.

The Common shares entitle the holder thereof to receive notice of, to attend, and to vote at all meetings of holders of Common shares. Each Common share entitles the holder thereof to one vote per share and to share rateably in the assets of the Company on liquidation or dissolution.

On January 25, 2013, Nordion entered an $80 million Amended and Restated senior secured credit facility agreement (Amended and Restated from the three-year $75 million credit facility entered into on June 3, 2011) with the Toronto-Dominion Bank (TD) and a select group of other financial institutions. The credit facilities consist of a $20 million revolving credit facility and a separate facility of up to $60 million to be used for the issuance of letters of credit. The latter facility will be fully secured including a specific pledge of cash collateral. Cash pledged against the facility will be reported as restricted cash and will be unavailable for operation. The primary purpose of the $20 million revolving credit facility is for general corporate purposes.

Under this credit facility, the Company is able to borrow Canadian and US dollars by way of Canadian dollar prime rate loans, US dollar base rate loans, US dollar Libor loans, the issuance of Canadian dollar banker’s acceptances and letters of credit in Canadian and US dollars. The amended credit facility is for a one-year term, which may be extended on mutual agreement of the lenders for successive subsequent periods.

As at October 31, 2012, the Company had $30.6 million of letters of credit issued against the credit facility.

On June 3, 2011, Nordion entered into a three-year $75 million revolving committed credit facility with TD as its lead lender and a syndicate of other financial institutions. In 2012, the Company used the credit facility, as planned, to reissue existing letters of credit, to issue new letters of credit, and to provide an additional source of liquidity.

In the first quarter of fiscal 2010, Nordion cancelled its previous C$500 million revolving credit facility, which had no outstanding or drawn amounts.

The Company has a defeased non-interest bearing government loan, and a note payable associated with the purchase of specific assets. At October 31, 2012, long-term debt consisted of a $43.0 million, non-interest bearing government loan; and other commitments totaling $0.3 million which represent capital lease obligations. The fully funded financial instrument that defeases the non-interest bearing government loan is valued at $43.0 million.

In fiscal 2010, the Company repaid in full its outstanding senior unsecured notes at a cost of $223 million.

6.3.    Shareholders Rights Plan

On March 7, 2012, the shareholders of the Company ratified and confirmed an amended and restated shareholder rights plan (the “Rights Plan”). The Company originally implemented a shareholder protection rights agreement on March 3, 2000 and was amended, restated and renewed by shareholders in March of 2003, 2006 and 2009. The Rights Plan will expire at the close of business on the date upon which the annual meeting of shareholders to be held in 2015 terminates, subject to earlier termination or reconfirmation by the shareholders. The Rights Plan is available at www.sedar.com.

6.4.    Dividend and Share Buy Backs

In September 2012, Nordion announced it had suspended the payment of its quarterly dividend and cancelled its normal course issuer bid (NCIB). This decision was based on the uncertainty associated with several factors. These include the potential payment of a portion of AECL’s arbitration costs, the ongoing internal investigation, pension funding obligations and molybdenum-99 revenue and supply.

The Company had previously approved the introduction of a quarterly cash dividend, which was set at $0.10 per share, and the reinstatement of a NCIB to repurchase outstanding Common shares of the Company on the open market in January 2011.

In fiscal 2012, Nordion distributed $18.6 million in dividends, by $0.10 per share dividends issued in the first and second quarters. In fiscal 2011, Nordion distributed $19.2 million in dividends, by $0.10 per share dividends issued in each quarter of fiscal 2011. The Company did not pay dividends in fiscal 2010.

In fiscal 2012, Nordion repurchased 398,500 common shares for $3.5 million through the 2011 NCIB that commenced on January 31, 2011, and 71,120 common shares for $0.5 million through the 2012 NCIB that commenced on February 2, 2012.

In fiscal 2011, Nordion repurchased 4,860,132 Common shares for $52.4 million through an NCIB that commenced on January 31, 2011. Nordion was authorized by the TSX to purchase for cancellation up to 5,677,108 Common shares, which represented approximately 10% of Nordion’s then public float and 8% of its outstanding shares.

During fiscal 2010, Nordion conducted a Substantial Issuer Bid, repurchasing and cancelling 52,941,176 or 44% of the Company’s Common shares for an aggregate purchase price of $450 million.

6.5.    Ownership and Other Restrictions

The wholly-owned indirect subsidiary of the Company which holds the Nordion assets is subject to the Nordion and Theratronics Divestiture Authorization Act (Canada). This Act effectively imposes restrictions and limitations on the beneficial ownership or control of voting shares of Nordion (Canada) Inc. by “non-residents” of Canada (as such term is defined in the Act). In addition, under the 2006 Interim and Long-Term Supply Agreement between Nordion (Canada) Inc. and AECL, Nordion (Canada) Inc. has granted rights of first offer and first refusal in favour of AECL in the event that Nordion (Canada) Inc. proposes to transfer all or a substantial portion of its isotopes business to certain designated third parties. These restrictions can significantly reduce the ability of the Company to consider certain strategic transactions which could be beneficial to the Company.

7.      MANAGEMENT’S DISCUSSION AND ANALYSIS

Please refer to Nordion’s fiscal 2012 MD&A.

8.      MARKET FOR SECURITIES

8.1.     Trading Price and Volume

The Company’s outstanding Common shares are listed for trading on the Toronto Stock Exchange (TSX) (TSX: NDN) and the New York Stock Exchange (NYSE) (NYSE: NDZ). The following table sets forth the price ranges and volume of Common shares traded on the TSX and the NYSE for each month of fiscal 2012.

	TSX			NYSE
	High	Low	Volume	High	Low	Volume
	(CDN$)			(US$)
Fourth Quarter of 2012
October	6.75	6.13	804,518	6.90	6.21	4,409,308
September	7.24	6.43	1,609,418	10.69	6.64	15,745,882
August	10.32	9.35	615,469	10.43	9.42	3,265,368
Third Quarter of 2012
July	9.60	9.18	307,015	9.55	9.06	4,566,626
June	9.83	8.69	914,758	9.65	8.47	6,229,701
May	9.28	8.84	377,303	9.15	8.65	2,493,321
Second Quarter of 2012
April	9.55	8.82	651,318	9.62	8.92	2,906,634
March	10.20	9.49	1,869,129	10.33	9.51	7,760,934
February	10.05	9.91	1,117,743	10.09	9.91	4,303,995
First Quarter of 2012
January 2012	9.74	8.56	1,006,910	9.74	8.46	4,030,790
December 2011	9.34	8.25	1,304,109	9.20	8.01	3,538,823
November 2011	9.80	8.76	1,490,137	9.26	8.54	2,667,292

Source: Bloomberg

Other than the Common shares, no other class of securities of the Company is traded or quoted on any exchange or market.

9.      LEGAL PROCEEDINGS

The following is a summary of material legal proceedings involving Nordion.

9.1.     AECL Arbitration

Please refer to Description of the Business – Medical Isotopes – Nordion’s Supply of Medical Isotopes –MAPLE Facilities and Arbitration with AECL for additional information regarding the arbitration and related claim.

9.2.    Bioequivalence Studies

During fiscal 2009, Nordion was served with a complaint, filed with the Superior Court of New Jersey, from Dr. Reddy’s Laboratories Limited, Dr. Reddy’s Laboratories, Inc. and Dr. Reddy Pharmaceuticals, Inc. related to repeat study and mitigation costs of $10 million and lost profits of $70 million. This action relates to certain bioequivalence studies carried out at the Company’s former MDS Pharma Services business unit at the Montreal, Canada facility from January 1, 2000 to December 31, 2004. The Company maintains reserves in respect of study costs, as well as errors and omissions insurance. Nordion has assessed this claim, and has accrued amounts related to the direct costs associated with the repeat study costs in an FDA provision (see Note 10 in the 2012 Financial Statements). No specific provision has been recorded related to the claim for lost profit, other than insurance deductible liabilities included in accrued liabilities. The Company has filed an Answer and intends to vigorously defend this action. Discoveries are ongoing, and no trial date has been set. To date, attempts to mediate the claim have been unsuccessful.

During fiscal 2009, Nordion was served with a statement of claim from Apotex Inc., filed with the Ontario Court of Justice, related to repeat study and mitigation costs of C$5 million and loss of profit of C$30 million. This action relates to certain bioequivalence studies carried out by the Company’s former MDS Pharma Services business unit at the Montreal, Canada facility from January 1, 2000 to December 31, 2004. The Company maintains reserves in respect of study costs, as well as errors and omissions insurance. Nordion has assessed this claim, and has accrued amounts related to the direct costs associated with the repeat study costs in an FDA provision (see Note 10 in the 2012 Financial Statements). No specific provision has been recorded related to the claim for lost profit, other than insurance deductible liabilities included in accrued liabilities. The Company has filed a Statement of Defence and intends to vigorously defend this action. Document production is completed and discoveries have commenced.

9.3.    Arbitration with Life Technologies Corporations

As part of the sale of MDS Analytical Technologies completed in the first quarter of fiscal 2010, Nordion’s joint venture partnership with Applied Biosystems, a division of Life Technologies Corporation (Life), was dissolved. A disagreement arose between Nordion and Life, the former partners, as to the appropriate treatment of certain inventory sold by the partnership to Applied Biosystems prior to the dissolution of the joint venture partnership. In the third quarter of fiscal 2011 the arbitrator in the hearing ruled in favour of Life, awarding them a settlement of approximately $9.5 million. Nordion has not made payment.

Subsequent to the arbitrator’s ruling, on September 30, 2011, Nordion filed a statement of claim against Life  in the Ontario Superior Court of Justice seeking recovery of approximately C$30 million and requested the $9.5 million settlement payment be stayed pending the outcome of this new claim. In December 2011, Life filed its statement of defense, and Nordion expects that Life will vigorously defend this action. In March 2012, Nordion filed a motion for summary judgment, requesting damages of $35 million and a stay of the previous arbitration award. In May 2012, Life filed a motion to dismiss. A schedule for the hearing of motions has yet to be set. Affidavits and expert reports in support of the action have been prepared and delivered by Nordion. LIFE has retained experts and is in the process having reports prepared. Initial hearings may occur during the Company’s fiscal 2013.

9.4.    Radiation Overexposure Claim

The Company has received a Petition for Damages from counsel representing approximately 34 plaintiffs, which was filed on October 20, 2011, in the Circuit Court of St. Louis County, Missouri, United States. The petition claims damages resulting from alleged overexposure of the plaintiffs arising from defects in external beam irradiation therapy equipment. The petition has been filed against several defendants including the Company. The action stems from suits filed in Missouri in 2001, and later in several other jurisdictions (including Panama), all of which were dismissed on competency or jurisdictional grounds. After the Supreme Court in Panama in 2010 reaffirmed the lack of competence and jurisdiction in Panama, Plaintiff’s re-filed the present action in St. Louis County, Missouri.

The Plaintiffs are claiming wrongful death and/or loss of chance of survival arising from alleged negligence in design, testing, manufacture and operation, and resulting defects in, external beam irradiation therapy equipment (Theratron 780-C teletherapy units) and associated software, which the Plaintiffs claim resulted in overexposure to radiation during treatment of 34 patients in Panama who either died as a result of overexposure to radiation or continue to suffer from the effects of over radiation.

The treatment planning software calculating patient irradiation exposure used with the equipment was of third-party design and was not sold or provided by Nordion. Damages claimed have not been specified by Plaintiffs and no Company specific-provision has been recorded or accruals have been made for this claim. In December 2011, the Company filed motions to dismiss on competency and jurisdictional grounds in St. Louis County, Missouri. The motions were heard in August 2012 and a decision is pending. The Company intends to continue to vigorously defend this action.

9.5.    Factory Mutual Global

As a result of the shutdown during 2007 of the NRU reactor operated by AECL, Nordion is advancing a claim against its property insurer Factory Mutual Global (FM Global) with respect to economic loss of up to C$25M suffered by Nordion. A Proof of Loss under the applicable insurance policy was executed by Nordion on October 20, 2010 and subsequently delivered to FM Global. On October 22, 2010, Nordion filed a Statement of Claim against FM Global in the Ontario Superior Court of Justice. FM Global filed its Statement of Defence in November 2011, and Nordion filed its Reply December 15, 2011. FM Global has indicated that it intends to vigorously defend this claim.

9.6.    BioAxone BioSciences

During Q3 2012, Nordion was served with a Complaint filed in Florida relating to the Company’s former Pharma Services business. The Complaint, by BioAxone BioSciences Inc., named Nordion (US) Inc. as well as another co-defendant, and alleges that MDS Pharma Services acted negligently in the preparation and qualification of a Bacterial Master Cell Bank relating to the development of a biologic drug. The Plaintiff claims that it has incurred costs to take corrective actions to the cell bank and to the development of its drug as a result of associated delays in development, progress through clinical trials and the FDA approvals process, in an amount greater than $90 million. Nordion has not made a specific provision related to this Complaint. Nordion is currently assessing the merits of the Complaint and intends to vigorously defend this claim. In September 2012, the Company filed a motion to dismiss the claim in Ft. Lauderdale, Florida and a decision is pending.

10.   DIRECTORS AND OFFICERS

10.1.  Directors

The Company currently has a Board of Directors comprised of 10 persons. Each of the directors has been elected or appointed to serve until the next annual meeting of shareholders. In accordance with the provisions of the CBCA, the directors are authorized from time-to-time to increase the size of the Board of Directors, and to fix the number of directors, up to the maximum of 20 persons, as currently provided under the articles of the Company, without the prior consent of the shareholders. The Board of Directors is permitted to appoint one or more directors to hold office between annual meetings for a term expiring not later than the next annual meeting of shareholders, provided that in no event shall the number of directors appointed in that manner exceed one third of the number of directors elected at the previous annual meeting.

The following describes the Directors of the Company. Details on compensation and share ownership guidelines for the Directors will be contained in the Company's management proxy circular for its 2013 annual and special meeting of shareholders, scheduled for March 6, 2013, which will be posted on the Company’s website at www.nordion.com and will be available at www.sedar.com and www.sec.gov.

The information below as to securities of the Company, including both deferred share units (“DSUs”) and Common Shares, is as at October 31, 2012. The information as to the number of Common Shares beneficially owned or over which control or direction is exercised has been provided by the respective directors.

William D. Anderson, 63 Toronto, Ontario, Canada Director since 2007 Independent1
Mr. Anderson, a Chartered Accountant, is a Corporate Director, having retired in 2005 after serving 14 years with BCE Inc. (a global communications company headquartered in Montreal, Quebec). From 2001 to 2004, Mr. Anderson was President of BCE Ventures and from 1997 to 2000 was Chief Financial Officer of BCE Inc. Mr. Anderson was formerly a director of Four Seasons Hotels Inc. and Sears Canada Inc.

Areas of Expertise:  Business Development/Global Financial/Operations/Strategy

	Nordion Board/Committee Membership			F2012 Meeting Attendance	Current Public Board Membership2
Board of Directors (Chair)
Finance & Audit Committee (F&A Committee)
(attended as Chair of the Board)
Environment, Health, Safety & Governance (EHS & G Committee
(attended as Chair of the Board)
Human Resources & Compensation (HRC) Committee
(attended as Chair of the Board)
Technology Committee
(attended as Chair of the Board)
Ad Hoc (AECL) Committee
(attended as Chair of the Board)
Ad Hoc (GBPS) Committee
(attended as Chair of the Board)
				16/16 7/7 4/4 4/5 3/3 11/11 12/14	Gildan Activewear Inc. (Chairman of the Board) Sun Life Financial Inc. (Chair, Audit and Conduct Review Committee) TransAlta Corporation (Chair, Audit and Risk Committee)
	Securities Held
	Fiscal Year	Common Shares	DSUs3	Total Common Shares and DSUs	Total At-Risk Value of Common Shares and DSUs4	Minimum Ownership Requirement5
	2012	5,000	54,261	59,261	$685,012	$746,555
	2011	5,000	41,560	46,560	$563,304
	change	nil	12,701	12,701	$121,709
	Options Held: Nil (Director option grants were discontinued in 2003)

Jeffrey Brown, 51 Corona del Mar, CA, USA Director since 2012 Independent1
Since 2007, Mr. Brown has been the Chief Executive Officer and founding member of Brown Equity Partners, LLC (a U.S. venture capital firm and private equity firm in Orange County, California). Previously he served as a founding partner for Forrest Binkley & Brown, a U.S. private equity/venture capital firm. Mr. Brown has served on the board of directors of over 40 companies during his 25 years in the investment industry. He has also been Chairman of the board of directors of 10 companies in both the public and private sectors and has extensive experience in chairing Audit, Compensation, Finance and Special Committees.

Areas of Expertise:   Financial/Governance

	Nordion Board/Committee Membership			F2012 Meeting Attendance6	Current Public Board Membership2
	Board of Directors F&A Committee EHS&G Committee			5/5 n/a n/a	-
	Securities Held
	Fiscal Year	Common Shares	DSUs3	Total Common Shares and DSUs	Total At-Risk Value of Common Shares and DSUs4	Minimum Ownership Requirement5
	2012	Nil	6,124	6,124	$39,734	$124,426
	2011	N/A	N/A	N/A	N/A
	change	Nil	6,124	6,124	$39,734
	Options Held: Nil (Director option grants were discontinued in 2003)
William G. Dempsey, 61 Marco Island, Florida, USA Director since 2008 Independent1

Mr. Dempsey was an Executive with Abbott Laboratories (a healthcare company) for 25 years prior to his retirement in 2007. Mr. Dempsey’s assignments included Executive Vice-President of the Pharmaceutical Products Group and Senior Vice-President of International Operations.

Areas of Expertise:  Business Development/Global Financial/Global Life Sciences/ Governance/Human Resources/Marketing/Operations/R&D/Strategy/Sales

	Nordion Board/Committee Membership			F2012 Meeting A ttendance	Current Public Board Membership2
	Board of Directors HRC Committee (Chair) Technology Committee Ad Hoc (GBPS) Committee			16/16 5/5 3/3 14/14	Hospira, Inc. (Member, Audit Committee) Landaeur, Inc.
	Securities Held
	Fiscal Year	Common Shares	DSUs3	Total Common Shares and DSUs	Total At-Risk Value of Common Shares and DSUs4	Minimum Ownership Requirement5
	2012	Nil	85,520	85,520	$800,109	$ 124,426
	2011	Nil	64,828	64,828	$612,781
	change	Nil	20,692	20,692	$187,328
	Options Held: Nil (Director option grants were discontinued in 2003)

Robert W. Luba, 70 Toronto, Ontario, Canada Director since 1996 Independent1

Mr. Luba is President of Luba Financial Inc. (an investment company in Toronto, Ontario). Prior to 1994, he was President and Chief Executive Officer of Royal Bank Investment Management Inc., President of Crown Life Insurance Company and Senior Vice-President of John Labatt Limited. Mr. Luba was formerly a director of ATS Automation Tolling Systems Inc., Menu Foods Income Fund, KCP Income Fund and Vincor International Inc.

Areas of Expertise:  Business Development/Global Financial/Governance/Marketing/Operations/Strategy

	Nordion Board/Committee Membership			F2012 Meeting Attendance	Current Public Board Membership2
	Board of Directors Finance & Audit Committee Human Resources & Compensation Committee Ad Hoc (AECL) Committee			16/16 7/7 5/5 10/11	Invesco Funds Softchoice Corporation (Chair, Audit Committee)
	Securities Held
	Fiscal Year	Common Shares	DSUs3	Total Common Shares and DSUs	Total At-Risk Value of Common Shares and DSUs4	Minimum Ownership Requirement5
	2012	11,600	93,316	104,916	$1,279,872	$124,426
	2011	11,600	77,915	89,515	$1,126,556
	change	nil	15,401	15,401	$153,316
	Options Held: 2,5009 (Director option grants were discontinued in 2003)
Mary A. Mogford, 68 Newcastle, Ontario, Canada Director since 1998 Independent1

Ms. Mogford is a Corporate Director and a former Deputy Minister of Finance and Deputy Minister of Natural Resources for the Province of Ontario. Ms. Mogford was made a Fellow of the Institute of Corporate Directors (ICD) in 2002 in recognition of her contribution to corporate governance in Canada and in 2004 she was one of the first directors accredited to the ICD/Rotman School of Management Directors Education Program. Ms. Mogford was formerly a director of Falconbridge Limited, Sears Canada and 9 other public company boards.

Areas of Expertise:  Governance/Government/Human Resources/Environmental/Health & Safety/Regulatory/Strategy

	Nordion Board/Committee Membership			F2012 Meeting Attendance	Current Public Board Membership2
	Board of Directors EHS & G Committee (Chair) HRC Committee Ad Hoc (AECL) Committee (Chair)			16/16 4/4 5/5 11/11	Potash Corporation of Saskatchewan
	Securities Held
	Fiscal Year	Common Shares	DSUs3	Total Common Shares and DSUs	Total At-Risk Value of Common Shares and DSUs4	Minimum Ownership Requirement5
	2012	13,150	52,386	65,536	$906,422	$124,426
	2011	13,150	43,591	56,741	$815,515
	change	nil	8,795	8,795	$90,907
	Options Held: 2,5009 (Director option grants were discontinued in 2003)

Sean Murphy, 60 Lake Forest, Illinois, USA Director since 2011 Independent1
Mr. Murphy joined Evercore Partners Inc., an independent investment banking advisory firm, in September 2011 as a Senior Advisor, Investment Banking. He previously served as Vice-President of Licensing and Business Development for Abbott Laboratories (a healthcare company) for 10 years, prior to his retirement in 2010. During Mr. Murphy’s 30 years of service at Abbott, he also served as President of Perclose Inc., a company in the international vascular business, which was acquired by Abbott.

Areas of Expertise: Business Development/Global Financial/Global Life Sciences/Marketing/Operations/ R&D/Strategy/Sales

	Nordion Board/Committee Membership			F2012 Meeting Attendance	Current Public Board Membership2
	Board of Directors F&A Committee EHS & GCommittee Ad Hoc (GBPS) Committee			16/16 7/7 4/4 14/14	Immucor Inc. (Chair, Audit Committee)
	Securities Held
	Fiscal Year	Common Shares	DSUs3	Total Common Shares and DSUs	Total At-Risk Value of Common Shares and DSUs4	Minimum Ownership Requirement5
	2012	Nil	35,677	35,677	$333,091	$124,426
	2011	Nil	14,921	14,921	$152,044
	change	Nil	20,757	20,757	$181,047
	Options Held: Nil (Director option grants were discontinued in 2003)
Kenneth E. Newport, 47 Ottawa, Ontario, Canada Director since 2010 Independent1

Mr. Newport, CA, CPA, served as Senior Vice-President and Executive Committee member at PRA International Inc. for three years until his retirement in 2005. In the mid-nineties he was co-founder and President of CroMedica Inc., a clinical trials contract research organization which was sold to PRA International in 2002. Mr. Newport was also a founding member of Global Biomedical Capital Corporation, Zelos Therapeutics Inc., Prime Trials Inc. and other life science organizations. He is a member of the Institute of Corporate Directors (ICD.D) and serves on the corporate boards of Jennerex Inc., Medgenesis Therapeutics Inc. and The Ottawa Hospital Research Institute.

Areas of Expertise Business Development/Global Financial/Global Life Sciences/Operations/ R&D/ Strategy/Sales

	Nordion Board/Committee Membership			F2012 Meeting Attendance	Current Public Board Membership2
	Board of Directors F&A Committee Technology Committee (Chair) Ad Hoc (AECL) Committee			16/16 7/7 3/3 10/11	-
	Securities Held
	Fiscal Year	Common Shares	DSUs3	Total Common Shares and DSUs	Total At-Risk Value of Common Shares and DSUs4	Minimum Ownership Requirement5
	2012	Nil	28,995	28,995	$269,391	$124,426
	2011	Nil	13,335	13,335	$135,380
	change	Nil	15,660	15,660	$134,011
	Options Held: Nil (Director option grants were discontinued in 2003)

Dr. Adeoye Olukotun, 67 Hopewell, New Jersey, USA Director since 2010 Independent1

Dr. Olukotun has been the Chief Executive Officer of Cardiovax Inc., a biotechnology company focused on developing innovative cardiovascular therapies, since 2006. He is also a co-founder of VIA Pharmaceuticals and served as its Chief Medical Officer from 2004 until 2008. From 2000 to 2003, he was the Chief Executive Officer of CR Strategies, LLC, a clinical research and development consulting firm. From 1996 to 2000, Dr. Olukotun was Vice President of Medical and Regulatory Affairs and Chief Medical Officer of Mallinckrodt, Inc. He is a Fellow of the American College of Cardiology as well as the American Heart Association. Dr. Olukotun was previously a director of Icagen Inc. and SemBioSys Genetic, Inc.

Areas of Expertise Global Life Sciences/Governance/Medical/Operations/R&D/Regulatory/Strategy

	Nordion Board/Committee Membership			F2012 Meeting Attendance	Current Public Board Membership2
	Board of Directors EHS & G Committee Technology Committee Ad Hoc (AECL) Committee			14/16 4/4 3/3 3/46	BioClinica Inc.
	Securities Held
	Fiscal Year	Common Shares	DSUs3	Total Common Shares and DSUs	Total At-Risk Value of Common Shares and DSUs4	Minimum Ownership Requirement5
	2012	Nil	38,089	38,089	$360,427	$124,426
	2011	Nil	19,167	19,167	$193,743
	change	Nil	18,922	18,922	$166,684
	Options Held: Nil (Director option grants were discontinued in 2003)

Steven M. West, 60 Ottawa, Ontario, Canada Director since 2010 Not Independent7

Mr. West is President and Chief Executive Officer of Nordion. He was appointed Chief Executive Officer in January 2010. Mr. West, who in September 2009 was appointed Chief Operating Officer, has served as President of Nordion since April 2003. He joined MDS Capital Corp. (now Lumira Capital) in 2001 as a senior partner after serving as President of DiverseyLever Canada. His background includes various Chief Executive Officer assignments in Asia and the Pacific Rim, as well as international business-development responsibilities in the specialty chemicals field. Steve has a degree in Genetics from London University (UK) and completed postgraduate research in Biotechnology. He is a member of the Canadian Council of Chief Executives and the Institute of Corporate Directors.

Areas of Expertise:  Business Development/Global Life Sciences

	Nordion Board/Committee Membership			F2012 Meeting Attendance	Current Public Board Membership2
	Board of Directors Technology Committee			14/16 3/3	-
	Securities Held
	Fiscal Year	Common Shares	DSUs/ RSUs8	Total Common Shares and DSUs/RSUs	Total At-Risk Value of Common Shares and DSUs/RSUs8	Minimum Ownership Requirement5
	2012	29,800	96,415	126,215	$1,317,914	$928,6047
	2011	29,800	60,647	90,447	$1,028,785
	change	Nil	35,768	35,768	$289,129
	Options Held: 854,500 (options granted as an executive officer)
Janet Woodruff, 55 Vancouver, British Columbia, Canada Director since 2011 Independent1

Ms. Woodruff, a Chartered Accountant, is a Consultant and Corporate Director, having recently served as Vice-President and Special Advisor of BC Hydro until 2011, and as a director of Pacific Northern Gas Ltd.. Prior to this, Ms. Woodruff served as Interim President (2009-10) and Vice-President and Chief Financial Officer (2007-08) of BC Transmission Corporation. Ms. Woodruff was Vice President and CFO of Vancouver Coastal Health (2003-07), following fourteen years with Westcoast Energy. Ms. Woodruff holds the Institute of Corporate Directors accreditation. Ms. Woodruff is a director of the Mutual Fund Dealers Association of Canada and a former director of Pacific Northern Gas.

Areas of Expertise:  Business Development/Financial/Governance/Government/Human Resources/ Operations/Regulatory/Strategy

	Nordion Board/Committee Membership			F2012 Meeting Attendance	Current Public Board Membership2
	Board of Directors F&A Committee (Chair) HRC Committee Ad Hoc Committee (GBPS) Committee (Chair)			16/16 7/7 5/5 14/14	-
	Securities Held
	Fiscal Year	Common Shares	DSUs3	Total Common Shares and DSUs	Total At-Risk Value of Common Shares and DSUs4	Minimum Ownership Requirement5
	2012	Nil	37,756	37,756	$347,541	$124,426
	2011	Nil	13,901	13,901	$140,692
	change	Nil	23,855	23,855	$206,849
	Options Held: Nil (Director option grants were discontinued in 2003)
1 Each of the directors, other than Steven West, has been determined by the Board of Directors to be free of any relationship which could, in the view of the Board, be reasonably expected to interfere with the exercise of his or her independent judgment and to meet the criteria to be considered independent as described in the corporate governance guidelines of the Ontario Securities Commission National Policy 58-101 and New York Stock Exchange corporate governance rules.
2 Based upon information provided by each of the nominees there are no board interlocks.
3 Independent directors have the option of receiving their compensation in the form of DSUs under the Nordion Amended and Restated Deferred Share Unit Plan for Non-Executive Directors of the Board (“DSU Plan”).
4 For the purpose of determining the value of the equity investment of a director in the Company at any time, the value of the DSUs or Common Shares held by a director is based upon the higher of a) the acquisition cost or b) the market value of the Common Shares held or Common Shares represented by DSUs held under the DSU Plan.
The acquisition cost for DSUs is the cumulative value of the TSX five-day average closing share price up to and including the last trading day of each applicable fiscal quarter used to calculate the number of DSUs to be issued to each independent director. The acquisition cost for Common Shares is the purchase price paid for shares bought on the secondary market by the director. The market value for DSUs and Common Shares is the five-day average closing share price up to and including October 31st. For fiscal 2012 and 2011 the value of Common Shares and DSUs for all independent directors is based on the acquisition cost.
5 Each independent director is required to own shares or DSUs in the Company with a value of not less than 5x his/her annual retainer.  Directors are given three years to accumulate such ownership position.  Mr. Anderson was appointed Chairman of the Board in January 2010, at which time his minimum ownership requirements increased to $746,555.  Mr. Anderson is expected to  achieve his minimum ownership requirement by the third quarter of fiscal 2013. Mr. Brown was appointed to the Board on September 9, 2012, and he will have until September 2015 to meet his minimum ownership requirement, which is currently $124,426.
6 Mr. Brown was appointed to the Board on September 9, 2012, and was appointed to the F&A and EHS&G Committees on December 18, 2012, and since those dates has attended 100% of all Board and Committee meetings at which he were required to attend.  Dr. Olukotun joined the Ad Hoc (AECL) committee July 23, 2012, and attended 3 out of 4 meetings for the remainder of the year.
7 Mr. West, the Chief Executive Officer of the Company, is the only non-independent director. His share ownership requirement is based on two times his three-year average salary as at October 31, 2012.
8 As an employee director, Mr. West does not participate in the DSU Plan. Mr. West’s DSUs and restricted share units (“RSUs”) are issued to him in his capacity as Chief Executive Officer.  For Mr. West, the value of Common Shares, RSUs and DSUs is calculated as set out in the Executive Share Ownership Guidelines; at the highest share price on the TSX for the six-month period ending October 31st and converted to US dollars.  For fiscal 2012 the TSX highest share price for the six month period ending October 31, 2012 was C$10.49.  For fiscal 2011, the highest share price on the TSX for the six-month period ending October 31, 2011 was C$11.60.
9 Subsequent to October 31, 2012, 2,500 of each of Mr. Luba’s and Ms. Mogford’s options expired.

10.2.  Executive Officers

In addition to Mr. Steven West, CEO of Nordion, the Company’s Executive Management team currently comprises the following individuals:

Executive Officer	Officer of the Company Since	Position with Nordion	Employment History for the Previous Five Years

Peter Dans Ontario, Canada	2007	Chief Financial Officer (CFO)	Mr. Dans held the positions of SVP and VP Financial Planning and Analysis with Nordion from 2007 to 2010. Before that he worked at Nortel Networks and was CFO of LG-Nortel in Korea since 2005.

Christopher Ashwood Ontario, Canada	2010	Senior Vice-President (SVP), Corporate Services
Mr. Ashwood was Nordion’s SVP of Human Resources and Information Technology from 2008 to 2010. Prior to joining Nordion in 2008, he was Vice President, Product Development Solutions at Nortel Networks.

Jill Chitra Ontario, Canada	2010	SVP, Quality & Regulatory Affairs	Prior to 2010, Ms. Chitra was VP, Strategic Technologies. From 2006 to 2008, she was VP, Global Research & Development, and before that VP, Engineering & Development.

Scott McIntosh Ontario, Canada	2010	Chief Operating Officer, Specialty Isotopes	Prior to his appointment, Mr. McIntosh was VP, Manufacturing with Nordion since 2005.

Tamra Benjamin Ontario, Canada	2010	Vice-President (VP), Public Affairs
Prior to her appointment, Ms. Benjamin was VP, Communications, Nordion. From 2006 to 2009, Ms. Benjamin worked in various Communications roles. Prior to joining Nordion, Ms. Benjamin was Director, Marketing Communications with TenXc Wireless.

Tom Burnett Ontario, Canada	2012	General Manager, Medical Isotopes	Mr. Burnett joined Nordion in 2006 as the Global Marketing Director for Medical Isotopes, and subsequently held the position of VP, Global Sales prior to his appointment.

Kevin Brooks, formerly Senior Vice President of Sales and Marketing, and Peter Covitz, formerly Senior Vice President of Innovation, left the organization as of October 31, 2012. Andrew Foti, formerly Senior Vice President, General Counsel and Corporate Secretary, assumed the position of Special Counsel to the CEO in January 2013.

To the knowledge of Nordion, based upon information provided by each of the directors and executive officers, the directors and executive officers of Nordion, as a group, beneficially owned, directly or indirectly, or exercise control or direction over an aggregate of 113,477 Nordion Common shares representing less than one percent of Nordion’s issued and outstanding Common shares as of October 31, 2012.

10.3.  Cease Trade Orders, Bankruptcies, Penalties or Sanctions

To the knowledge of Nordion, no director or executive officer of Nordion (a) is at the date hereof or has been, in the last 10 years before the date hereof, a director, chief executive officer (CEO) or chief financial officer (CFO) of any company, including Nordion, that (i) was subject to a cease trade order, similar order or an order that denied the relevant company access to any exemptions under securities legislation, for a period of more than 30 consecutive days (an “Order”) that was issued while the director or executive officer was acting in that capacity; or, (ii) was subject to an Order that was issued after the director or executive officer ceased to be a director, CEO or CFO and which resulted from an event that occurred while that person was acting in the capacity as director, CEO or CFO. To the knowledge of Nordion, no director or executive officer of Nordion, and no shareholder holding a sufficient number of securities of Nordion to affect materially the control of Nordion, (i) is at the date hereof or has been in the 10 years before the date hereof, a director or executive officer of a company, including Nordion that, while that person was acting in that capacity or within a year of that person ceasing to act in that capacity became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold its assets, or, (ii) has, within the last 10 years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer, or shareholder except for; (i) Mr. Robert Luba, a director of Nordion who was an independent director of Safety-Kleen Corp., a New York Stock Exchange listed company, which filed for bankruptcy in 2000; and (ii) Mr. Jeff Brown, who was a member of the Office of the President of Forrest Binkley & Brown Venture Co., a Texas corporation which was the general partner of Forrest Binkley & Brown, L.P., a Texas limited partnership, which in turn was the general partner of SBIC Partners II, L.P., a technology venture capital fund formed in 1998. In March 2005, SBIC Partners II, L.P. entered into a consent judgment whereby the U.S. Small Business Administration (SBA) was appointed as receiver for SBIC Partners II, L.P. Following the appointment of the SBA as receiver, Forrest Binkley & Brown was appointed as agent to the receiver. Jeff Brown has not been materially involved since 2006.

10.4.  Conflicts of Interest

To the Company’s knowledge there are no existing or potentially material conflicts of interest between the Company or a subsidiary of the Company and any director or officer of the Company or of a subsidiary of the Company.

11.   FINANCE & AUDIT COMMITTEE

11.1.  Composition of Finance & Audit Committee

Chair: Janet P. Woodruff

Members (as of October 31, 2012): Robert W. Luba, Sean Murphy, and Kenneth E. Newport.

The responsibilities and duties of the Committee are set out in the Committee’s charter, the text of which is set forth in Schedule A to this AIF. The responsibilities and duties of the Committee’s Chair are set out in the Committee’s Chair position description, the text of which is set forth in Appendix A of Schedule A of this AIF.

The Board of Directors believes that the composition of the Finance & Audit Committee reflects a high level of financial literacy and expertise. Each member of the Finance & Audit Committee has been determined by the Board of Directors to be “independent” and “financially literate” as such terms are defined under applicable Canadian and United States securities laws and the NYSE Corporate Governance Listing Standards. In addition, the Board of Directors has determined that each of Janet P. Woodruff, Robert W. Luba, Sean Murphy, and Kenneth E. Newport is an “Audit Committee Financial Expert” as such term is defined under United States securities laws. The Board of Directors has made these determinations based on the education and breadth and depth of experience of each member of the Committee in particular.

Janet P. Woodruff (Chair) has been a Chartered Accountant in good standing with CICA since 1986. She received a Masters in Business Administration in 1984. She has been Chair of Audit Committee for Pacific Northern Gas since 2006 and was Interim President of BC Transmission Corporation from 2009 to 2010. She was Chief Financial Officer for BC Transmission Corp from 2007 to 2008; Vancouver Coastal Health from 2003 to 2007; and Engage Energy from 2000 to 2002. She was Controller for Westcoast Energy in 1998; Union Gas from 1994 to 1998; and Centra Gas from 1991 to 1993. She was Manager at Ernst and Young in 1988.

Robert W. Luba (Member) has been a Chartered Accountant since 1964 and Fellow of the Ontario Institute of Chartered Accountants since 1988. Mr. Luba received a Masters in Business Administration in 1967 and practiced as an accountant for six years from 1959 to 1965. He was President of Crown Life from 1987 to 1988. Previously, he held the position of Chief Financial Officer at John Labatt Limited.

Sean Murphy (Member) obtained a Certified Public Accountant designation in the State of Illinois in 1976. He received a Masters in Finance from the University of Illinois in 1975. He was Controller of a division of Abbott from 1981 to 1987. He was President of Perclose Inc., a subsidiary of Abbott, from 2000-2001.

Kenneth E. Newport (Member) has been a Chartered Accountant in good standing with CICA since 1988, and is also a Chartered Public Accountant. Mr. Newport received a Masters in Accounting from the University of Waterloo in 1988. He worked in a public accounting firm as a Chartered Accountant for eight years from 1988 to 1996, and was a Partner for seven of those years. He was Chief Financial Officer for CroMedica International Inc. from 1996 to 1999.

11.2.  Auditor Fees

The fees for all services performed by the auditors for the years ended October 31, 2012 and October 31, 2011 are set out below.

Years ended October 31	2012 (US$‘000s)	2011 (US$‘000s)
Audit Fees	941	935
Audit-related Fees	285	195
All other Fees	40	-
Total	1,266	1,130

Audit Fees – an audit engagement is one in which Ernst & Young LLP, or a foreign affiliate, has been hired to render an audit opinion on a set of financial statements or related financial information. These engagements include the opinion issued on the consolidated financial statements of Nordion, the opinions issued on subsidiaries of Nordion as required by statute in certain jurisdictions, and opinions issued on the financial statements of subsidiaries or entities over which Nordion exercises management discretion. The latter category includes audit opinions issued on Pension Plans established for the benefit of Nordion employees.

Audit-related Fees  – an audit-related engagement is one in which some sort of assurance is provided that is not an audit opinion or one which supports the ability of Ernst & Young LLP to render an audit opinion in an indirect manner. Such engagements include reviews of the interim financial statements, the reports of which are provided to the Audit Committee, accounting assistance and advice and translation services related solely to the Company’s filed financial reports. From time to time, Ernst & Young LLP may also be engaged to provide audit-related services in connection with acquisitions, including audits of transaction-date balance sheets and similar services.

Tax Fees – a tax engagement is one in which Ernst & Young LLP has been engaged to provide tax services, including assistance with tax compliance and tax advice and planning. Tax compliance assistance is generally provided to the foreign subsidiaries of Nordion and to certain entities that are controlled by Nordion, but in which there are other minority interests. Tax compliance services include assistance with the preparation and filing of tax returns, and assistance in dealing with tax audits. Tax advice and planning services are provided to the Company and many of its subsidiaries and relate to both income taxes and sales and use taxes.

11.3.  Pre-approval Policy for External Auditor Services

The Finance & Audit Committee has adopted processes for the pre-approval of engagements for services of its external auditors. The Finance & Audit Committee’s policy requires pre-approval of all audit and non-audit services provided by the external auditor.

All fees paid to the independent auditors for fiscal 2012 were approved in accordance with the pre-approval policy.

12.    INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

No director or executive officer of Nordion, and, to the knowledge of the directors and executive officers of Nordion, (i) no person or company that beneficially owns, or controls or directs, directly or indirectly, more than 10 percent of Nordion’s Common shares, (ii) nor any of such persons’ or companies’ associates or affiliates, (iii) nor any associates or affiliates of any director or executive officer of Nordion, has had a material interest, direct or indirect, that has materially affected or is reasonably expected to materially affect the Company within the three most recently completed financial years or during the current financial year.

13.   TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar of the Company’s Common shares is CIBC Mellon Trust Company, Toronto, Canada.

14.   MATERIAL CONTRACTS

Following are the only material contracts, other than contracts entered into in the ordinary course of business, which have been entered into by the Company within the most recently completed fiscal year, or were entered into before the most recently completed fiscal year and are still in effect, deemed to be material:

a)	Interim and Long-Term Supply Agreement between AECL and Nordion (Canada) Inc. dated as of February 21, 2006 (see Section 4.5 – Specialty Isotopes – Medical Isotopes.

b)
Credit facility Agreement between Nordion Inc. as Borrower, The Toronto-Dominion Bank as Administrative Agent. TD Securities Inc. as Lead Arranger and Bookrunner and various financial institutions dated as of January 25, 2013 (see Section 6.2 – Capital Structure).

15.   EXPERTS

The fiscal 2012 Financial Statements have been audited by Ernst & Young LLP, 1600-100 Queen Street, Ottawa, ON, K1P 1K1. During fiscal 2012, Nordion’s Audit Committee obtained written confirmation from Ernst & Young LLP confirming that they are independent with respect to the Company within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario.

16.   ADDITIONAL INFORMATION

Additional information about Nordion is available on the Company’s website at www.nordion.com, on SEDAR (System for Electronic Document Analysis and Retrieval) at www.sedar.com, and on the U.S. Securities and Exchange website at www.sec.gov.

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities and securities authorized for issuance under equity compensation plans will be contained in the Company's management proxy circular for its 2013 annual and special meeting of shareholders, scheduled for March 6, 2013, which will be posted on the Company’s website at www.nordion.com and will be available at www.sedar.com and www.sec.gov.

Additional financial information is provided in the Company’s consolidated financial statements for the year ended October 31, 2012, and the Company’s 2012 MD&A. The above documents and additional information relating to the Company are available at www.nordion.com, www.sedar.com and www.sec.gov.

Nordion (Canada) Inc., a wholly-owned indirect subsidiary of the Company and the entity which holds the Nordion assets, is subject to the Nordion and Theratronics Divestiture Authorization Act (Canada). The Act is incorporated by reference to this Annual Information Form. The full text of the Act is available at http://laws-lois.justice.gc.ca/eng/acts/N-23.7.

In addition, copies of the above mentioned documents may be obtained from:

Investor Relations
Nordion Inc.
Telephone:	613-595-4580
Fax:	613-595-4599
Email:	investor.relations@nordion.com

Mailing address:	447 March Road,
Ottawa, Ontario
K2K 1X8

SCHEDULE A – NORDION INC. FINANCE AND AUDIT COMMITTEE CHARTER

CHARTER OF THE FINANCE AND AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF NORDION INC.

Purpose

The primary function of the finance and audit committee (the “Finance & Audit Committee”) of the board of directors (the “Board”) of Nordion Inc. (the “Corporation”) is to assist the Board in fulfilling its oversight responsibilities for the financial reporting process including responsibility for overseeing:

•
the integrity of the Corporation’s financial statements and financial reporting process, including the system of internal control over financial reporting, the audit process and the processes for identifying, evaluating and managing the Corporation’s principal risks impacting financial reporting;

•	compliance with legal and regulatory requirements, other than those otherwise assigned from time to time by the Board;

•	financial oversight of Pension Plan management;

•	the qualifications and independence of the independent auditor; and

•	the Corporation’s internal audit function.

Consistent with these functions, the Finance & Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation’s policies, procedures and practices.

Approval of Charter

The Committee shall review and reassess annually the adequacy of this Charter.  Future changes of a material nature to this Charter require approval by the Board based on the recommendation of this Committee.

Authority to make minor technical amendments to this Committee Charter is delegated to the Corporate Secretary of the Company, who shall report any amendments to the Committee and Board of Directors at its next meeting.

Structure and Composition

The Finance & Audit Committee shall consist of no fewer than three members from among the Board.

Each member of the Finance & Audit Committee shall: (i) be free from any relationship that, in the opinion of the Board, would reasonably be expected to interfere with the exercise of his or her independent judgment as a member of the Finance & Audit Committee; and (ii) meet the independence and financial literacy requirements of all applicable corporate, exchange and securities statutes, rules and regulations in Canada and the United States (the “Regulations”).

Each member of the Finance & Audit Committee shall be financially literate as contemplated by applicable regulations and as determined by the Board in its business judgment.

At least one member of the Audit Committee shall be an “audit committee financial expert” as such term is defined by the Regulations. The Board shall make determinations as to whether any particular member of the Finance & Audit Committee satisfies this requirement.

The members of the Finance & Audit Committee shall be appointed by the Board annually or until their successors are duly appointed on the recommendation of the EHS & Governance Committee.

The Board shall normally designate the Chair of the Finance & Audit Committee. In the event that a Board designation is not made, the members of the Finance & Audit Committee shall elect a Chair by majority vote of the full Finance & Audit Committee.

In the event that the Chair of the Finance & Audit Committee does not attend a meeting of the Finance & Audit Committee, the members of the Finance & Audit Committee shall elect a temporary Chair for such meeting by majority vote of the members in attendance at the meeting.

Once appointed, Committee members shall cease to be a member of the Committee upon removal by the Board at any time for any reason.

Members of the Finance & Audit Committee shall not simultaneously serve on the audit committees of more than three public companies, including the Corporation, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Finance & Audit Committee.

Compensation for Committee members shall be approved by the Board on the recommendation of the EHS & Governance Committee.

Meetings

The Finance & Audit Committee shall meet at least quarterly and more frequently as circumstances dictate.

A majority of Finance & Audit Committee members present in person or by phone is required for meeting quorum.

The Finance & Audit Committee shall meet separately at their quarterly meetings with management, the Internal Auditor, the Director, Corporate Compliance, and the independent auditor in separate committee sessions.

The Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Vice President Tax and Treasury, Vice President Financial Planning and Analysis, Vice President Internal Audit and Risk and Corporate Secretary of the Corporation and representatives of the independent auditor shall normally attend meetings of the Finance & Audit Committee. The Finance & Audit Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditor to attend a meeting of the Finance & Audit Committee or to meet or provide consultations to the Finance & Audit Committee or any member thereof.   Others may also attend meetings as the Finance & Audit Committee may request.

Notice of all meetings of the Finance & Audit Committee shall be sent to all Finance & Audit Committee members and to those persons referred to in the preceding paragraph.

Chair

The Chair of the Committee shall have the duties and responsibilities set forth in Appendix "A".

Resolutions

Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

Responsibilities and Duties

(i)           Minutes and Reporting to the Board

The Finance & Audit Committee shall prepare written minutes of all of its meetings.  The Finance & Audit Committee shall make regular reports to the Board, but not less frequently than quarterly.  In addition, after each meeting of the Finance & Audit Committee, the Chair of the Finance & Audit Committee or designate shall report to the Board on the significant matters addressed by the Finance & Audit Committee at such meeting and a copy of the minutes shall be made available to all members of the Board.

(ii)          Selection, Evaluation and Oversight of Independent Auditor

With respect to the Corporation’s independent auditor the Finance & Audit Committee shall:

•	have the sole authority to recommend to the Board the appointment, retention or replacement of the independent auditor (subject, if applicable, to shareholder approval)

•	be directly responsible for establishing the compensation of the independent auditor

•	have the independent auditor report directly to the Finance & Audit Committee and otherwise be directly responsible for overseeing the work of the independent auditor

•	have the authority to communicate directly with the independent auditor

•
meet with the independent auditor prior to the annual audit to discuss the planning, scope and staffing of the audit and approve the selection of the coordinating partner having primary responsibility for the audit

•	provide for the periodic rotation of the coordinating partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law

•	at least on an annual basis, evaluate the qualifications, performance and independence of the independent auditor and the senior audit partners having primary responsibility for the audit

•
obtain and review a report from the independent auditor at least annually regarding: (i) the independent auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or raised by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (iii) any steps taken to deal with any issues, (iv) all relationships between the independent auditor and the Corporation, and (v) the independence of the independent auditor as required by the Regulations

•	review and approve the Corporation’s hiring policies regarding partners, employees and former partners and employees of the present and former independent auditor

•
obtain confirmation from management that the Corporation has not hired employees or former employees of the independent auditor who have participated in any capacity in the audit of the Corporation for the immediately previous 12 month period

•	pre-approve all auditing services and permitted non-audit services (including fees and terms thereof) to be performed for the Corporation or its subsidiaries by the independent auditor

(iii)          Internal Audit

With respect to the Corporation’s lead of internal audit (the “Internal Auditor”), the Finance & Audit Committee shall:

•	have the authority to approve the appointment and termination of the Internal Auditor

•	have the Internal Auditor report directly on a functional basis to the Finance & Audit Committee (although the Internal Auditor may report administratively to the CEO or the CFO)

•	have the authority to communicate directly with the Internal Auditor

•	meet with the Internal Auditor to discuss the planning, scope and staffing of the internal audit plan

•
approve the internal audit mandate and annual plan, including the responsibilities, budget, compensation and staffing of the Corporation’s internal audit function, through inquiry with the Corporation’s independent auditor, management and the Corporation’s internal auditing department

(iv)          Corporate Compliance

With respect to the Corporation’s lead of corporate compliance (the “Director, Corporate Compliance”), the Finance and Audit Committee shall:

•	have the authority to approve the appointment and termination of the Director, Corporate Compliance

•
have the Director, Corporate Compliance report directly on a functional basis to the Finance & Audit Committee (although the Director, Corporate Compliance may report administratively to the General Counsel)

•	have the authority to communicate directly with the Director, Corporate Compliance

•	meet with the Director, Corporate Compliance to discuss the planning, scope and staffing of the corporate compliance plan

•
approve the corporate compliance mandate and annual plan, including the responsibilities, budget, compensation and staffing of the Corporation’s corporate compliance function, through inquiry with the Corporation’s independent auditor, management and the Corporation’s corporate compliance department

•	receive quarterly reports from the Director, Corporate Compliance on the corporate compliance function and its activities

(v)           Financial Reporting of Quarterly Financial Results

With respect to the Corporation’s reporting of unaudited quarterly financial results, the Finance & Audit Committee shall:

•	prior to their public release and filing with securities regulatory agencies, review and discuss with management, the internal auditor and the independent auditor:

o	earnings press release

o	financial statements and notes thereto

o	management’s discussion and analysis

The review of the Corporation’s unaudited quarterly financial results shall include:

•	critical accounting policies and practices

•
significant financial reporting issues and judgments (e.g. estimates and reserves) made in the preparation of the Corporation’s financial statements, including any significant changes in the Corporation’s selection or application of accounting principles

•	the extent to which changes or improvements in financial or accounting practices, as approved by the Finance & Audit Committee, have been implemented

•	results of the independent auditor’s review

•	any written communications between the independent auditor and management (e.g. management letters, schedule of unadjusted differences)

•	any significant disagreements among management and the independent auditor in connection with the preparation of financial statements

•
adequacy of internal controls over financial reporting and any major issues as to the adequacy of the Corporation’s internal controls and any special steps adopted in light of material control deficiencies

•	management certifications of reports filed by the Corporation pursuant to applicable regulations

•	the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation’s financial statements

•	the Corporation’s use of “pro forma” or “adjusted” non-GAAP information

•	the Corporation’s use of forward-looking financial guidance

•	any correspondence with, or published reports by, regulators or governmental agencies which raise material issues regarding the Corporation’s financial statements or accounting policies

•	approve the unaudited quarterly financial statements of the Corporation

(vi)         Financial Reporting of Year-End Financial Results

With respect to the Corporation’s annual audit, the Finance & Audit Committee shall:

•	prior to their public release and filing with securities regulatory agencies, review and discuss with management, the internal auditors and the independent auditor, the:
o	earnings press release
o	financial statements and notes thereto
o	management’s discussion and analysis
o	results of the independent auditor’s audit

The review of the Corporation’s audited financial results shall include:

o	all matters described above under “Financial Reporting of Quarterly Financial Results”
o	results of the independent auditor’s audit
o
discussions with the independent auditor on the matters required to be discussed by Statement on Auditing Standards No. 61, including significant adjustments, management judgments and accounting estimates, significant new accounting policies, any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management

o
a report from the independent auditor describing (i) all critical accounting policies and practices to be used, (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor and (iii) other material communications between the independent auditor and management, such as the annual management letter or schedule of unadjusted differences

•	recommend to the Board whether the audited consolidated financial statements of the Corporation should be approved by the Board

(vii)         Financial Oversight of Pension Plan Management

With respect to the Corporation’s management of Pension Plans, the Finance & Audit Committee shall fulfill duties related to financial oversight of pension plan management including funding, asset management, and reporting.

The review of the Corporation’s Pension Plan’s shall include:

•	External Auditor reports and financial statements of the plans, including compliance with pension reporting regulations

•	Actuarial valuations and contribution and funding policies

•	Plan solvency and compliance with pension legislation

•	Review of the investment fund strategy and performance and investment manager selection

(viii)        Regulatory Filings and Guidance

The Finance & Audit Committee shall:

•
consider the effectiveness of the procedures that are in place for the review of the Corporation’s public disclosure of financial information extracted or derived from the Corporation’s financial statements, other than management’s discussion and analysis and annual and interim earnings press releases, and shall periodically assess the adequacy of those procedures

•	issue any reports required of the Finance & Audit Committee to be included in the Corporation’s annual proxy statement

•	prior to their public release or filing with securities regulatory agencies, review and recommend to the Board the approval of the following documents:
o	Annual Information Form
o	Annual Report on Form 40-F
o	prospectuses
•
review financial information and review and approve annual earnings guidance provided by the Corporation to analysts and rating agencies or which the Corporation or any of its officers or employees intends to publicly disclose by way of press release (other than press releases referred to under “Financial Reporting of Quarterly Financial Results” and under “Financial Reporting of Year-End Financial Results”) or otherwise (which review may be done generally (i.e., discussion of the types of information to be provided or disclosed and type of presentations to be made);  the Finance & Audit Committee need not discuss in advance each instance in which the Corporation may provide or disclose earnings guidance)

(ix)         Related Party Transactions and Off-Balance Sheet Structure

The Finance & Audit Committee shall:

•
review all proposed related-party transactions including those between the Corporation and its officers or directors and, if deemed appropriate, recommend approval of any particular transaction to the Board

•	review all material off-balance sheet structures to which the Corporation is a party

(x)           Internal Controls, Risk Management and Legal Matters

The Finance & Audit Committee shall:

•	consider the effectiveness of the Corporation’s internal controls over financial reporting

•
discuss with management the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management policies including the use of derivative financial instruments. Areas to be considered in this respect include:

o	insurance coverage
o	foreign currency exposure
o	interest rate exposure
•	review with management at least annually reports demonstrating compliance with risk assessment and with risk management policies

•
review quarterly with management, and if necessary, the Corporation’s counsel, any legal matter which could reasonably be expected to have a material impact on the Corporation’s financial statements or accounting policies

•
review the yearly report prepared by management, and attested to by the Corporation’s independent auditor, assessing the effectiveness of the Corporation’s internal control over financial reporting and stating management’s responsibility for establishing and maintaining adequate internal control over financial reporting prior to its inclusion in the Corporation’s annual filings under applicable securities laws

•	review quarterly with the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Internal Auditor and Independent Auditor, periodically, the following:
o
all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Corporation’s ability to record, process, summarize and report financial information; and

o	any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal control over financial reporting
•	review and approve the Corporation’s disclosure policy

(xi)         Capital Structure, Investment and Cash Management Policies, Disclosure Policy

The Finance & Audit Committee shall:

•	review and recommend any changes to the Corporation’s capital structure

•	review and approve the Corporation’s treasury management policies

•	review and approve the Corporation’s disclosure policy

•	review and approve any inter-company capital transactions

•	review and approve any tax planning proposals

(xii)       “Whistle Blower” and Related Procedures

The Finance & Audit Committee shall oversee the establishment of procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal controls, auditing matters or fraud, and for the confidential and/or anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters, internal control failures or fraud, which procedures shall include the requirement to advise the Finance & Audit Committee of all such complaints received.

(xiii)        Review of Charter and Self-Assessment

The Finance & Audit Committee shall:

•	review and reassess annually the adequacy of this Charter

•	review annually the Finance & Audit Committee’s own performance

(xiv)        Other Activities

The Finance & Audit Committee shall carry out such other activities consistent with this Charter, the Corporation’s by-laws and governing law, that the Finance & Audit Committee or the Board deems necessary or appropriate.

Resources and Authority

The Finance & Audit Committee shall have the authority to retain independent legal, accounting or other advisors, including consulting with the national office of the independent auditor, as it determines necessary to carry out its duties. The Corporation shall provide for appropriate funding, as determined by the Finance & Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services and to any advisors employed by the Finance & Audit Committee and for ordinary administrative expenses of the Finance & Audit Committee.

The Finance & Audit Committee shall have the authority to conduct any investigation necessary and appropriate to fulfilling its duties and in connection therewith, to inspect all books and records of the Corporation and its subsidiaries and to discuss such books and records and any matters relating to the financial position, risk management and internal controls of the Corporation and its subsidiaries with the officers of the Corporation and with the independent auditor.

Limitations on Committee’s Duties

It is recognized that members of the Finance & Audit Committee are not full-time employees of the Corporation and do not represent themselves to be accountants or auditors by profession.  Each member of the Finance & Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Corporation from whom such member receives information, and (ii) the accuracy of the financial and other information provided to the Finance & Audit Committee by such persons or organizations absent actual knowledge to the contrary.

While the Finance & Audit Committee has the responsibilities and power set forth in this Charter, it is not the duty of the Finance & Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of either management and/or the independent auditor.

In discharging its duties, each member of the Committee shall be obliged only to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Nothing in this Charter, including designating any member of the Committee as an “audit committee financial expert” is intended, or should be determined to impose on any member of the Committee a standard of care or diligence that is in any way more onerous or extensive than the standard to which all members of the Board are subject.

The essence of the Committee’s responsibilities is to monitor and review the activities described in this Charter to gain reasonable assurance (but not to ensure) that such activities are being conducted properly and effectively by the Corporation.

Appendix A – Position Description of Chair of the Finance & Audit Committee

In addition to the duties and responsibilities set out in the Board of Directors Charter and the Charter of the Finance & Audit Committee, the chair (the "Chair") of the Finance & Audit Committee (the "Committee) of Nordion Inc. (the "Company") has the duties and responsibilities described below.  The Committee Chair will:

1.	Provide overall leadership to enhance the effectiveness of the Committee, including:

a.	Recommend and oversee the appropriate structure, composition, membership and activities delegated to the Committee;

b.	Chair all meetings of the Committee and manage agenda items so appropriate consideration can be given to agenda items;

c.	Encourage Committee members to ask questions and express viewpoints during meetings;

d.	Schedule and set the agenda for Committee meetings with input from other Committee members, the Chair of the Board of Directors and management as appropriate;

e.	Facilitate the timely, accurate and proper flow of information to and from the Committee;

f.	Arrange for management, internal personnel, external advisors and others to attend and present at Committee meetings as appropriate;

g.	Arrange sufficient time during Committee meetings to fully discuss agenda items; and

h.	Carry out the responsibilities and duties of the Committee, as outlined in its Charter and review the Charter and duties and responsibilities with Committee members on an annual basis;

2.	Foster ethical and responsible decision-making by the Committee and its individual members.

3.	Provide for in-camera sessions at the quarterly meetings of the Committee and at such times as required.

4.	Following each meeting of the Committee, report to the Board of Directors on the activities, findings and any recommendations of the Committee.

5.	Carry out such other duties as may reasonably be requested by the Board of Directors.

SCHEDULE B – GLOSSARY

Key Acronyms:
ALARA	As low as reasonably achievable
AECL
Atomic Energy of Canada Limited

A nuclear technology and services company providing services to utilities worldwide. AECL delivers a range of nuclear services including R&D support, design and engineering to specialized technology, waste management and decommissioning.

ANSTO	Australian Nuclear Science and Technology Organization
CANDU	CANada Deuterium Uranium A Canadian-invented, pressurized heavy water reactor.
CBCA	Canada Business Corporations Act The law applicable to business corporations incorporated to carry on business throughout Canada.
CFPOA	Corruption of Foreign Public Officials Act A corruption law in force in Canada. It is often referred to as the Canadian equivalent to the Foreign Corrupt Practices Act (FCPA).
CIC	China Isotope Corporation
CICA	Canadian Institute of Chartered Accountants
CMS	Centers for Medicare and Medicaid Services U.S. federal agency which administers Medicare, Medicaid, and the State Children's Health Insurance Program.
CNSC
Canadian Nuclear Safety Commission

An independent federal government agency that regulates the use of nuclear energy and material to protect health, safety, security and the environment and to respect Canada’s international commitments on the peaceful use of nuclear energy.

Co-59 and Co-60	Cobalt-59 and Cobalt-60 Co-59 is the stable form of Cobalt. Co-60 is the radioactive isotope of Co-59. Co-60 has a half-life of 5.2 years.
CRO
Contract Research Organization

CRO is a service organization that provides support to the pharmaceutical and biotechnology industries in the form of outsourced pharmaceutical research services (for both drugs and medical devices).

DSU	Deferred Share Units

EBITDA	Earnings before interest, tax, depreciation and amortization
EHS & Governance	Environment Health Safety & Governance
EMEA	European Medicines Agency
FCPA
Foreign Corrupt Practices Act

U.S. federal law known primarily for two of its main provisions, one that addresses accounting transparency requirements under the Securities Exchange Act of 1934 and another concerning bribery of foreign officials.

FDA	Food and Drug Administration The U.S. regulatory agency charged with maintaining the safety of food, drugs, and cosmetics.
FDCFA	Facilities Development and Construction Funding Agreement A loan agreement between the Government of Canada and Nordion for C$100 million of which C$68 million is outstanding.
FM Global	Factory Mutual Global
GAAP
Generally Accepted Accounting Principles

The standard framework of guidelines for financial accounting. It includes the standards, conventions, and rules accountants follow in recording and summarizing transactions, and in the preparation of financial statements.

GCE	Gamma Centre of Excellence
GCP and GLP
Good Clinical Practices and Good Laboratory Practices

Standards for the conduct of clinical trials (including laboratory studies), the data from which are expected to be submitted to a regulatory agency such as the FDA. In the case of GLP, these practices are defined by regulation. GCP have arisen from general accepted clinical practices within the industry.

GMP or cGMP
Good Manufacturing Practice or Current Good Manufacturing Practice

Part of an approved quality system covering the manufacture and testing of active pharmaceutical ingredients, diagnostics, foods, pharmaceutical products, and medical devices.

HCC	Hepatocellular Carcinoma The most common primary malignant or cancerous tumor of the liver.

HDE
Humanitarian Device Exemption

A Humanitarian Use Device (HUD) is a device that is intended to benefit patients by treating or diagnosing a disease or condition that affects or is manifested in fewer than 4,000 individuals in the United States per year. To obtain approval for an HUD, a humanitarian device exemption (HDE) application is submitted to FDA. An HDE is similar in both form and content to a pre-market approval (PMA) application, but is exempt from the effectiveness requirements of a PMA.

HEU	Highly Enriched Uranium Uranium that contains the isotope Uranium-235 in a concentration of 20% or more. Naturally occurring uranium has a Uranium-235 content of about 0.7%.
HFR	High Flux Reactor
IAEA	International Atomic Energy Agency
IPFA	Isotope Production Facilities Agreement
JSC Isotope	Open Joing Stock Company “Isotope”
LEU	Low-Enriched Uranium Uranium that contains the isotope Uranium-235 in a concentration 20% or less.
NECSA	South African Nuclear Energy Corporation
OPG	Ontario Power Generation
MAPLE
Multipurpose Applied Physics Lattice Experiment

The MAPLE (Multipurpose Applied Physics Lattice Experiment) is a pool-type reactor with a compact core of low-enriched uranium fuel surrounded by a vessel of heavy water.

MD&A	Management Discussion and Analysis A section of a company’s financial report in which management discusses numerous aspects of the company, both past and present.
Mo-99	Molybdenum-99 A radioactive chemical formed by nuclear reactions including the fission of uranium. Mo-99 decays into Technetium-99m (Tc-99m), the most common isotope used for medical purposes.
NCIB	Normal Course Issuer Bid The action of a company buying back its own outstanding shares from the market so it can cancel them.

NRU	National Research Universal Nordion’s primary source of reactor-based medical isotopes.
PET
Positron Emission Tomography

A diagnostic imaging technology that involves the injecting of a positron-emitting radioisotope into a patient. The positron emission creates gamma rays that are detected by a camera to provide an image of an organ, tumor, or other body system.

PMA	Pre-market approval
PPACA	Patient Protection and Affordable Care Act
PVT	Portal Vein Thrombosis A blood clot that forms within a vein affecting the hepatic portal vein, which can lead to portal hypertension and reduction in the blood supply to the liver.
SPECT
Single Photon Emission Computed Tomography

A diagnostic imaging technology that involves the injection of a gamma ray-emitting radioisotope into a patient. The gamma ray is detected by a camera that allows a physician to see a three-dimensional image of a particular organ or body system. A SPECT scan is often used to visualize blood flow in the heart and other organs.

RIAR	Research Institute of Atomic Reactors
RSU	Restricted share unit
SEDAR	System for Electronic Document Analysis and Retrieval
SPECT	Single Photon Emission Computed Tomography
TACE	Transarterial chemo-embalization A procedure in which the blood supply to a tumor is blocked (embolized) and chemotherapy is administered directly into the tumor.
Tc-99m	Technetium-99m Tc-99m is the metastable nuclear form of Techentium-99.
TQNPC	Third Qinshan Nuclear Power Company
Y-90	Yttrium-99 A radioactive chemical used in medical isotopes.

Technical Terms:

Antibody	Proteins that are found in blood or other bodily fluids, and are used by the immune system to identify and neutralize foreign objects, such as bacteria and viruses.
Bioequivalence	The study of different formulations of the same drug to determine if the metabolic effects are equivalent.
Biotechnology	The scientific manipulation of living organisms, especially at the molecular genetic level, to produce useful products.
Clinical Trials
Broadly, the regulated process by which new drugs proceed after discovery through to acceptance for marketing to patients. The term most correctly refers to the period during which new compounds are tested in human subjects and encompasses the following broad phases:

Credit Facility
A type of loan made in a business or corporate finance context. Specific types of credit facilities are: revolving credit, term loans, committed facilities, letters of credit and most retail credit accounts.

Phase I	Segment of clinical trials research allocated to assessing the safety, tolerance, and pharmacokinetics of a new drug generally using otherwise healthy study subjects.
Phase II	Segment of clinical trials research allocated to assessing the safety and efficacy of a new drug in selected disease states using patients having the condition.
Phase III
Segment of clinical trials research allocated to assessing the safety and efficacy of a new drug often in comparison with standard therapies, conducted in an expanded, multi-centre manner using patients having the condition.

Phase IV	Follow-on clinical studies completed after the FDA has approved the new drug for marketing.
Pre-Market Approval	The U.S. FDA process of scientific and regulatory review to evaluate the safety and effectiveness of certain medical devices.
Cyclotron	A form of particle accelerator that can be used to produce radioisotopes.
Decay
A spontaneous radioactive process by which the number of radioactive isotopes in a material decreases over time resulting in the release of a defined amount of radiant energy/particles and/or the creation of different isotopes.

Efficacy	Capacity for producing a desired result or effect.
Electron (or E) Beam	A type of particle accelerator that creates a stream of high-energy electrons.
Gamma Radiation	Very high-energy electromagnetic radiation that is released from the decay of radioactive sources.
Generator	A device used to extract an isotope from a source of a decaying parent radioisotope.

Half-life	The time required for radioisotopes to decay to one-half the level of radioactivity originally present.
Heavy Water	Water that is highly enriched in deuterium.
Humanitarian Use Device	A device that is intended to benefit patients in the treatment and diagnosis of diseases or conditions that affect or is manifested in fewer than 4,000 individuals in the United States per year.
Irradiation	The process of exposing product or materials to radiation, including X-rays, electrons or neutrons under controlled conditions.
Isotope
A form of an element having the same number of protons (electrically positive particles) but a different number of neutrons from its ordinary state. Most elements exist in more than one form of isotope, and most isotopes are stable (unchanging). Isotopes are typically identified by an element name followed by a number (e.g. Mo-99).

Kinase Inhibitor	A type of enzyme inhibitor that specifically blocks the action of one or more protein kinases.
Molybdenum-99	The most common isotope used for medical purposes. It is processed into technetium-99m for these purposes.
Nuclear Reactor	A device that initiates and controls a sustained nuclear chain reaction.
Particle Accelerator	A machine that increases the kinetic energy of electrons or protons by accelerating them through electric fields.
Radiation	A process in which energetic particles or waves travel through a medium or space.
Radioisotopes
An isotope that is unstable and returns to a stable state through the release of energy in a process called decay. Nordion processes and distributes radioisotopes for use in medical applications and for sterilization processing.

Radioembolization	A type of selective internal radiation therapy.
Radiofrequency Ablation	A medical procedure where part of the electrical conduction system of the heart, tumor or other dysfunctional tissue is removed using high frequency alternating current to treat a medical disorder.
Radiopharmaceuticals
A specially designed pharmaceutical having as part of its ingredients a minute amount of a radioisotope. After injection or ingestion, the radiopharmaceutical is designed to collect in specific organs or types of cells such as tumor cells.

Substantial Issuer Bid
Substantial Issuer Bid is a process that allows a company to buy back its shares from shareholders. A company offers to repurchase a specific number of shares within a set price range, and shareholders are invited to tender shares during the offer period. Shareholders must specify the lowest price within the range that they are willing to accept. At the end of the offer period, the company collects investor offers and selects the lowest tendered price that allows it to buy the maximum number of shares up to a pre-determined dollar amount. This price becomes the purchase price and all shares that are tendered at or below the purchase price are purchased by the company.

Target	The material that when irradiated produces isotopes.